UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

WHIRLPOOL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person (s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. (S) 240.14a-101

SEC 1913 (3–99)

WHIRLPOOL CORPORATION

Administrative Center

2000 North M-63

Benton Harbor, Michigan 49022-2692

To Our Stockholders:

It is my pleasure to invite you to attend the 2011 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 19, 2011 at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois.

At the meeting, stockholders will vote on the matters set forth in the formal notice of the meeting that follows on the next page. In addition, we will discuss Whirlpool’s 2010 performance and the outlook for this year, and answer your questions.

A financial supplement containing important financial information about Whirlpool is contained in Part II of this booklet. We have also included with this booklet an annual report that includes summary financial and other important information.

We are pleased to once again furnish proxy materials to our stockholders on the Internet. We believe this approach provides our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the meeting. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in Part I of this booklet.

Your vote is important and much appreciated!

JEFF M. FETTIG Chairman of the Board and Chief Executive Officer	February 28, 2011

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

The 2011 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at 120 East Delaware Place, 8th Floor, Chicago, Illinois, on Tuesday, April 19, 2011, at 8:00 a.m., Chicago time, for the following purposes:

1.	to elect eight persons to Whirlpool’s Board of Directors;

2.	to hold an advisory vote on executive compensation;

3.	to hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

4.	to ratify the appointment of Ernst & Young LLP as Whirlpool’s independent registered public accounting firm for 2011;

5.	to vote on a stockholder proposal, if properly presented at the meeting, to allow stockholder action by written consent;

6.	to vote on a stockholder proposal, if properly presented at the meeting, to require stockholder approval of certain future severance agreements with senior executives; and

7.	to transact such other business as may properly come before the meeting.

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to April 19, 2011 at Whirlpool’s Administrative Center, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

By Order of the Board of Directors

ROBERT J. LAFOREST Corporate Secretary and Group Counsel	February 28, 2011

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PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on April 19, 2011:

This Proxy Statement and the Accompanying Annual Report are Available at:

www.whirlpoolcorp.com/annualreportandproxy

Among other things, this proxy statement contains information regarding the date, time and location of the meeting, the matters being submitted to the stockholders, and how to vote in person. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at (269) 923-2641 or via e-mail at investor_relations@whirlpool.com.

INFORMATION ABOUT WHIRLPOOL CORPORATION

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances. We manufacture in 12 countries and market products in nearly every country around the world under brand names such as Whirlpool, Maytag, KitchenAid, Jenn-Air, Roper, Estate, Admiral, Amana, Bauknecht, Ignis, Brastemp, Consul, and Acros. We have approximately 71,000 employees worldwide. Our headquarters are located in Benton Harbor, Michigan, and our address is 2000 North M-63, Benton Harbor, Michigan 49022-2692. Our telephone number is (269) 923-5000.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Our 2011 annual meeting of stockholders will be held on Tuesday, April 19, 2011, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois. All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, please note that you may be asked to present valid picture identification. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the meeting other than those operated by Whirlpool or its designees.

Information about this proxy statement

Why you received this proxy statement. You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information we are required to provide to you under the rules of the Securities and Exchange Commission and which is designed to assist you in voting your shares. On or about March 9, 2011, we intend to mail to our stockholders of record as of the close of business on February 21, 2011, a notice containing instructions on how to access this proxy statement and our annual report online. To serve you more efficiently and reduce costs, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., Shareholder Services, at P.O. Box 43069, Providence, Rhode Island 02940-3069; phone number: 877-453-1504; TDD/TTY for hearing impaired: 800-952-9245.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. On or about March 9, 2011, we intend to mail to our stockholders a notice containing instructions on how to access this proxy statement and our annual report and vote online. If you receive a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you receive a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

Householding. The Securities and Exchange Commission’s rules permit us to deliver a single notice or set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice or set of annual meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any stockholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Investor Communication Solutions, Inc. at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Who can vote

The record date for determining stockholders entitled to vote at the annual meeting is February 21, 2011. Each of the approximately 76,047,063 shares of Whirlpool common stock issued and outstanding on that date is entitled to one vote at the annual meeting.

Information about voting and revocation of proxies

A notice containing instructions on how to access this proxy statement electronically cannot be used to vote your shares. The notice does, however, provide instructions on how to vote by Internet, or by requesting and returning a paper proxy card or voting instruction card.

If your shares are held in your name, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the proxy materials.

By Internet - If you have Internet access, you may submit your proxy by following the instructions provided in the notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By Telephone - If you have Internet access, you may obtain instructions on voting by telephone by following the Internet access instructions provided in the notice of electronic availability. If you received printed proxy materials, your proxy card or voting instruction card will provide instructions on voting by telephone.

By Mail - If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions provided by your broker, nominee or trustee, and mailing it in the enclosed envelope.

If you do not specify how you want to vote your shares on your proxy card or voting instruction card, or by voting over the Internet or telephone, we will vote them FOR the nominees named for director, FOR the approval of the compensation of Whirlpool’s named executive officers (“NEOs”), for 1 Year representing the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation, FOR ratification of the appointment of Ernst & Young, and AGAINST the two stockholder proposals.

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised in any of three ways: (1) by submitting written notice of revocation to Whirlpool’s Corporate Secretary, Robert J. LaForest; (2) by submitting another proxy via the Internet, by telephone, or by mail that is later dated and, if by mail, that is properly signed; or (3) by voting in person at the meeting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

If you participate in the Whirlpool 401(k) Retirement Plan and hold shares of Whirlpool stock in your plan account as of the record date, you will receive a request for voting instructions from the plan trustee (Vanguard) with respect to your plan shares. If you hold Whirlpool shares outside of the plan, you will vote those shares separately. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m. Eastern time on April 14, 2011, the Whirlpool shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the Plan. You may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting plan shares.

Broadridge Investor Communication Solutions, Inc. will act as the independent inspector of election and will certify the results.

Confidentiality of votes

Whirlpool’s Board has adopted a policy requiring all stockholder votes to be kept confidential from management except when disclosure is required by law and in other limited circumstances.

Quorum

Stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Required vote

Item 1 (Election of Directors). For more information on director elections, see “Board of Directors and Corporate Governance – Majority Voting for Directors; Director Resignation Policy” later in this proxy statement. For the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director must receive the majority of the votes cast with respect to that director (number of shares voted “for” a director must exceed the number of votes cast “against” that director).

Item 2 (Advisory Vote on Executive Compensation). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve Whirlpool’s executive compensation.

Item 3 (Advisory Vote on Frequency of Advisory Vote on Executive Compensation). The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders.

Item 4 (Ratification of Ernst & Young LLP). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the ratification of Ernst & Young as Whirlpool’s independent registered public accounting firm.

Items 5 and 6 (Stockholder Proposals). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the stockholder proposals, if properly presented at the meeting.

Other Business. The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve any other matter that may properly come before the meeting.

Abstentions and broker non-votes

Abstentions will have no effect on Items 1 and 3. Abstentions will be treated as being present and entitled to vote on Items 2 and 4, and on Items 5 and 6 if properly presented at the annual meeting, and therefore, will have the effect of votes against such proposals. If you do not provide your broker or other nominee with instructions on how to vote your street name shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker non-vote) such as Items 1, 2, 3, 5 and 6. Shares subject to a broker non-vote will not be considered entitled to vote with respect to Items 1, 2, 3, 5 and 6, and will not affect the outcome on those Items. Please note that brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

Other business

If any nominee named herein for election as a director is not available to serve, the accompanying proxy will be voted in favor of the remainder of those nominated and may be voted for a substitute person. Whirlpool expects all nominees to be available and knows of no matter to be brought before the annual meeting other than those covered in this proxy statement. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

Solicitation costs

Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $12,500 plus certain expenses for assistance by D.F. King & Co., Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, and Whirlpool employees and by D.F. King & Co., Inc. personally and by mail, telephone, or other electronic means.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2012 MEETING

Our annual meeting of stockholders is generally held the third Tuesday in April. Any stockholder proposal that you intend to have us include in our proxy statement for the annual meeting of stockholders in 2012 must be received by us by November 10, 2011, and must otherwise comply with the Securities and Exchange Commission’s rules in order to be eligible for inclusion in the proxy statement and proxy form relating to this meeting. Other proposals or a nomination for director to be submitted from the floor of the annual meeting of stockholders in 2012 must be received by the Corporate Secretary of Whirlpool personally or by registered or certified mail by January 18, 2012 and satisfy the procedures set forth in Whirlpool’s By-laws.

ITEM 1 – DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

As the world’s leading manufacturer and marketer of major home appliances with revenues of over $18 billion and global operations, we believe our Board should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications, or skills in one or more of the following areas are most important: international operations; marketing/branded consumer products; manufacturing; sales and distribution; legal/regulatory and government affairs; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; design, innovation, and engineering; and board practices of other major corporations. These areas are in addition to the personal qualifications described in the section entitled “Director Nominations to be Considered by the Board” later in this proxy statement. We believe that all our current Board members possess the professional and personal qualifications necessary for board service, and have highlighted certain particularly noteworthy attributes for each Board member in the individual biographies below. In addition, length of service on our Board has provided several directors with significant exposure to both our business and the industry in which we compete.

We currently have 14 directors on the Board, three of whom are not nominees for reelection (Ms. Stoney and Dr. Stern have reached the Board’s mandatory retirement age under Whirlpool’s Corporate Governance Guidelines, and Mr. Cain is making a bid for political office). The directors were formerly divided into three classes, with each class serving for a three-year period. Beginning with the 2010 annual meeting, directors who are elected will serve until our next annual meeting of stockholders and will need to stand for reelection annually. The Board recommends a vote FOR the election of each of the directors nominated below.

Nominees for a term to expire in 2012

SAMUEL R. ALLEN, 57, has served as a director since 2010. Mr. Allen has been Chairman and Chief Executive Officer of Deere & Co., a farm machinery and equipment company, since February 2010, and a director since June 2009. Mr. Allen joined Deere & Co. in 1975 and since that time has held positions of increasing responsibility. As a result of these and other professional experiences, Mr. Allen possesses particular knowledge and experience in international operations and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience. A third party search firm recommended Mr. Allen to Whirlpool’s Corporate Governance and Nominating Committee and Board, after being brought to the search firm’s attention by Whirlpool’s Chief Executive Officer.

JEFF M. FETTIG, 54, has served as a director since 1999. Mr. Fettig has been Chairman of the Board and Chief Executive Officer of Whirlpool since 2004 after holding other positions of increasing responsibility since 1981. Mr. Fettig is also a director of The Dow Chemical Company (since 2003). As a result of these and other professional experiences, Mr. Fettig possesses particular knowledge and experience in marketing/branded consumer products and sales and distribution that strengthen the Board’s collective qualifications, skills, and experience.

MICHAEL F. JOHNSTON, 63, has served as a director since 2003. Mr. Johnston retired from Visteon Corporation, an automotive components supplier, in 2008. At Visteon, he served as Chairman of the Board, Chief Executive Officer, President, and Chief Operating Officer at various times since 2000. In May 2009, Visteon filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Visteon, Mr. Johnston held various positions in the automotive and building services industry. Mr. Johnston is also a director of Flowserve Corporation (since 1997) and Armstrong World Industries, Inc. (since 2010). As a result of these and other professional experiences, Mr. Johnston possesses particular knowledge and experience in manufacturing and design, innovation, and engineering that strengthen the Board’s collective qualifications, skills, and experience.

WILLIAM T. KERR, 69, has served as a director since 2006 after serving eight years on the board of Maytag Corporation. Mr. Kerr has been President and Chief Executive Officer of Arbitron, Inc., a media and marketing services company, since January 2010 and a director of Arbitron since May 2007. From January 1998 to January 2010, Mr. Kerr was Chairman of the Board of Directors of Meredith Corporation, a diversified media company, and since 1991 held various other positions at Meredith, including Chief Executive Officer, President, and Chief Operating Officer, and was a director of Meredith from 1994 to February 2010. Mr. Kerr is also a director of Interpublic Group of Companies, Inc. (since 2006), and previously served as a director of The Principal Financial Group (2001 to 2010), and Storage Technology Corporation (1998 to 2005). As a result of these and other professional experiences, Mr. Kerr possesses particular knowledge and experience in marketing/branded consumer products and board practices of other major corporations that strengthen the Board’s collective qualifications, skills, and experience.

JOHN D. LIU, 42, has served as a director since 2010. Mr. Liu has been the Chief Executive Officer of Essex Equity Capital Management, an investment management firm, since March 2008. Prior to that time, Mr. Liu was employed for 12 years by Greenhill & Co., Inc., a global investment banking firm, in positions of increasing responsibility including Chief Financial Officer. As a result of these and other professional experiences, Mr. Liu possesses particular knowledge and experience in accounting, finance, and capital structure, and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience. A third party search firm recommended Mr. Liu to Whirlpool’s Corporate Governance and Nominating Committee and Board, after being brought to the search firm’s attention by Whirlpool’s Chief Executive Officer.

MILES L. MARSH, 63, has served as a director since 1990. Mr. Marsh retired from Fort James Corporation, a manufacturer and marketer of consumer paper products, in 2000. At Fort James Corporation, he served as Chairman of the Board, Chief Executive Officer, and President at various times beginning in 1995. Before joining Fort James Corporation, Mr. Marsh held various positions in the food products industry. He previously served as a director of GATX Corporation (1995 to 2006) and Morgan Stanley (1996 to 2005). As a result of these and other professional experiences, Mr. Marsh possesses particular knowledge and experience in international operations and accounting, finance, and capital structure that strengthen the Board’s collective qualifications, skills, and experience.

WILLIAM D. PEREZ, 63, has served as a director since 2009. Mr. Perez has been a Senior Advisor to Greenhill & Co., Inc., a global investment banking firm, since January 2010. Prior to joining Greenhill & Co., Inc., Mr. Perez was President and Chief Executive Officer of the Wm. Wrigley Jr. Company from 2006 to 2008, and President, Chief Executive Officer, and a member of the Board of Nike, Inc. from 2004 to 2006, after spending 34 years at S.C. Johnson at various positions, including Chief Executive Officer and President. Mr. Perez is also a director of Johnson & Johnson (since 2007) and Campbell Soup Company (since 2009) and previously served as a director of Kellogg Company (2000 to 2006). As a result of these and other professional experiences, Mr. Perez possesses particular knowledge and experience in sales and distribution and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

MICHAEL D. WHITE, 59, has served as a director since 2004. Mr. White has been President and Chief Executive Officer of The DIRECTV Group, Inc., a leading provider of digital television entertainment services, since January 2010, Chairman of the Board since June 2010, and a director since November 2009. From February 2003 until December 2009, Mr. White was Chief Executive Officer of PepsiCo International and Vice Chairman, PepsiCo, Inc. after holding positions of increasing importance with PepsiCo since 1990. As a result of these and other professional experiences, Mr. White possesses particular knowledge and experience in marketing/branded consumer products and accounting, finance, and capital structure that strengthen the Board’s collective qualifications, skills, and experience.

Directors whose terms expire in 2012
GARY T. DICAMILLO, 60, has served as a director since 1997. Mr. DiCamillo has been a Partner at Eaglepoint Advisors, LLC, a turnaround, restructuring, and crisis management firm, since January 2010. Prior to joining Eaglepoint Advisors, LLC, Mr. DiCamillo was President and Chief Executive Officer of RADIA International, a professional and commercial staffing company, from 2005 until August 2009. Prior to holding that position, Mr. DiCamillo was President and Chief Executive Officer of TAC Worldwide Companies, a technical and professional staffing company, from 2002 to 2005. From 1995 to 2002, Mr. DiCamillo served as Chairman and Chief Executive Officer of Polaroid Corporation, which filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in October 2001 and emerged from Chapter 11 protection in June 2002. Mr. DiCamillo is a director of Pella Corporation (1993 to 2007, and 2010 to present), The Sheridan Group, Inc. (since 1989), and previously served as a director of 3Com Corporation (2000 to 2010). As a result of these and other professional experiences, Mr. DiCamillo possesses particular knowledge and experience in marketing/branded consumer products and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

KATHLEEN J. HEMPEL, 60, has served as a director since 1994. Ms. Hempel retired from Fort Howard Corporation, a manufacturer of paper and paper products, in 1997. At Fort Howard Corporation, she served as Vice Chairman and Chief Financial Officer, among other positions, beginning in 1973. Ms. Hempel is also a director of Oshkosh Corporation (since 1997) and previously served as a director of Actuant Corporation (2000 to 2008). As a result of these and other professional experiences, Ms. Hempel possesses particular knowledge and experience in accounting, finance, and capital structure and board practices of other major corporations that strengthen the Board’s collective qualifications, skills, and experience.

MICHAEL A. TODMAN, 53, has served as a director since 2006. Mr. Todman has been President, Whirlpool International since January 2010 after holding other positions of increasing responsibility since 1993. Mr. Todman is also a director of Newell Rubbermaid Inc. (since 2007). As a result of these and other professional experiences, Mr. Todman possesses particular knowledge and experience in international operations and sales and distribution that strengthen the Board’s collective qualifications, skills, and experience.

Directors whose terms expire in 2011 who are not nominees for reelection
HERMAN CAIN, 65, has served as a director since 1992 (except from December 2003 to April 2005 during a bid for political office). Mr. Cain has been Chief Executive Officer and President of THE New Voice, Inc., a business and leadership consulting company, since 2004. Before founding THE New Voice, Inc., Mr. Cain held various positions in the banking and food services industries. He is also a director of AGCO Corporation (since 2004) and previously served as a director of Aquila, Inc. (1992 to 2008) and The Reader’s Digest Association, Inc. (2001 to 2007). As a result of these and other professional experiences, Mr. Cain possesses particular knowledge and experience in human resources and development practices and legal/regulatory and government affairs that strengthen the Board’s collective qualifications, skills, and experience.

PAUL G. STERN, 72, has served as a director since 1990. Dr. Stern has been a Partner of the private investment companies Thayer Capital Partners, L.L.P. and Arlington Capital Partners, L.L.P. since 1995 and 1999, respectively, and Chairman of Claris Capital Partners, a private investment banking firm, since 2004. Dr. Stern is also a director of The Dow Chemical Company (since 1992) and previously served as a director of ManTech International Corporation (2004 to 2007). As a result of these and other professional experiences, Dr. Stern possesses particular knowledge and experience in international operations and design, innovation, and engineering that strengthen the Board’s collective qualifications, skills, and experience.

JANICE D. STONEY, 70, has served as a director since 1987 (except for part of 1994 during a bid for political office). Ms. Stoney retired from U S West Communications Group, Inc., a telephone communications company, in 1993. At U S West, she served as Executive Vice President and prior to that President, Communications Consumer Division. Ms. Stoney is also a director of The Williams Companies, Inc. (since 1999) and previously served as a director of Bridges Investment Fund (1999 to 2006). As a result of these and other professional experiences, Ms. Stoney possesses particular knowledge and experience in human resources and development practices and legal/regulatory and government affairs that strengthen the Board’s collective qualifications, skills, and experience.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

During 2010, our Board met seven times and had four committees. The committees consisted of an Audit Committee, a Human Resources Committee, a Corporate Governance and Nominating Committee, and a Finance Committee. Each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.

All directors properly nominated for election are expected to attend the annual meeting of stockholders. In 2010, all of our directors attended the annual meeting of stockholders.

The table below breaks down 2010 committee membership for each committee and each director.

Name	Audit	Human Resources	Corporate Governance & Nominating	Finance
Mr. Allen		X	X
Mr. Cain		X	X
Mr. DiCamillo	Chair			X
Mr. Fettig
Ms. Hempel	X			Chair
Mr. Johnston	X		Chair
Mr. Kerr		X	X
Mr. Liu	X			X
Mr. Marsh	X	X
Mr. Perez		X		X
Dr. Stern		X	X
Ms. Stoney			X	X
Mr. Todman
Mr. White		Chair	X
2010 Meetings	7	4	3	2

Audit Committee

The members of the Audit Committee are Mr. DiCamillo (Chair), Ms. Hempel, Mr. Johnston, Mr. Liu, and Mr. Marsh. Pursuant to a written charter, the Committee provides independent and objective oversight of our accounting functions and internal controls and monitors the objectivity of our financial statements. The Committee assists Board oversight of:

1.	the integrity of our financial statements;

2.	our compliance with legal and regulatory requirements;

3.	the independent registered public accounting firm’s qualifications and independence; and

4.	the performance of our internal audit function and independent registered public accounting firm.

In performing these functions, the Committee is responsible for the review and discussion of the annual audited financial statements, quarterly financial statements and related reports with management, and the independent registered public accounting firm. These related reports include our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee also monitors policies and guidelines with respect to risk assessment and risk management, the adequacy of financial disclosure, retains and/or terminates our independent registered public accounting firm and exercises sole authority to review and approve all audit engagement fees and terms. The Committee approves in advance the nature, extent, and cost of all internal control-related and permissible non-audit services provided by the independent registered public accounting firm; and reviews annual reports from the independent registered public accounting firm regarding its internal quality control procedures.

Under its charter, the Committee is comprised solely of three or more independent directors who meet the enhanced independence standards for audit committee members set forth in the New York Stock Exchange (“NYSE”) listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that each member of this Committee satisfies the financial literacy qualifications of the NYSE listing standards and that Mr. DiCamillo satisfies the “audit committee financial expert” criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing rules.

Human Resources Committee

The members of the Human Resources Committee are Mr. White (Chair), Mr. Allen, Mr. Cain, Mr. Kerr, Mr. Marsh, Mr. Perez, and Dr. Stern. Pursuant to a written charter, the Committee assures the adequacy of the compensation and benefits of Whirlpool’s officers and top management and compliance with any executive compensation disclosure requirements. In performing these functions, the Committee has sole authority and responsibility to retain and terminate any consulting firm assisting in the evaluation of CEO or senior executive compensation. The Committee has the following duties and responsibilities, among others:

1.	reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of these goals and objectives, and sets the CEO’s compensation level based on this evaluation and other relevant business information;

2.	determines and approves the compensation and other employment arrangements for Whirlpool’s elected officers;

3.	makes recommendations to the Board with respect to incentive compensation and equity-based plans; and

4.	determines and approves grants for each individual participant under the stock option plans and administers the stock option plans.

The Committee has the authority to form subcommittees and delegate to those subcommittees certain actions. Under its charter, the Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards. For information about the Committee’s processes for establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis – Role of the Human Resources Committee.”

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee are Mr. Johnston (Chair), Mr. Allen, Mr. Cain, Mr. Kerr, Dr. Stern, Ms. Stoney, and Mr. White. Pursuant to a written charter, the Committee provides oversight on the broad range of issues surrounding the composition and operation of the Board, including:

1.	identifying individuals qualified to become Board members;

2.	recommending to the Board director nominees for the next annual meeting of stockholders;

3.	recommending to the Board a set of corporate governance principles applicable to Whirlpool; and

4.	recommending to the Board changes relating to director compensation.

The Committee also provides recommendations to the Board in the areas of committee selection and rotation practices, evaluation of the overall effectiveness of the Board and management, and review and consideration of developments in corporate governance practices. The Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. To assist the Committee in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees, the Committee has retained a third party search firm. During 2010, we engaged RSR Partners to assist the Committee in identifying and soliciting potential candidates to join our Board. On an annual basis, the Committee solicits input from the full Board and conducts a review of the effectiveness of the operation of the Board and Board committees, including reviewing governance and operating practices and the Corporate Governance Guidelines for Operation of the Board of Directors. Under its charter, the Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards.

Finance Committee

The members of the Finance Committee are Ms. Hempel (Chair), Mr. DiCamillo, Mr. Liu, Mr. Perez, and Ms. Stoney. Pursuant to a written charter, the Committee considers issues impacting our financial structure and makes recommendations to the Board. The Committee develops capital policies and strategies to set an acceptable capital structure, regularly reviews dividend action, liquidity management, adequacy of insurance coverage, the annual business plan as it relates to funds flow, capital expenditure and financing requirements, capital investment projects, major financial transactions, and tax and planning strategy and initiatives. The Committee also provides oversight of the Pension Fund Committee with respect to pension plan investment policies and plan funding requirements.

Director Independence

The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. Twelve of our 14 directors are nonemployee directors (all except Messrs. Fettig and Todman). Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the NYSE listing standards), information provided by the directors and Whirlpool did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial), which would impair the independence of any of the nonemployee directors. Based on the report and recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of its nonemployee directors satisfies the independence standards set forth in the listing standards of the NYSE.

Board Leadership Structure

As noted above, our Board is currently comprised of twelve independent and two employee directors. Mr. Fettig has served as Chairman of the Board and Chief Executive Officer since July 2004, and has been a member of our Board since June 1999. Since 2003 the Board has designated one of the independent directors as Presiding Director. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Presiding Director, benefits Whirlpool and its stockholders.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that Whirlpool is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for Whirlpool. We believe Whirlpool, like many U.S. companies, has been well-served by this leadership structure.

Because the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Board believes it is appropriate for the independent Directors to elect one independent Director to serve as a Presiding Director. In addition to presiding at executive sessions of nonemployee directors, the Presiding Director has the responsibility to: (1) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the annual agenda and topic items for Board meetings; (2) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; (3) assist the Human Resources Committee with the annual evaluation of the performance of the Chairman of the Board and Chief Executive Officer, and in conjunction with the Chair of the Human Resources Committee, meet with the Chairman of the Board and Chief Executive Officer to discuss the results of such evaluation; and (4) perform such other functions as the independent directors may designate from time to time. Mr. Johnston is currently serving as the Presiding Director.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Whirlpool and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Risk Oversight

Our Board is responsible for overseeing Whirlpool’s risk management process. The Board focuses on Whirlpool’s general risk management strategy, the most significant risks facing Whirlpool, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of Whirlpool’s risk management process. Among its duties, the Audit Committee reviews with management (a) Whirlpool policies with respect to risk assessment and management of risks that may be material to Whirlpool, (b) Whirlpool’s system of disclosure controls and system of internal controls over financial reporting, and (c) Whirlpool’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact Whirlpool’s contingent liabilities and risks. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Whirlpool’s management is responsible for day-to-day risk management. Our treasury, risk management, and internal audit areas serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of Whirlpool. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing Whirlpool and that our Board leadership structure supports this approach.

Compensation Risk Assessment

Whirlpool regularly reviews its employee compensation programs based on several criteria, including the extent to which they may result in risk to the company. Our compensation function, with assistance from the risk management and internal audit functions, annually assesses whether our compensation programs create incentives or disincentives that materially affect risk taking or are reasonably likely to have a material adverse effect on the company. The Human Resources Committee, with the assistance of Frederic W. Cook & Co., evaluates the results of this assessment. As part of this assessment, management and the Committee considered the following features of our compensation programs: (i) annual and long-term performance metrics used in our global compensation programs are multiple, balanced and more heavily weighted toward corporate-wide, audited metrics, (ii) the metrics used in the executive compensation programs are approved by the Committee which is composed solely of independent directors, (iii) the Committee retains an independent advisor that is involved with an ongoing review of the executive compensation program, (iv) long-term incentive compensation represents a significant portion of our compensation mix, (v) significant stock ownership guidelines for executives, (vi) claw-back provisions have been added to some compensation programs to deal with misconduct, and (vii) commission incentive programs are designed to pay out based on profitability and are subject to multiple layers of management review including an annual review of plan design and results by regional senior management. Based on this assessment, the Committee has concluded that our compensation programs do not create risks that would be reasonably likely to have a material adverse effect on the company.

Executive Sessions of Nonemployee Directors

The Board holds executive sessions of its nonemployee directors generally at each regularly scheduled meeting. The Presiding Director serves as the chairperson for these executive sessions.

Communications Between Stockholders and the Board

Interested parties, including stockholders, may communicate directly with the Chairman of the Audit Committee or the nonemployee directors as a group by writing to those individuals or the group at the following address: Whirlpool Corporation, 27 North Wacker Drive, Suite 615, Chicago, Illinois 60606-2800. This address is administered by an independent maildrop business. If correspondence is received by the Corporate Secretary, it will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent directors of the Board with a copy to the Presiding Director. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist

Whirlpool in effectively addressing your concern, you may choose to remain anonymous, and Whirlpool will use reasonable efforts to protect your identity to the extent appropriate or permitted by law.

Corporate Governance Guidelines for Operation of the Board of Directors

Whirlpool is committed to the highest standards of corporate governance. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted a set of Corporate Governance Guidelines for Operation of the Board of Directors. The desired personal and experience qualifications for director nominees are described in more detail below under the caption “Director Nominations to be Considered by the Board.”

Majority Voting for Directors; Director Resignation Policy

Whirlpool’s By-laws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Board’s policy, any director who fails to be elected must offer to tender his or her resignation to the Board. The Board shall nominate for election or reelection as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or reelected as director, irrevocable resignations that will be effective upon (1) the failure to receive the required vote at the next annual meeting at which they face reelection and (2) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Board policy.

If an incumbent director fails to receive the required vote for reelection, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Corporate Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Code of Ethics

All of Whirlpool’s directors and employees, including its Chief Executive Officer, Chief Financial Officer, and other senior financial officers, are required to abide by our long-standing Code of Ethics, augmented to comply with the requirements of the NYSE and Securities and Exchange Commission, to ensure that Whirlpool’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics for executive officers and directors on the Whirlpool website within four business days following the date of any such amendment or waiver.

Director Nominations to be Considered by the Board

Stockholders entitled to vote in the election of directors of the Board may nominate director candidates at times other than at the annual meeting. For a nomination to be properly made by any stockholder and be considered for recommendation by the Board to the stockholders and included in our proxy statement for the 2012 annual meeting, written notice of such stockholder’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Corporate Secretary of Whirlpool (and must be received by the Corporate Secretary) by November 10, 2011. Such notice shall set forth all of the information required by Article II, Section 11 of our By-laws. Our By-laws are posted for your convenience on the Whirlpool website: www.whirlpoolcorp.com. Whirlpool believes that all nominees must, at a minimum, meet the selection criteria established by the Corporate Governance and Nominating Committee. The Board evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. Whirlpool has established through its Corporate Governance and Nominating Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by stockholders.

The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using criteria and priorities established from time to time. Desired personal qualifications for director nominees include: intelligence, integrity, strength of character, and commitment. Nominees should also have the sense of timing required to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interact with other Board members in directing the future, profitable growth of Whirlpool. Desired experience for director nominees include: at least ten years of experience in a senior executive role with a major business organization, preferably, as either Chief Executive Officer or Chairman (equivalent relevant experience from other backgrounds such as academics or government may also be considered); a proven record of accomplishment and line operating (or equivalent) experience; first-hand experience with international operations; a working knowledge of corporate governance issues and the changing role of the Board; and exposure to corporate programs designed to create stockholder value, while balancing the needs of all stakeholders. Director nominees should not be employed by or affiliated with any organization that has competitive lines of business or that may otherwise present a conflict of interest. The composition, skills, and needs of the Board change over time and will be considered in establishing the profile of desirable candidates for any specific opening on the Board. The Corporate Governance and Nominating Committee has determined that it is desirable for the Board to have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender, age, and national origin, and considers issues of diversity and background in its selection process.

Available Information

Whirlpool’s current Corporate Governance Guidelines, Code of Ethics, and written charters for its Audit, Finance, Human Resources, and Corporate Governance and Nominating committees are posted on the Whirlpool website: www.whirlpoolcorp.com – scroll over the “Responsibility” dropdown menu, then “Governance,” then click on “Board of Directors.” Stockholders may also request a free copy of these documents from: Greg Fritz, Director, Investor Relations, Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, Michigan 49022-2692; (269) 923-2641.

NONEMPLOYEE DIRECTOR COMPENSATION

The elements of our 2010 director compensation are reflected in the table below. Only nonemployee directors receive compensation for their services as a director. We believe that it is important to attract and retain outstanding nonemployee directors. One way we achieve this goal is through a competitive compensation program. To that end, in 2010, management worked with Frederic W. Cook & Co. to evaluate the competitiveness of our compensation program for our directors who are not employees of Whirlpool. After evaluating competitive market data on nonemployee director compensation, a modest increase in both the annual cash and equity retainers was recommended to our Corporate Governance and Nominating Committee, which is responsible for making director compensation recommendations to the Board. These recommendations were made so that Whirlpool’s nonemployee director compensation remains competitive with other large publicly-held companies. After evaluating management’s and the consultant’s report, in December 2010 the Committee recommended and the Board approved, effective January 1, 2011, an increase in the annual cash retainer from $100,000 to $110,000, an increase in annual equity compensation, to be paid in Whirlpool common stock, from $100,000 to $110,000, and the elimination of all income tax reimbursement aspects of the program. The Board also increased the equity ownership guideline for nonemployee directors under which these directors are encouraged to own Whirlpool stock equal in value to five times the basic annual cash retainer, with a five-year timetable to obtain this objective. As of the end of 2010, all of the nonemployee directors met or were on track to meet this requirement.

2010 Nonemployee Director Compensation

Type of Compensation	Amount
Annual Cash Retainer	$100,000
Annual Stock Options Retainer*	1,357 options
Annual Stock Awards Retainer*	520 shares
Annual Retainer for Committee Chair (in addition to other retainers):
Audit Committee	$20,000
All Other Committees	$10,000
Annual Retainer for Presiding Director (in addition to other retainers)	$20,000
*	See “Nonemployee Director Equity” below for explanation of how the number of options and shares were calculated for 2010.

Nonemployee Director Equity

In 2010, our nonemployee director compensation program included the following equity payments from Whirlpool’s omnibus stock and incentive plan: (1) a one-time grant of 1,000 shares of common stock made at the time a director first joins the Board; (2) a grant of stock options on the date of the annual meeting of stockholders, with the number of options determined by dividing $50,000 by the fair value of the stock option granted, as calculated using the Black Scholes valuation model, with the purchase price for the option being the closing price of Whirlpool common stock on the day of Whirlpool’s annual meeting of stockholders ($96.09); and (3) a grant of stock on the date of the annual meeting of stockholders, with the number of shares to be issued determined by dividing $50,000 by the closing price of Whirlpool common stock on the day of the annual meeting of stockholders.

Options granted in 2010 are exercisable for the earlier of ten years after grant or five years after a nonemployee director ceases to serve on our Board, or one year in the case of the nonemployee director’s death. However, no option is exercisable within the first six months of its term, unless death or disability of the director occurs.

Deferral of Annual Retainer and Stock Grants

A nonemployee director may elect to defer any portion of the annual cash retainer and annual stock awards retainer until he or she ceases to be a director. Under this policy, when the director’s term ends, any deferred annual retainer will be made in a lump sum or in monthly or quarterly installments. In addition, payment of any deferred annual stock grant will be made as soon as is administratively feasible. Annual cash retainers deferred on or before December 31, 2004 accrue interest quarterly at a rate equal to the prime rate in effect from time to time. Annual cash retainers deferred after December 31, 2004 may be allocated to notional investments that mirror those available to participants in our U.S. 401(k) plan, with the exception of the Whirlpool stock fund.

Charitable Program

Through 2007, each nonemployee director, upon election or reelection to the Board, could choose to relinquish all or a portion of the annual cash retainer, in which case Whirlpool may, at its sole discretion, then make an award to a charitable organization upon the director’s death. Under the program, the election to relinquish compensation is irreversible, and Whirlpool may choose to make contributions in the director’s name to as many as three charities. The Board of Directors eliminated this program, prospectively, as of January 1, 2008. Mr. White is the only active director with an outstanding benefit under this program.

Term Life and Travel Accident Insurance

Whirlpool pays the premiums to provide each nonemployee director who does not choose to opt out of coverage, with term life insurance while serving as a director, and also makes a related income tax reimbursement payment (the tax reimbursement aspect of this benefit was eliminated effective January 1, 2011). The coverage amount is equal to one-tenth of the director’s basic annual cash retainer times the director’s months of service (not to exceed 120). The Board of Directors eliminated the life insurance benefit as of January 1, 2011 for all directors who join the Board after that date. In addition, Whirlpool also provides each nonemployee director with travel accident insurance of $1 million when traveling on Whirlpool business.

Whirlpool Appliances

For evaluative purposes, Whirlpool permits nonemployee directors to test Whirlpool products for home use, and reimburses the directors for any income taxes they incur as a result of this policy (the tax reimbursement aspect of this benefit was eliminated effective January 1, 2011). The cost to Whirlpool of this arrangement in 2010 (based on distributor price of products and delivery, installation, and service charges) did not exceed $20,000 for any one nonemployee director or $29,000 for all nonemployee directors as a group.

Business Expenses

Whirlpool reimburses nonemployee directors for business expenses related to their attendance at Whirlpool meetings, including room, meals and transportation to and from Board and committee meetings (e.g., commercial or private flights, cars and parking). On rare occasions, a director’s spouse may accompany a director when traveling on Whirlpool business. Directors are also reimbursed for attendance at qualified third-party director education programs.

Nonemployee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Samuel R. Allen(7)	54,121	102,800	–	–	–	351	157,272
Herman Cain	97,500	49,967	49,978	–	–	12,973	210,418
Gary T. DiCamillo	115,000	49,967	49,978	–	–	7,969	222,914
Kathleen J. Hempel	105,000	49,967	49,978	–	–	13,023	217,968
Michael F. Johnston	122,500	49,967	49,978	–	–	11,406	233,851
William T. Kerr	97,500	49,967	49,978	–	–	5,295	202,740
John D. Liu(7)	54,121	102,800	–	–	–	294	157,215
Miles L. Marsh	102,500	49,967	49,978	–	–	7,619	210,064
William D. Perez	97,500	49,967	49,978	–	–	604	198,049
Paul G. Stern	100,000	49,967	49,978	–	–	4,566	204,511
Janice D. Stoney	97,500	49,967	49,978	–	–	48,639	246,084
Michael D. White(8)	110,000	49,967	49,978	–	–	39,571	249,516

(1)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including all annual retainer fees, before deferrals and relinquishments.

(2)	Reflects the fair value of shares of common stock, before deferrals, awarded in 2010 on the award date. Messrs. Allen and Liu each received an award of 1,000 shares of common stock at the time they were appointed to the Whirlpool Board of Directors in June 2010, while all other awards relate to the annual grant of 520 shares of common stock in April 2010. The fair value of the stock awards for financial reporting purposes will likely vary from the amount the director actually receives based on a number of factors, including stock price fluctuations and timing of sale. See Note 9 to the Consolidated Financial Statements contained in the Financial Supplement to this proxy statement for a discussion of the relevant assumptions used to account for these awards. As of December 31, 2010, none of our nonemployee directors was deemed to have outstanding stock awards because all stock awards vest immediately.

(3)	Reflects the fair value of the annual grant of stock options on the award date (1,357 in 2010) which generally become exercisable six months after grant and expire on the earlier of ten years from the award date or on the fifth anniversary of the date that the director ceases to be a director. See Note 9 to the Consolidated Financial Statements contained in the Financial Supplement to this proxy statement for a discussion of the relevant assumptions used to account for these awards. The fair value of the stock option awards for financial reporting purposes will likely vary from the amount the director actually receives based on a number of factors, including stock price fluctuations, timing of exercise, and differences between the valuation assumptions and actual experience. As of December 31, 2010, the number of stock options held by each nonemployee director (all of which have fully vested) were:

Samuel R. Allen	–
Herman Cain	7,748
Gary T. DiCamillo	12,337
Kathleen J. Hempel	12,937
Michael F. Johnston	9,937
William T. Kerr	9,485
John D. Liu	–
Miles L. Marsh	14,137
William D. Perez	1,357
Paul G. Stern	14,137
Janice D. Stoney	14,137
Michael D. White	9,337

(4)	Whirlpool does not have a non-equity incentive plan for nonemployee directors.

(5)	Whirlpool does not have a pension plan for nonemployee directors and does not pay above-market or preferential rates on non-qualified deferred compensation for nonemployee directors.

(6)	The table below presents an itemized account of “All Other Compensation” provided in 2010 to the nonemployee directors.

Name	Tax Reimbursements(a) ($)	Life Insurance Premiums ($)	Charitable Program(b) ($)	Whirlpool Appliances and Other Benefits ($)	Total ($)
Samuel R. Allen	167	34	–	150	351
Herman Cain	11,138	1,685	–	150	12,973
Gary T. DiCamillo	5,948	1,685	–	336	7,969
Kathleen J. Hempel	7,881	1,685	–	3,457	13,023
Michael F. Johnston	6,287	1,118	–	4,001	11,406
William T. Kerr	4,476	669	–	150	5,295
John D. Liu	110	34	–	150	294
Miles L. Marsh	5,814	1,685	–	120	7,619
William D. Perez	391	93	–	120	604
Paul G. Stern	2,637	144	–	1,785	4,566
Janice D. Stoney	27,599	1,685	–	19,355	48,639
Michael D. White	2,325	1,005	36,091	150	39,571

(a)	Tax reimbursements on income imputed to the director for Whirlpool appliances and other benefits received, and life insurance premiums paid on behalf of the director by Whirlpool. The Board of

Directors eliminated all income tax reimbursement aspects of Whirlpool’s nonemployee director compensation program effective January 1, 2011.

(b)	Includes 2010 interest cost and service cost related to the Charitable Program, less 2010 relinquishments. The maximum amount payable under the Charitable Program upon Mr. White’s death is $1.5 million.

(7)	Messrs. Allen and Liu were appointed to the Whirlpool Board of Directors in June 2010.

(8)	Mr. White relinquished $2,910 of fees earned to the Charitable Program.

SECURITY OWNERSHIP

The following table presents the ownership on December 31, 2010 of the only persons known by us as of February 15, 2011 to beneficially own more than 5% of our common stock based upon statements on Schedule 13G filed by such persons with the SEC.

Schedule 13G Filed On	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
2/14/2011	PRIMECAP Management Company(1) 225 South Lake Avenue, #400 Pasadena, CA 91101	11,152,510	14.67%
2/10/2011	Vanguard Chester Funds – Vanguard Primecap Fund(2) 100 Vanguard Blvd. Malvern, PA 19355	5,900,000	7.76%
2/9/2011	BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	4,776,952	6.28%
2/9/2011	T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	4,012,029	5.28%
2/9/2011	The Vanguard Group Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	4,004,373	5.27%

(1)	Based solely on a Schedule 13G/A filed with the SEC by PRIMECAP Management Company (“PRIMECAP”), a registered investment advisor. PRIMECAP has sole voting power with respect to 2,791,810 shares and sole dispositive power with respect to 11,152,510 shares.

(2)	Based solely on a Schedule 13G/A filed with the SEC by Vanguard Chester Funds – Vanguard Primecap Fund (“Vanguard Funds”), a registered investment advisor. Vanguard Funds has sole voting power with respect to all shares.

(3)	Based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting and dispositive power with respect to all shares.

(4)	Based solely on a Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“T. Rowe Price”), a registered investment advisor. T. Rowe Price has sole voting power with respect to 945,143 shares and sole dispositive power with respect to 4,012,029 shares.

(5)	Based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group Inc. (“Vanguard Group”), a registered investment advisor. Vanguard Group has sole voting power with respect to 95,632 shares, sole dispositive power with respect to 3,908,741 shares, and shared dispositive power with respect to 95,632 shares.

BENEFICIAL OWNERSHIP

The following table reports beneficial ownership of common stock by each director, nominee for director, the Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers, and all directors and executive officers of Whirlpool as a group, as of February 16, 2011. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct the voting of such shares or to dispose or direct the disposition of such shares. The address of all directors and executive officers named below is c/o Whirlpool Corporation, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

	Shares Beneficially Owned(1)	Deferred Stock Units(2)	Shares Under Exercisable Options(3)	Total(4)	Percentage
Samuel R. Allen	1,000	–	–	1,000	*
Marc R. Bitzer	32,747	20,715	44,336	97,798	*
Herman Cain	10,237	–	7,748	17,985	*
Gary T. DiCamillo	5,840	8,452	12,337	26,629	*
Jose Drummond	19,556	–	2,219	21,775	*
Jeff M. Fettig	176,609	193,924	740,900	1,111,433	1.44%
Kathleen J. Hempel	10,474	4,424	12,937	27,835	*
Michael F. Johnston	3,000	5,539	9,937	18,476	*
William T. Kerr	5,267	–	9,485	14,752	*
John D. Liu	1,000	–	–	1,000	*
Miles L. Marsh	14,270	5,997	14,137	34,404	*
William D. Perez	3,520	–	1,357	4,877	*
Paul G. Stern	12,074	7,218	14,137	33,429	*
Janice D. Stoney	9,947	8,710	14,137	32,794	*
Roy W. Templin	34,237	2,673	72,634	109,544	*
Michael A. Todman	29,889	32,018	136,434	198,341	*
Michael D. White	2,700	5,066	9,337	17,103	*
All directors and executive officers as a group (19 persons)	373,940	294,736	1,152,949	1,821,625	2.35%
*	Less than 1%.

(1)	Does not include 1,947,769 shares held by the Whirlpool 401(k) Trust (but does include 5,182 shares held for the accounts of executive officers). Includes restricted stock units that become payable within 60 days of February 16, 2011, before deferrals and tax liabilities.

(2)	Represents the number of shares of common stock, based on deferrals made into the Deferred Compensation Plan II for Nonemployee Directors, one of the executive deferred savings plans, or the terms of deferred stock awards, that we are required to pay to a nonemployee director when the director leaves the Board or to an executive officer when the executive officer is no longer an employee. None of these deferred stock units have voting rights.

(3)	Includes shares subject to options that will become exercisable within 60 days of February 16, 2011.

(4)	No shares of Whirlpool stock have been pledged as security by any of these individuals, except that Mr. Bitzer pledged 28,566 shares, and Mr. Todman pledged 21,760 shares, each in connection with a transaction with a third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Whirlpool’s directors and executive officers and persons who own more than 10% of Whirlpool’s common stock (each a reporting person) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Whirlpool’s common stock. Based solely on its review of the copies of such reports furnished to or prepared by Whirlpool and written representations that no other reports were required, Whirlpool believes that all Section 16(a) filing requirements applicable to reporting persons were complied with during the fiscal year ended December 31, 2010, except that due to an administrative calculation error, the Form 4s originally filed to report stock option grants to ten nonemployee directors in April 2010 did not correctly reflect the number of shares underlying the option. Amended Form 4s were filed with the SEC in February 2011 indicating that the number of shares underlying the options was 277 shares more than previously reported.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Overview

We are the world’s leading manufacturer and marketer of major home appliances. Our global branded consumer products strategy is to introduce innovative new products, increase brand customer loyalty, expand our presence in emerging markets, enhance our trade management platform, improve total cost and quality by expanding and leveraging our global operating platform and where appropriate, make strategic acquisitions and investments. As such, we are dedicated to global leadership and to delivering superior stockholder value. Our executive compensation philosophy supports these objectives by attracting and retaining the best management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with Whirlpool’s focus on its enduring values: respect, integrity, diversity and inclusion, teamwork, and the spirit of winning.

To achieve our objectives, we implement a “pay-for-performance” philosophy using the following guiding principles:

•	compensation should be incentive-driven with both a short- and long-term focus;

•	a significant portion of pay should be performance-based, with the proportion varying with an executive’s level of responsibility;

•	components of compensation should be linked to increasing stockholder value; and

•

components of compensation should be tied to an evaluation of business and individual performance measured against financial, customer, quality and employee related objectives – a “balanced scorecard” approach.

The 2010 fiscal year demonstrated our commitment to these principles and illustrated how our program responds to business challenges and the marketplace.

•	Performance-based compensation in the form of annual and long-term incentives constituted over 75% of 2010 total target compensation for our CEO and other Named Executive Officers (NEOs).

•	Whirlpool’s consolidated net sales grew to $18.4 billion, supporting achievement of revenue growth and earnings per share objectives under the Global Balanced Scorecard.

•

Responding to a Cost Take-Out objective which served as a component of the short-term incentive compensation Global Balanced Scorecard in 2010, as discussed below, Whirlpool’s leadership exceeded the target objective and delivered significant net cost take-out results.

•	Whirlpool’s leadership focused on innovation, another 2010 Global Balanced Scorecard objective, yielding a significant number of new product launches and supporting branded share growth.

•

While other financial targets were exceeded, a highly competitive pricing environment negatively impacted price margin realization, a key component of the Global Balanced Scorecard. As a result, short-term incentive awards were slightly below target levels, despite positive results on cost take-out, innovation and revenue growth.

•

Achieving cost take-out goals drove strong performance on operating profit and free cash flow objectives under the long-term incentive compensation program, resulting in slightly above target long-term incentive compensation.

•	Overall, short-term and long-term incentive compensation payouts versus targets were lower for NEOs in 2010 than 2009.

•

Equity compensation awards, which comprised either two thirds or 100% of NEO long-term compensation, continued to play an important role in rewarding NEOs for the achievement of long-term business objectives and providing incentives for the creation of stockholder value.

In keeping with current best practices, existing change in control severance agreements were replaced with new agreements that raise the stock acquisition threshold for a change in control, narrow the circumstances under which benefits are triggered, remove age and service credits that previously provided enhanced pension benefits, limit the severance multiplier to 2 times salary and bonus for executives other than the CEO and Presidents, and eliminate excise tax gross-ups. Other governance highlights of our compensation program include:

•	Significant stock ownership guideline levels to reinforce the link between the interests of our NEOs and those of stockholders.

•	Claw-back provisions in both our Performance Excellence Plan (PEP) and omnibus stock incentive plans under which the repayment of awards may be required in certain circumstances.

•	A fully independent Human Resources Committee of the Board of Directors advised by an independent compensation consultant that only provides services to the Human Resources Committee.

Compensation Elements

The Human Resources Committee of the Board of Directors (“the Committee”) sets compensation using a market-based approach, with differentiation based on individual and company performance. The elements of our compensation program reflect our “pay-for- performance” philosophy. The Committee creates a compensation package for each NEO that contains a mix of compensation elements that it believes best addresses the NEO’s responsibilities and that will best achieve our overall compensation objectives. In establishing target compensation, the Committee considers factors discussed below such as market value and job responsibility.

Taken as a whole, our compensation program is designed so that the individual’s target compensation level rises as job responsibility increases, with the portion of performance-based compensation rising as a percentage of total target compensation. This ensures that the senior-most executives who are responsible for development and execution of our strategic plan are held most accountable for operational performance results and changes in stockholder value over time. As a result, actual total compensation of an executive in relation to the total compensation of his or her subordinates is more dependent on performance, resulting in larger increases and decreases in periods of above-target and below-target performance. In addition, the Committee makes distinctions in the mix of cash and equity components based on job responsibility in shaping each executive officer’s compensation package. Generally, the proportion of equity compensation rises with increasing job responsibility to ensure strong alignment between executive and long-term stockholder interest.

Element	Characteristics
Base Salary	• Fixed component based on responsibility, experience and performance • Target is the median level for similar positions in the comparator group and is influenced by performance and experience
Short-term Incentives	• Performance-based variable cash incentives based on annual performance • Target is the median level for similar positions in the comparator group
Long-term Incentives

•   Performance-based variable equity and cash incentives in the form of stock options, restricted stock units and performance cash units for certain positions

•   Target is the median level for similar positions in the comparator group

Other Benefits	• Health and welfare benefits available to substantially all salaried employees • Very limited perquisites designed to support a market-competitive compensation package
Retirement Benefits

•   U.S.-based NEOs participate in qualified and non-qualified defined benefit and defined contribution plans

•   Target is the median income replacement ratio for a broad-based group of companies

•   NEOs outside the U.S. participate in retirement savings plans designed to be competitive within their regions

Compensation Process and Methodology

Role of the Human Resources Committee

The Committee has overall responsibility for Whirlpool’s executive compensation programs. Typically, the Committee adopts the compensation goals and objectives for awards under our short-term and long-term incentive plans at its meeting in February of each year. The Committee considers and makes decisions on the principal elements of each executive officer’s compensation package at this meeting. The Committee also performs its evaluation of CEO performance for the most recently completed year and establishes target CEO compensation for the current year at this meeting. Throughout the year, the Committee evaluates the overall effectiveness of our compensation philosophy and programs. In addition, the Committee reviews management’s recommendations regarding hiring, promotion, retention, severance and individual executive compensation packages related to those events.

In making its determinations, the Committee reviews and considers various factors and assigns different weightings to these factors depending on the type of determination and the circumstances related to each specific action. For example, in determining base salary, the Committee may rely more heavily on market data and the guidance of its independent compensation consultant. In determining the payout of incentive awards, the Committee’s consideration of company performance and management’s assessment of individual performance may predominate. In setting long-term compensation, the Committee may give more weight to the complexity of the individual’s position and impact on overall company results. While the Committee solicits and reviews recommendations from its independent compensation consultant, and in some circumstances management, ultimately the Committee makes decisions regarding these matters in the exercise of its sole discretion.

Role of Consultants

The Committee establishes target compensation levels using a market-based approach. Each year, the Committee engages an independent compensation consultant to advise the Committee on Whirlpool’s executive compensation program. The Committee has the sole authority to approve the independent compensation consultant’s fees and terms of engagement. In 2009, the Committee selected Frederic W. Cook & Co. as its independent compensation consultant because of its extensive expertise and its independence due to the lack of an existing business relationship with Whirlpool.

Frederic W. Cook & Co. performed no services for Whirlpool in 2010 other than those related to executive and nonemployee director compensation as discussed below. In 2010, Frederic W. Cook & Co. advised the Committee on the design of the 2010 Omnibus Stock and Incentive Plan and the executive compensation provisions of the Dodd-Frank Act. Frederic W. Cook & Co. also performed a comprehensive analysis of the company’s change in control severance agreements and assisted in the preparation of revised agreements as discussed below under “Post-termination Payments.” Frederic W. Cook & Co. also assisted the Committee with a variety of other ongoing items, including review of materials prepared by management in advance of Committee meetings, the design of the variable incentive plans and selection of performance metrics and the review of public disclosures including this CD&A and the accompanying tables and narrative footnotes.

As part of its ongoing role in supporting the Committee, Frederic W. Cook & Co. assists the Committee in (1) reviewing the group of companies against whom Whirlpool’s senior executive pay levels are compared (our “comparator group”); (2) reviewing executive compensation market practices and trends in general; and (3) designing and recommending the compensation packages provided to the NEOs and other senior executives based on a marketplace assessment of the compensation for the NEOs and other senior executives in comparison to the compensation for comparable positions within the comparator group. With respect to the CEO, Frederic W. Cook & Co. provides a recommendation, without the CEO’s input, to the Committee regarding the CEO’s compensation package (base salary, target incentive award levels and mix of pay components).

In addition to the work described above, Frederic W. Cook & Co. also prepared a competitive assessment and report on the design of the company’s nonemployee director compensation program. Because decisions related to potential changes to nonemployee director compensation are made by the full Board of Directors, Frederic W. Cook & Co. provided its analysis to the Corporate Governance and Nominating Committee who then made a recommendation to the full Board.

Role of Management

Each year, the CEO and Chief Human Resources Officer make recommendations to the Committee regarding the compensation and benefit programs for all executive officers. In addition, the CEO makes recommendations with respect to base salary, annual cash incentives, equity compensation, and the total compensation levels for executive officers other than himself based on his assessment of personal performance and contribution to Whirlpool. The CEO and Chief Human Resources Officer recommend the performance metrics to be used in establishing performance goals for the annual cash incentive and long-term equity and cash incentive programs for adoption by the Committee. The Committee has authority to adopt or modify these metrics in its sole discretion. In addition, the CEO assesses the individual performance of the executive officers to assist the Committee in making determinations regarding awards to be paid out under incentive programs.

Benchmarking

For 2010, the Committee utilized the comparator group listed below which was used to benchmark executive compensation in prior years. These companies were selected because they have national and international business operations and are similar to Whirlpool in sales volumes, market capitalizations, employment levels, lines of business, organizational structure, and required management skills. Companies in the comparator group are recognized for their excellence in the areas of consumer focus and trade partner relations, and for possessing highly complex global supply chains and manufacturing footprints. We use publicly disclosed compensation data contained in proxy statements, as well as proprietary surveys purchased from third-party consulting firms to acquire market compensation data for companies in the comparator group.

3M Company	Honeywell International Inc.
The Black & Decker Corporation	Illinois Tool Works, Inc.
Caterpillar Inc.	Ingersoll-Rand Company Ltd.
Cummins Inc.	Kellogg Company
Colgate-Palmolive Company	Motorola, Inc.
Deere & Company	PPG Industries, Inc.
Eastman Kodak Company	Raytheon Company
Eaton Corporation	Sara Lee Corporation
Emerson Electric Co.	Textron, Inc.
The Goodyear Tire & Rubber Company	United Technologies Corp.
H. J. Heinz Company	Xerox Corporation

Base Salary

In reviewing base salary levels for 2010, the Committee considered the comparative market data and recommendations provided by Frederic W. Cook & Co. and, with respect to other NEOs, the CEO’s recommendations. Effective in March 2010, the Committee increased Mr. Fettig’s salary to $1,335,000 and Mr. Templin’s salary to $700,000 from levels previously established in 2008. Effective in March 2010, the Committee increased Mr. Drummond’s salary to 1,500,000 Brazilian reais (approximately US $853,000) from levels previously established in 2009. The Committee maintained the $825,000 salary established for Mr. Todman and the $750,000 salary established for Mr. Bitzer in conjunction with their respective promotions effective January 1, 2010.

Short-Term Incentives

Consistent with Whirlpool’s pay-for-performance philosophy, substantially all salaried employees, including each NEO, are eligible to participate in the stockholder-approved Performance Excellence Plan (“PEP”), our annual cash incentive program. PEP is designed to focus attention on stockholder value creation, drive performance in support of this goal and other business goals, and reflect individual performance as measured against financial, customer, quality and employee-related objectives. PEP ensures that a significant portion of our NEOs’ annual cash compensation is directly tied to key performance measurements and therefore variable.

To maximize tax-deductibility, awards granted to NEOs under the terms of PEP are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Committee established a 2010 Return on Equity (ROE) target of 8% as the objective performance measure for PEP, which was met. As in prior years, achievement of the ROE target established the maximum award level for each NEO with actual payouts based on consideration of other performance metrics and the exercise of negative discretion by the Committee. At the beginning of fiscal 2010, the Committee established annual incentive opportunities as a percentage of an executive’s base salary for each NEO. The Committee established PEP target award levels for the NEOs taking into account comparative market data as follows:

NEO	PEP Target Award (as % of salary)
Jeff M. Fettig	150%
Roy W. Templin	100%
Michael A. Todman	100%
Marc R. Bitzer	100%
Jose A. Drummond	80%

Illustration of Whirlpool’s 2010 Short-Term Incentive Award

In exercising negative discretion, the Committee reviewed performance under previously established, equally weighted Company Performance and Individual Performance Factors for each executive officer, each with a range of 0 to 200%. In defining the Company Performance Factor for 2010, the Committee determined that company performance in-line with expected performance would result in a Performance Factor of 100%. Company performance substantially above expected performance could result in a Performance Factor of up to 200%, and performance below expected performance could result in a Performance Factor as low as 0%, with no award being paid out under PEP.

2010 Company Performance

The Committee recognized the importance of ensuring that the incentive program design would focus executives on Whirlpool’s priorities and drive attainment of critical objectives for 2010. The Committee finalized these formulas and metrics at its February 2010 meeting after reviewing the 2010 business challenges and program design alternatives with management. As a result, the performance metrics selected by the Committee, including the use of the Cost Take-Out objective discussed below, reflect Whirlpool’s priorities and critical objectives for 2010.

As the basis for determining the Company Performance Factor, the Committee set objectives to establish the Global Balanced Scorecard multiplier. The Committee adopted a Cost Take-Out objective and Balanced Scorecard measures, consisting of Financial, Customer, Quality and Employee measures, for purposes of determining the Global Balanced Scorecard multiplier. The Cost Take-Out objective, based on a global project to drive costs out of every facet of the business, required significant reductions in the cost of materials, conversion, quality, and logistics, as well as Selling, General and Administrative expenses, across the company. The Cost Take-Out objective provided participants (including the NEOs) with the opportunity to establish a threshold minimum 50% Global Balanced Scorecard multiplier if the objective was achieved. Upon review of the 2010 financial results, the Committee determined that the Cost Take-Out objective was exceeded.

With respect to the Global Balanced Scorecard objectives, the Committee determined that company-level objectives based on Quality Measures, consisting of improvements in total cost of quality and market call rate; and Employee Measures, consisting of talent development and employee engagement, were achieved on an overall basis. The Committee determined that among Customer Measures, the market share and innovation pipeline objectives were achieved, but the price margin realization objective was not achieved.

With respect to the Financial Measures under the Global Balanced Scorecard, the Committee determined levels of achievement based on the company’s financial results as follows:

•	Net Earnings per share of $7.97 per share exceeded the established target of $6.50 to $7.00 per share;

•	Revenue Growth of 7.4% exceeded the established target of 5.3%;

•	Operating Profit Margin of 5.5% at the high end of the established target of 5.0% to 5.5%; and

•	Free Cash Flow of $502 million exceeded the established target of $400 to $500 million.

Based on these performance results, the Committee assigned a Global Balanced Scorecard multiplier of 90%.

The 2010 Regional Balanced Scorecards consisted of operating profit, free cash flow, market share and total cost of quality objectives with a possible multiplier score of 0-200%. The North America Region’s focus on quality initiatives resulted in achievement of its total cost of quality objective. Delivery of consumer relevant innovation through a significant number of new product launches resulted in strong branded share gains and achievement of the market share objective. Slowing sales growth in the second half of 2010, however, combined with higher costs and aggressive competitive pricing pressure, negatively impacted regional operating profit which totaled $461 million. The operating profit objective of a 15 to 20% improvement was not achieved. The same factors negatively impacted free cash flow and the free cash flow objective established for the region was not achieved. Considering these results, the Committee approved a North America Regional Balanced Scorecard multiplier of 40%. The Latin America Region outperformed expectations with substantial sales growth and strong operating margins. Regional operating profit of $668 million exceeded the 15 to 20% operating profit improvement objective. Free cash flow and market share objectives for the region were also exceeded. In addition, the region met its total cost of quality objective. The Committee considered these results in approving a Latin America Regional Balanced Scorecard of 165%.

The 2010 Company Performance Factor for Messrs. Fettig, Todman and Templin was determined by reference to the Global Balanced Scorecard, resulting in a 90% Company Performance Factor. For each NEO with specific regional responsibilities, the Company Performance Factor is based on an average of the Global Balanced Scorecard multiplier and the applicable Regional Balanced Scorecard multiplier. For 2010, Mr. Bitzer’s responsibilities included North America and as a result, the Company Performance Factor used in calculating his PEP award was 65%. For 2010, Mr. Drummond’s responsibilities included Latin America and as a result, the Company Performance Factor used in calculating his PEP award was 127.5%.

2010 Individual Performance Assessment

The Committee annually reviews each executive officer’s individual performance based on a rigorous review of individual achievements during the performance period relative to established goals. With respect to NEOs other than the CEO, the Committee may rely on the assessment of individual performance provided by the CEO. Executive officers are reviewed based on established criteria for results, leadership, talent and demonstration of Whirlpool values.

As a result of this process, each NEO receives one of the following performance ratings:

The Committee retains the discretion to reduce Individual Performance Factors within the ranges set forth above. In determining the individual performance rating, the CEO and Committee consider each NEO’s absolute performance, performance relative to internal peers, any unforeseen factors that influenced the results of each NEO, and the extent to which the leadership of each NEO has contributed to Whirlpool’s success during the performance period based on qualitative measures. For 2010, each NEO received a performance rating of “Strong Results” or higher.

Based on this review, the Committee determined the actual PEP payout to each NEO by multiplying the NEO’s Target Award by the applicable Company Performance Factor and Individual Performance Factor. For Messrs. Fettig, Todman and Templin, the Company Performance Factor, comprised solely of the 90% Global Balanced Scorecard multiplier resulted in PEP payouts slightly below target. Mr. Bitzer’s PEP payout was lower than target due not only to the impact of the Global Balanced Scorecard multiplier, but also a significantly lower Regional Balanced Scorecard multiplier. Mr. Drummond’s PEP payout was slightly above target due to the impact of a higher Regional Balanced Scorecard Multiplier which mitigated the impact of the lower Global Balanced Scorecard multiplier on the Company Performance Factor.

Long-Term Incentives

Long-term incentive opportunities are tied directly to Whirlpool’s financial and strategic performance over a preset period beginning each January 1 and continuing for one year or longer. Each set of performance measures rewards the achievement of specific long-term strategic goals designed to deliver long-term stockholder value. The length of the performance period varies depending on the performance measures established by the Committee.

Long-term awards typically consist of a combination of stock options and stock equivalents in the form of performance-based restricted stock units, which are distributed in stock, and performance units payable in cash, depending on the NEO’s job responsibilities. We have generally followed a practice of making all equity awards to employees, including NEOs, on a single date every year. Generally, the Committee grants these equity awards at its regularly scheduled meeting in February. This meeting usually occurs after we release our final earnings for the prior fiscal year, which permits material information regarding our performance for the prior fiscal year to be disclosed to the public before equity-based grants are made. The Committee determines equity award values based on the closing stock price on the date of grant. Because the Committee determines the number of any stock options to be granted, and the target number of any restricted stock units, based on the closing stock price on the date of grant, these numbers may vary significantly from year to year as a result of changes in the stock price.

Due to the limited number of shares remaining available under the 2007 Omnibus Stock and Incentive Plan, the Committee elected in February 2010 to grant only awards of performance-based restricted stock units and performance cash units under the 2010 long-term incentive program. Performance-based restricted stock units, which have a higher value per share at grant, required fewer shares than stock options to convey the target award values intended by the Committee. Following the adoption of the 2010 Omnibus Stock and Incentive Plan by stockholders at their annual meeting, the Committee resumed the practice of granting a significant portion of the long-term incentive award in the form of stock options in 2011.

Illustration of Whirlpool’s 2010 Long-Term Incentive Award

Establishing Award Levels and Equity Values

Long-term incentive awards granted to NEOs are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. As with PEP, the Committee established a 2010 ROE target of 8% as the objective performance measure for long-term incentives, which was met. As in prior years, achievement of the ROE target established the maximum award level for each NEO with actual payouts based on consideration of other performance metrics and the exercise of negative discretion by the Committee.

At the beginning of 2010, the Committee established long-term incentive opportunities as a percentage of an executive’s base salary for each NEO. The Committee established 2010 long-term incentive target award levels for the NEOs taking into account comparative market data as follows:

NEO	Long-Term Incentive Target Award (as % of salary)
Jeff M. Fettig	575%
Roy W. Templin	225%
Michael A. Todman	250%
Marc R. Bitzer	250%
Jose A. Drummond	125%

For 2010, the Committee determined that performance in-line with long-term incentive performance expectations would result in a payout equal to 100% of the target award, while performance substantially above expected performance could result in a maximum payout of up to 200% of the target award. Performance below expected performance could result in no long-term incentive award payout.

The Committee determined the allocation of each NEO’s 2010 long-term incentive target award between performance-based restricted stock units and performance cash units based on the officer’s position and ability to impact components of company performance and stock value over the longer term. The 2010 long-term incentive target award allocations for each NEO are as follows:

NEO	Performance- Based Restricted Stock Units as % of Target Award	Performance Cash Units as % of Target Award
Jeff M. Fettig	100%	0%
Roy W. Templin	66.7%	33.3%
Michael A. Todman	100%	0%
Marc R. Bitzer	100%	0%
Jose A. Drummond	66.7%	33.3%

The Committee determined the target number of performance-based restricted stock units granted to each NEO based on the Fair Market Value of Whirlpool stock on the date in February 2010 when the long-term incentive target award was established under the terms of the 2007 Omnibus Stock and Incentive Plan.

For 2010, the Committee selected a one-year performance period for the achievement of performance goals, with the number of performance-based restricted stock units and performance cash units to be earned determined in 2011 based on 2010 performance. The Committee further selected a two-year vesting period tied to continued employment following the end of the performance period for any earned awards. The additional vesting requirement was intended to support our overall retention objectives and to ensure that final payouts reflected changes in stockholder value over the entire three-year period.

Establishing Performance Measures and Reviewing Outcomes

In exercising negative discretion, the Committee reviewed performance under previously established objective performance goals to determine actual awards. For 2010, the Committee established equally weighted goals based on critical profitability and liquidity measures, Operating Profit and Free Cash Flow, and a one-year performance period. The Committee established ranges from 0 to 200% for performance against each of these measures. The ranges provided a 100% midpoint of $950 million for Operating Profit and a 100% midpoint of $450 million for Free Cash Flow, with results above and below the midpoints to be proportionally calibrated within the established ranges.

Based on achievement of $1.008 billion Operating Profit, up 46.5% from 2009, and $502 million in Free Cash Flow, the Committee determined an Operating Profit Performance Factor of 113.8% and a Free Cash Flow Performance Factor of 113%. As a result of these performance outcomes, the Committee determined that 113.4% of the target number of restricted stock units and performance cash units would be awarded to the NEOs. The 2010 performance-based restricted stock units and performance cash units are subject to a two-year vesting period and will be distributed in February 2013. By combining the features of a performance period and a vesting period, these awards reward contributions to long-term objectives and discourage taking excessive risks for short-term gain.

Special Recognition and Retention Awards

While most of our equity awards have historically been made pursuant to our annual grant practice, the Committee retains the discretion to make additional “off-cycle” awards to senior officers, including NEOs, in connection with promotions, recruitment efforts, succession planning or significant accomplishments. In recognition of their achievements and for purposes of retention, in June 2010, the Committee granted Messrs. Bitzer and Drummond restricted stock unit awards. Under these awards, 50% of the restricted stock units will vest and be distributed on the fifth anniversary of the grant date and the remaining 50% will vest and be distributed on the tenth anniversary of the grant date, provided that the recipient remains in the continued service of the company.

Perquisites

We provide limited perquisites to executives, including financial planning services, limited use of Whirlpool owned and leased property, product discounts, home security, relocation assistance, and comprehensive health evaluations. These perquisites are designed to support a market-based competitive total compensation package, which serves our overall attraction and retention objectives, enhances the efficiency of our management team by enabling them to focus their efforts on Whirlpool business and ensures that Whirlpool derives the most value from our overall compensation and benefits expenditures. For purposes of personal security, Mr. Fettig and Mr. Todman may use company aircraft for personal use, and other executives may be granted limited use of the aircraft with the permission of the CEO. Mr. Drummond is eligible to receive the use of a company car and driver for security reasons and as part of a competitive total compensation package, consistent with prevailing practice in Latin America.

Post-Termination Payments

Our U.S.-based NEOs are eligible to receive benefits under a severance policy generally available to U.S. salaried employees. In addition, the Human Resources Committee may agree to provide additional severance benefits upon the termination of an executive officer.

We have entered into Compensation Benefits and Assurance Agreements with each executive officer, including each NEO, to provide benefits in the event of a qualifying termination following a change in control of Whirlpool. These agreements are intended to ensure that our NEOs are not deterred from exploring opportunities that will result in maximum value for stockholders, including actions that may result in a change in their position or standing within Whirlpool and to promote orderly succession of talent and support our overall attraction and retention objectives.

During 2010, the Committee reviewed the existing Compensation and Benefits Assurance Agreements with the assistance of Frederic W. Cook & Co. Based on the Committee’s recommendation, the Board authorized a new form of agreement intended to better align the company’s change in control severance program with current best practices in this area. The new agreements revise the definition of change in control by raising the stock acquisition threshold level of Whirlpool stock that must be acquired by an outside entity and requiring consummation of a merger or consolidation transaction to trigger the protections afforded under the program. In addition, the new agreements impose a “double trigger” requirement under which benefits are triggered only upon the occurrence of both a change in control event and the termination of the employment relationship by the company or by the executive for good reason. The new agreements also reduced the level of benefits provided by removing additional age and service credits under pension plan calculations, limiting the severance multiplier to two times salary and bonus for executives other than the CEO and Presidents, and eliminating excise tax gross-ups.

Retirement Benefits

NEOs are eligible for retirement benefits designed to provide, in total, a market-competitive level of income replacement upon achieving retirement eligibility by using a combination of qualified and non-qualified plans. We assess retirement benefits for NEOs against data provided to the Towers Watson Employee Benefits Information Center by other U.S. companies that provide survey data on executive benefits. Specifically, in 2009 we reviewed comparisons with Towers Watson data obtained from over 300 companies, approximately one-half of which were companies with revenues of $10 billion or more. Accordingly, this survey tool includes data on a much broader base of companies than those included in the executive compensation comparator group.

This review is an important factor used in determining the median retirement income replacement ratio among similarly situated executives at such companies as the targeted amount of total retirement benefits for our NEOs. Total retirement benefits are provided through a combination of qualified and non-qualified defined contribution plans and qualified and non-qualified defined benefit plans. As a result of the current mix of our retirement plans, we believe that total retirement benefits for the NEOs are currently at a competitive level when compared to the other companies in the survey. Executive officers in locations outside the United States receive retirement benefits designed to be competitive with benefits provided to executives in comparable positions within their regions. Whirlpool continues to strive to provide retirement benefits that are market-competitive.

Stock Ownership Guidelines

Stock ownership guidelines, which are approved by the Committee, support the objective of increasing the amount of Whirlpool stock owned by senior Whirlpool leaders. Ensuring that our NEOs and other senior Whirlpool leaders have a significant stake in Whirlpool’s long-term success aligns the interests of executives with those of our stockholders. These ownership guidelines are based on a review of competitive market practice conducted by Frederic W. Cook & Co. The guidelines for stock ownership are expressed as multiples of base salary and vary based on an individual’s level in the organization. Ownership guidelines for the NEOs are listed below:

CEO:	7 times base salary
President:	5 times base salary
Executive Vice Presidents:	4 times base salary

The guidelines state that each executive should achieve the respective level of stock ownership within five years. For these guidelines, ownership includes shares purchased on the open market, shares owned jointly with spouses and children, shares held in the Whirlpool 401(k) Retirement Plan, shares obtained through stock option exercises (but not including unexercised stock options), stock award distributions, and vested stock units (including those on which the executive has deferred distribution).

The Committee, as well as Whirlpool’s senior leadership, annually reviews each executive officer’s progress on achieving the applicable level of ownership. During the Committee’s most recent review of ownership levels, it was determined that each NEO currently meets or is on track to meet the applicable stock ownership guideline during the stated timeframe.

Recovery of Previously Paid Executive Compensation

The PEP and omnibus stock incentive plans include “claw-back” provisions under which the repayment of awards may be required under certain circumstances. Under these plans, the Committee may require repayment of an award if the participant is terminated or otherwise leaves employment with the company within two years following the vesting date of the award and such termination of employment is in any way connected with any misconduct or violation of company policy. Moreover, these plans provide that the Committee may require repayment of awards if a participant becomes employed with a competitor within the two-year period following termination of employment, or for any other reason considered by the Committee in its sole discretion to be detrimental to the company or its interests.

Deductibility of Executive Compensation

The Committee intends to preserve the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while focusing on consistency with its compensation philosophy, the needs of Whirlpool, and stockholder interests. Whirlpool’s stockholders have approved PEP and our omnibus stock and incentive plans that award our short-term cash and long-term incentives to executives. Many of the types of awards authorized in these stockholder-approved plans would be considered qualifying “performance-based” compensation for purposes of Section 162(m). As a result, such performance-based awards are excluded in the determination of the $1 million deduction limit under Section 162(m). However, the Committee retains the ability to make payments in one or more of the programs as previously discussed that may not qualify for tax deductibility under Section 162(m).

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of Whirlpool’s Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based upon this review and discussion, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Whirlpool’s Annual Report on Form 10-K for the year ended December 31, 2010, as incorporated by reference from this proxy statement.

HUMAN RESOURCES COMMITTEE

Michael D. White, Chair

Samuel R. Allen

Herman Cain

William T. Kerr

Miles L. Marsh

William D. Perez

Paul G. Stern

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth compensation information for our NEOs during the 2010, 2009, and 2008 fiscal years; however, 2009 and 2008 information is not provided for Mr. Drummond because he was not an NEO during those fiscal years. The table may not reflect the actual compensation received by our NEOs for those periods. For example, amounts recorded in the stock awards and options columns reflect the fair market value of the awards at the award date and the targeted compensation for certain performance-based equity awards. The actual value of compensation realized by the NEO will likely vary from any targeted equity award amount due to company performance relative to established incentive award criteria, the stock price on award distribution dates, and differences between the original stock option valuation assumptions and the level of compensation realized on exercise.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)		Total ($)
	2010	1,325,000	–	7,676,247	–	1,802,250		3,424,664	212,536		14,440,697
Jeff M. Fettig Chairman of the Board and Chief Executive Officer	2009	1,275,000	–	3,990,133	1,914,000	3,500,000		1,704,872	122,811	(6)	12,506,816
	2008	1,262,500	–	3,738,703	2,544,356	420,000		683,122	133,207		8,781,888
	2010	691,667	–	1,049,934	–	1,217,850		240,842	62,291		3,262,584
Roy W. Templin Executive Vice President and Chief Financial Officer	2009	650,000	–	433,325	248,239	1,409,958		130,835	54,348	(6)	2,926,705
	2008	641,667	–	433,601	295,120	312,869		60,254	56,781		1,800,292
	2010	825,000	–	2,062,449	–	742,500		727,967	113,401		4,471,317
Michael A. Todman President, Whirlpool International	2009	760,000	–	949,986	544,220	1,254,000		411,121	119,686	(6)	4,039,013
	2008	753,333	–	951,268	647,156	188,333		192,160	125,613		2,857,863
	2010	750,000	–	3,924,546	–	487,500		44,754	207,675		5,414,475
Marc R. Bitzer President, Whirlpool North America(7)	2009	648,013	–	433,325	248,239	1,409,958	(6)	9,348	80,689		2,829,572
	2008	713,378	–	359,181	244,444	234,052		–(8)	105,222		1,656,277
Jose A. Drummond Executive Vice President and President Whirlpool Latin America(7)	2010	837,403	–	2,721,038	–	1,707,258		–	280,198		5,545,897

(1)

Reflects fair value of target performance-based restricted stock unit awards and time-based restricted stock unit awards on the award date. See our “Stock Options and Incentive Plans” Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used to account for these awards. Performance-based restricted stock units have a potential payout of 0% to 200% of the target amount. The fair values of the maximum possible performance-based restricted stock unit awards as of the award dates are as follows:

Name	2008 ($)	2009 ($)	2010 ($)
Jeff M. Fettig	7,477,406	7,331,201	15,352,494
Roy W. Templin	867,202	866,650	2,099,868
Michael A. Todman	1,902,536	1,899,972	4,124,898
Marc R. Bitzer	718,362	866,650	3,749,892
Jose A. Drummond	–	–	1,342,876

For the actual number of performance-based restricted stock units earned for the 2008, 2009 and 2010 performance periods, see the “Outstanding Equity Awards at Fiscal Year-End” table.

(2)	Reflects the fair value of stock option awards on the award date. See our “Stock Options and Incentive Plans” Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used in calculating these values.

(3)	Represents the sum of cash incentive awards earned in 2010 under PEP. For Messrs. Templin and Drummond this amount also includes earned 2010 performance cash units. The 2010 performance cash unit awards are subject to time-based vesting and will not be paid out until February 2013. The individual PEP and performance cash unit awards that comprise the total value in the “Non-Equity Incentive Plan Compensation” column above for our NEOs were:

Name	2010 PEP Award ($)	2010 Performance Cash Award (earned, but unvested) ($)	Total ($)
Jeff M. Fettig	1,802,250	–	1,802,250
Roy W. Templin	622,500	595,350	1,217,850
Michael A. Todman	742,500	–	742,500
Marc R. Bitzer	487,500	–	487,500
Jose A. Drummond	1,304,422	402,836	1,707,258

(4)	Reflects the change in actuarial present value of these benefits from December 31, 2009 to December 31, 2010. See the Pension Benefits table for the actuarial present value of these benefits. None of our NEOs received above-market earnings on their non-qualified deferred compensation accounts.

(5)	The following table presents an itemized account of the amounts shown in the “All Other Compensation” column for each NEO in 2010:

Name	Personal Use of Whirlpool Aircraft(a) ($)	Car & Driver(b) ($)	Other Perquisites(c) ($)	Insurance Premiums(d) ($)	Defined Contribution Plan Contributions(e) ($)	Relocation(f) ($)	Total ($)
Jeff M. Fettig	88,306	–	39,980	–	84,250	–	212,536
Roy W. Templin	–	–	17,708	–	44,583	–	62,291
Michael A. Todman	52,317	–	8,495	–	52,589	–	113,401
Marc R. Bitzer	–	–	15,026	–	48,167	144,482	207,675
Jose A. Drummond	–	107,165	2,839	56,218	113,976	–	280,198

(a)	Our incremental cost for personal use of Whirlpool aircraft is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs are based on industry standard rates of variable operating costs, including fuel costs, trip-related maintenance, landing/ramp fees and other miscellaneous variable costs. On certain occasions, a spouse or other family member may accompany one of our NEOs on a flight. No additional operating cost is incurred in such situations under the foregoing methodology. We do not pay our NEOs any amounts in connection with taxes on income imputed to them for personal use of our aircraft.

(b)	For Mr. Drummond, this amount includes $34,068 for the incremental cost to Whirlpool of providing a car and $73,097 for the incremental cost to Whirlpool of providing a driver. We calculated the incremental cost of the driver by using the actual employment cost to Whirlpool during 2010 and of the car by using the total lease payments.

(c)	Represents the incremental cost to Whirlpool of: Whirlpool products offered at discounted prices; financial planning and tax services; personal use of property that we own or lease primarily for business purposes; comprehensive health evaluations and home security. Individually, none of these categories of perquisites or personal benefits exceeded $25,000 for any single NEO.

(d)	Represents Whirlpool’s payments to provide life, medical and dental insurance programs to Mr. Drummond, consistent with those programs provided for individuals at his position level in Brazil.

(e)	Represents Whirlpool’s contributions to the 401(k) Retirement Plan and the 401(k) Restoration Plan for Messrs. Fettig, Templin, Todman, and Bitzer. The amount for Mr. Drummond includes Whirlpool’s contributions to a defined contribution plan account maintained in Brazil.

(f)	For Mr. Bitzer, includes a net payment of $143,973 under our tax equalization program, which neutralizes the tax effect of an international transfer where the executive’s income would be subject to tax in two countries.

(6)	Amounts in the All Other Compensation and Total columns have been adjusted to reflect that, due to an administrative error, the Defined Contribution Plan contributions previously reported in 2009 were overstated by $4,100 for Mr. Fettig, $6,136 for Mr. Templin, and $5,400 for Mr. Todman. In the Non-Equity Incentive Plan Compensation column, the amount of Mr. Bitzer’s 2009 PEP award has been adjusted to reflect that the award paid was $2,787 higher than previously reported, because the actual award was calculated using base salary level, rather than salary paid, to neutralize the impact of currency conversion.

(7)	Compensation values shown for Mr. Bitzer for 2008 and a portion of 2009 have been converted from Euros to U.S. dollars using the average currency conversion rate for each respective period. Compensation values shown for Mr. Drummond have been converted from Brazilian reais to U.S. dollars using the average currency conversion rate for 2010.

(8)	No change in actuarial value is reflected as Mr. Bitzer became eligible to participate in the Whirlpool Supplemental Executive Retirement Plan (“SERP”) in 2009.

Grants of Plan-Based Awards

The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. In February 2010, we granted short-term cash incentives to our NEOs under the Performance Excellence Plan (“PEP”) and long-term incentives using performance-based restricted stock units and performance cash units under the Whirlpool Corporation 2007 Omnibus Stock and Incentive Plan.

The Committee established both target and maximum award levels of performance-based restricted stock units and performance cash units with actual awards to be determined based on the achievement of specified objectives during the 2010 fiscal year (the “performance period”). Upon completion of the performance period, the Committee approved award amounts in 2011, basing the number of restricted stock units and performance cash units awarded on the level of achievement of 2010 objectives. These awards, once determined, are subject to a two-year vesting period.

Generally, an executive must be employed by Whirlpool on the last day of the performance period in order to obtain PEP, performance-based restricted stock unit, or performance cash unit awards. However, if an executive dies, becomes disabled, or retires after a minimum of six months of the performance period has been completed, but prior to the end of the performance period, and at the end of the performance period the Committee determines that the performance objectives have been met, the Committee may determine to award the executive or his beneficiaries, if applicable, a portion of the award.

With respect to performance-based restricted stock unit and performance cash unit awards, if an executive dies, becomes disabled, or retires after the completion of the performance period, but prior to the vesting date of the award, vesting and distribution are accelerated.

The Committee also granted time-based restricted stock unit awards to Messrs. Bitzer and Drummond. These grants were made in June 2010 under the Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan. Under these awards, 50% of the restricted stock units will vest and be distributed on the fifth anniversary of the grant date in June 2015 and the remaining 50% will vest and be distributed on the tenth anniversary of the grant date in 2020. Upon vesting, time-based restricted stock units convert on a one-for-one basis to shares of common stock. There are no dividend amounts credited to the restricted stock units during the vesting period. If the executive dies or becomes disabled prior to the vesting date of the award, vesting and distribution are accelerated. Any unvested award amounts are otherwise forfeited upon termination of employment.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Jeff M. Fettig
PEP – Cash(1)	–	0	2,002,500	5,000,000	–	–	–	–	–
Performance RSUs(2)	2/15/2010	–	–	–	0	94,570	189,140	–	7,676,247
Roy W. Templin
PEP – Cash(1)	–	0	700,000	2,800,000	–	–	–	–	–
Performance RSUs(2)	2/15/2010	–	–	–	0	12,935	25,870	–	1,049,934
Performance Cash Units(3)	–	0	525,000	1,050,000	–			–
Michael A. Todman
PEP – Cash(1)	–	0	825,000	3,300,000	–	–	–	–	–
Performance RSUs(2)	2/15/2010	–	–	–	0	25,409	50,818	–	2,062,449
Marc R. Bitzer
PEP – Cash(1)	–	0	750,000	3,000,000	–	–	–	–	–
Performance RSUs(2)	2/15/2010	–	–	–	0	23,099	46,198	–	1,874,946
Restricted Stock Units(4)	6/15/2010	–	–	–	–	–	–	20,000	2,049,600
Jose A. Drummond
PEP – Cash(1)	–	0	638,298	2,553,191	–	–	–	–	–
Performance RSUs(2)	2/15/2010	–	–	–	0	8,272	16,544	–	671,438
Performance Cash Units(3)	–	0	332,447	664,894	–	–	–	–	–
Restricted Stock Units(4)	6/15/2010	–	–	–	–	–	–	20,000	2,049,600

(1)	Represents estimated possible payouts of short-term incentive awards for 2010 under PEP. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts for 2010.

(2)	Represents estimated possible restricted stock unit awards for 2010 performance. See the column captioned “Stock Awards – Number of Shares or Units of Stock That Have Not Vested” in the Outstanding Equity Awards at Fiscal Year-End Table for actual awards.

(3)	Represents estimated possible performance cash unit awards for 2010 performance for Messrs. Templin and Drummond. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for actual awards for 2010. In 2010, Messrs. Fettig, Todman and Bitzer did not receive performance cash unit awards as part of their long-term incentives.

(4)	Represents the fair value on the award date for the restricted stock unit awards granted by the Committee on June 15, 2010.

(5)	Represents the fair value at the award date for the performance-based restricted stock units for each NEO based upon the probable outcome of the performance conditions.

Outstanding Equity Awards at Fiscal Year-End

The table below lists outstanding equity grants for each NEO as of December 31, 2010. The table includes outstanding equity grants from past years as well as the current year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Jeff M. Fettig Stock Options
2001	70,000	–		54.07	2/19/2011
2002	70,000	–		67.29	2/18/2012
2003	70,000	–		49.60	2/17/2013
2004	40,000	–		72.94	2/16/2014
2006	83,200	–		89.16	2/20/2016
2007	91,000	–		94.47	2/19/2017
2008	80,869	39,831		88.49	2/18/2018
2009	102,000	198,000		31.82	2/16/2019
Performance RSUs
2008						11,000	(2)	977,130	(4)
2009						144,206	(5)	12,809,819
2010						107,242	(6)	9,526,307
RSUs						37,140	(7)	3,299,146
Roy W. Templin Stock Options
2003	10,000	–		62.98	7/01/2013
2004	2,664	–		72.94	2/16/2014
2006	9,300	–		89.16	2/20/2016
2007	10,600	–		94.47	2/19/2017
2008	9,380	4,620		88.49	2/18/2018
2009	13,231	25,678		31.82	2/16/2019
Performance RSUs
2008						1,224	(2)	108,728	(4)
2009						15,660	(5)	1,391,078
2010						14,668	(6)	1,302,958
RSUs						17,500	(8)	1,554,525

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Michael A. Todman Stock Options
2004	10,282	–		72.94	2/16/2014
2006	19,200	–		89.16	2/20/2016
2007	19,100	–		94.47	2/19/2017
2008	20,569	10,131		88.49	2/18/2018
2009	29,003	56,298		31.82	2/16/2019
Performance RSUs
2008						2,687	(2)	238,686	(4)
2009						34,333	(5)	3,049,800
2010						28,813	(6)	2,559,459
RSUs						65,601	(9)	5,827,337
Marc R. Bitzer Stock Options
2004	3,563	–		75.32	2/16/2014
2006	6,932	–		89.16	2/20/2016
2007	9,145	–		94.47	2/19/2017
2008	7,770	3,826		88.49	2/18/2018
2009	261	25,678		31.82	2/16/2019
Performance RSUs
2008						1,014	(2)	90,074	(4)
2009						15,660	(5)	1,391,078
2010						26,194	(6)	2,326,813
RSUs						68,212	(10)	6,059,272
Jose A. Drummond Stock Options
2008	–	2,219		88.49	2/18/2018
2009	–	14,550		31.82	2/16/2019
Performance RSUs
2008						588	(2)	52,232	(4)
2009						8,873	(5)	788,189
2010						9,380	(6)	833,225
RSUs						46,000	(11)	4,086,180

(1)	As shown in the table above, each NEO has two awards with remaining unvested stock options listed in this column. These awards represent grants from 2008 and 2009. Stock options generally vest and become exercisable in equal installments on the first, second, and third anniversary of the grant date. As of the last day of our 2010 fiscal year, the awards made in 2008 have one remaining vesting date, February 18, 2011; the awards made in 2009 have two vesting dates remaining, February 16, 2011, and February 16, 2012. There were no stock option awards made in 2010 to NEOs.

(2)	Represents restricted stock units earned for 2008 performance, but subject to time-based vesting and unvested as of December 31, 2010. Shares of common stock were distributed on February 18, 2011.

(3)	Represents earned, but unvested restricted stock units multiplied by the closing price, $88.83, of our common stock on December 31, 2010. The ultimate value of the awards will depend on the value of our common stock on the actual vesting date.

(4)	The value of the awards as of the February 18, 2011 vesting date was as follows: Mr. Fettig, $917,840; Mr. Templin, $102,131; Mr. Todman, $224,203; Mr. Bitzer, $84,608; Mr. Drummond, $49,063.

(5)	Represents earned, but unvested restricted stock units granted for 2009 performance. Although earned in 2009, these restricted stock units are subject to time-based vesting and shares will not be distributed until February 16, 2012.

(6)	Represents earned, but unvested restricted stock units granted for 2010 performance. Although earned in 2010, these restricted stock units are subject to time-based vesting and shares will not be distributed until February 15, 2013.

(7)	Represents unvested time-based restricted stock units which will vest and be distributed in shares of common stock as follows: 22,500 on July 1, 2011; 14,640 upon retirement. Units vesting upon retirement are credited with dividend equivalents until distribution.

(8)	Represents unvested time-based restricted stock units which will vest and be distributed in shares of common stock as follows: 10,000 on September 1, 2011; 7,500 on June 18, 2014.

(9)	Represents unvested time-based restricted stock units which will vest and be distributed in shares of common stock as follows: 15,000 on July 1, 2011; 50,601 upon retirement. Units vesting upon retirement are credited with dividend equivalents until distribution.

(10)	Represents unvested time-based restricted stock units which will vest and be distributed in shares of common stock as follows: 10,000 on July 1, 2011; 10,000 on June 15, 2015; 10,000 on June 15, 2020; 38,212 upon retirement. Units vesting upon retirement are credited with dividend equivalents until distribution.

(11)	Represents unvested time-based restricted stock units which will vest and be distributed in shares of common stock as follows: 10,000 on October 1, 2011; 1,000 on January 1, 2012; 5,000 on June 18, 2014; 10,000 on June 15, 2015; 10,000 on October 1, 2018; 10,000 on June 15, 2020.

Option Exercises and Stock Vested

The table below summarizes the value received from stock option exercises and stock grants vested in 2010.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)
Jeff M. Fettig	–	–	32,000	2,709,440
Roy W. Templin	–	–	11,250	1,077,713
Michael A. Todman	27,000	1,007,008	6,700	567,289
Marc R. Bitzer	12,970	973,277	11,201	872,549
Jose A. Drummond	18,305	716,424	8,873	814,924

(1)	Option awards exercised by Mr. Todman were granted on February 18, 2002. Option awards exercised by Mr. Bitzer were granted on February 16, 2009. Option awards exercised by Mr. Drummond were granted on February 20, 2006 (2,471), February 19, 2007 (3,832), February 18, 2008 (4,506) and February 16, 2009 (7,496).

(2)	The dollar value realized on the exercise of stock options represents the pre-tax difference (fair market value of Whirlpool common stock on the exercise date minus the exercise price of the option) multiplied by the number of shares of common stock covered by the stock options held by the respective NEO.

(3)	Reflects shares distributed as a result of the vesting of restricted stock unit awards: Mr. Fettig – 32,000 performance-based restricted stock units; Mr. Templin – 7,500 time-based restricted stock units, 3,750 performance-based restricted stock units; Mr. Todman – 6,700 performance-based restricted stock units; Mr. Bitzer – 8,000 time-based restricted stock units which were automatically deferred for distribution until retirement; 3,201 performance-based restricted stock units; and Mr. Drummond – 7,300 time-based restricted stock units; 1,573 performance-based stock units.

(4)	The dollar value realized represents the pre-tax value received by each NEO upon the vesting of the stock unit awards. The value realized is based on the closing stock price of Whirlpool stock on the New York Stock Exchange on the vesting date.

Pension Benefits

Messrs. Fettig, Templin and Todman accrued benefits under the Whirlpool Employees Pension Plan (“WEPP”) and the associated Whirlpool Retirement Restoration Plan (the “Pension Restoration Plan”) through December 31, 2006, when plan benefits were frozen. Messrs. Fettig, Templin, Todman and Bitzer currently participate in the Supplemental Executive Retirement Plan (“SERP”). These plans provide a defined benefit upon retirement relative to salary and annual cash incentives earned during the employment period. The following table describes the estimated actuarial present value of accrued pension benefits through the end of our 2010 fiscal year for each of our NEOs listed in the table. None of our U.S.-based NEOs are retirement-eligible as of the last day of our 2010 fiscal year. The number of years of service credited to each NEO equals the NEO’s length of eligible service with Whirlpool. Whirlpool currently has a policy against crediting additional years of service under its pension plans.

WEPP is a qualified plan that provided all eligible employees, which included most Whirlpool salaried employees in the United States, with a defined pension benefit upon reaching retirement eligibility. For benefits under WEPP, the formula is:

2% x years of credited service x average base salary

In this formula:

•

“years of credited service” for salaried employees is generally based on hours worked as a salaried employee and also includes hours paid but not worked (such as vacations and holidays), hours of military service required to be recognized under federal law, and hours for up to 24 months of long-term disability;

•

“average base salary” generally means the average of base salary in effect during the 60 sequential (but not necessarily consecutive) full calendar months of a participant’s last 120 or fewer consecutive full calendar months of service before retirement or other termination of service that will produce the largest average monthly amount; and

•	the maximum number of years of service credited under the plan is 30 years.

Retirement benefits under this formula are limited by the Internal Revenue Code. Benefits can be paid to plan participants in a variety of annuity forms or as a lump sum amount. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.

After reaching age 55 and completing five years of service with Whirlpool, salaried participants in this plan are eligible for early retirement benefits under the plan. Benefits paid prior to age 65 are reduced. The factors used to determine this reduction vary with the participant’s age. For example, for salaried participants whose benefits have vested and who retire from active service at age 55, their retirement benefits are reduced to 55% of the full retirement benefit payable at age 65. None of our NEOs who participate in this plan were eligible for early retirement as of the last day of our 2010 fiscal year.

Under the Pension Restoration Plan, the retirement eligibility and benefit formula are the same as under WEPP, except that in this plan statutory benefit limitations are not applied in calculating benefits under the formula. With respect to our NEOs who participate in this plan, payments under this plan are made in accordance with their distribution elections. Participants in this plan may select among the following payment distribution options: lump sum seven months following termination; lump sum in the year following the year of termination; or ten annual installments commencing in the year following termination. Participants may not make withdrawals during their employment. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.

SERP is a non-qualified plan that provides benefits in excess of Internal Revenue Code limitations under WEPP. SERP provides a benefit based on annual cash incentive compensation which supplements the benefit calculated on base salary under WEPP. With respect to benefits under SERP, the formula is:

2% x years of credited service x average of the highest 5 PEP awards received over the last ten years

In this formula:

•	“years of credited service” has the same meaning as it does under WEPP described above; and

•	the maximum number of years of service credited under the plan is 30 years.

Mr. Bitzer became eligible to participate in SERP in 2009, but will not be vested until December 31, 2013 as he must complete five years of credited U.S. service in the plan. After completing five years of service, our NEOs are eligible for benefits under SERP upon termination of employment for any reason except a termination for cause, provided they have received one or more PEP awards within the last ten calendar years preceding their termination of employment. Participants in this plan may select among the following payment distribution options: lump sum seven months following termination; lump sum in the year following the year of termination; or ten annual installments commencing in the year following termination.

The actuarial present values of benefits under these plans are calculated in accordance with the following assumptions: (1) discount rate: 2010 – 5.6% and 2009 – 5.85%; (2) assumed retirement age: 65; (3) no pre-retirement decrements; (4) assumed form of payment: lump sum, determined as equal to the present value of the life annuity provided by the plans’ formulas and calculated based on the plans’ provisions, including an interest rate based on high-quality corporate bond yields (assumed to be 5.6%) and mortality assumption that is based on the RP-2000 Table. The actuarial increase during our 2010 fiscal year of the projected retirement benefits can be found in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column (all amounts reported under that heading represent actuarial increases in our plans).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeff M. Fettig	WEPP	26	668,958	–

	DB Restoration	26	2,098,437	–

	SERP	30	9,115,876	–

			Total 11,883,271
Roy W. Templin	WEPP	4	75,066	–

	DB Restoration	4	67,797	–

	SERP	8	548,261	–

			Total 691,124
Michael A. Todman	WEPP	14	345,440	–

	DB Restoration	14	550,148	–

	SERP	18	1,943,049	–

			Total 2,838,637

Marc R. Bitzer	WEPP	–	–	–

	DB Restoration	–	–	–

	SERP	2	54,102	–

			Total 54,102

Defined Contribution Plans

The Whirlpool 401(k) Retirement Plan provides a defined contribution retirement benefit qualified under Section 401(k) of the Internal Revenue Code. This plan offers participants a pre-tax retirement savings vehicle plus employer contributions that encourage participant retirement savings and provide additional assets for employees’ retirement. Most U.S.-based employees of Whirlpool, including the NEOs, are eligible to participate in this plan, although different levels of employer contributions apply to different groups. This plan provides an automatic employer contribution of 3% of pay. The 401(k) plan provides for an employer match of up to 4% of pay, provided that participants contributed at least 5% of pay on a pre-tax basis to the plan and subject to contribution and benefit limitations under the Internal Revenue Code.

Mr. Drummond participates in a defined contribution pension plan in Brazil. The plan offers participants a retirement savings vehicle plus employer contributions to encourage participant savings and provide additional assets for retirement, as well as certain death and disability benefits. Under the plan, a participant may elect, on an annual basis, to contribute up to a maximum of 5.5% of monthly salary into the plan. Based on the age of the employee, Whirlpool makes an employer contribution within a range of 50% to 200% of the employee’s contribution level, but in no case less than 1% of the employee’s salary. The plan benefit upon retirement is based on the level of contributions over the participant’s period of participation in the plan. As the participant’s account is comprised of both individual and employer contributions, restrictions apply to the respective balances for any in-service withdrawals and distributions commencing upon resignation.

Whirlpool contributions to these plans are reported in the Summary Compensation Table and its accompanying footnotes.

Non-Qualified Deferred Compensation

The table below provides information about the non-qualified defined contribution deferred compensation plans in which our NEOs participate. Some of our U.S.-based NEOs participate in the Whirlpool Corporation Executive Deferred Savings Plan (“EDSP I”) and the Whirlpool Corporation Executive Deferred Savings Plan II (“EDSP II”). EDSP I was designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan. Participants may no longer make deferrals to EDSP I. EDSP II became effective January 1, 2005 to comply with the requirements of Code Section 409A.

EDSP II includes two components: the traditional component is known as EDSP II and the added component is known as the Whirlpool Executive Restoration Plan (the “401(k) Restoration Plan”). The traditional EDSP II is designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan and the 401(k) Restoration Plan. Eligible executives may elect to contribute up to 75% of their short-term incentives and long-term incentives under this component. For our NEOs, the 401(k) Restoration Plan treats base salary as the only form of compensation eligible for deferral under the plan.

An EDSP I participant may elect distribution following termination of employment in the form of a lump sum or in a number of monthly installments designated by the participant. A participant in EDSP II may select among the following post-termination distribution options: lump sum seven months following termination, lump sum in the year following the year of termination, or ten annual installments commencing in the year following termination.

EDSP I and EDSP II (including both the traditional component and the 401(k) Restoration Plan component) are unfunded non-qualified plans that are secured by our general assets. Amounts deferred are credited to recordkeeping accounts for participants, and the recordkeeping balances are credited with earnings and losses measured by investments generally similar to those selected by executives and available in the Whirlpool 401(k) Retirement Plan. Participants may not make withdrawals during their employment, except in the event of hardship, as approved by the Human Resources Committee.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Jeff M. Fettig
EDSP I	–	–	228,440	–	1,949,378
EDSP II	1,334,736	–	948,477	–	9,200,640
401(k) Restoration	44,250	75,600	107,171	–	658,785

Total	1,378,986	75,600	1,284,088	–	11,808,803
Roy W. Templin
EDSP I	–	–	–	–	–
EDSP II	31,283	–	47,220	–	444,000
401(k) Restoration	13,083	31,967	35,049	–	325,132

Total	44,366	31,967	82,269	–	769,132
Michael A. Todman
EDSP I	–	–	79,888	–	695,178
EDSP II	–	–	20,117	–	173,421
401(k) Restoration	19,492	40,939	25,696	–	223,583

Total	19,492	40,939	125,701	–	1,092,182
Marc R. Bitzer
EDSP I	–	–	–	–	–
EDSP II	–	–	–	–	–
401(k) Restoration	43,500	36,150	9,420	–	89,070

Total	43,500	36,150	9,420	–	89,070

(1)	The amount of the contributions made by each NEO, as reported above, is also included in each NEO’s compensation reported under the Summary Compensation Table, either as “Salary,” “Non-Equity Incentive Plan Compensation” or “Stock Awards.”

(2)	Represents the amount of the contributions made by Whirlpool to each NEO under the 401(k) Restoration Plan. These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table.

(3)	The aggregate earnings are not reported in the Summary Compensation Table.

(4)	The aggregate balance at December 31, 2010, as reported above, reflects amounts that either are currently reported or were previously reported as compensation in the Summary Compensation Table for 2010 or prior years, except for the aggregate earnings on deferred compensation.

Potential Post-Termination Payments

The tables below describe compensation and benefits payable to each of our NEOs, in each of the following circumstances: involuntary termination by Whirlpool for cause, involuntary termination by Whirlpool without cause, resignation, retirement, death, disability, and change in control (with and without a qualifying termination). The amounts shown in the table below assume that termination of employment or a change in control occurred as of December 31, 2010, and estimate certain amounts which would be paid to our NEOs upon the specified event. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts paid or distributed may be different. Factors that could greatly affect these amounts include the timing during the year of any such event, Whirlpool’s stock price, and the NEO’s age.

The tables quantify and the accompanying narrative disclosure describes the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included below, are distributions under the Whirlpool 401(k) Retirement Plan, accrued vacation pay, and, in certain circumstances, vested equity.

Involuntary Terminations and Resignation

We provide no additional benefits to any of our NEOs in the event that the NEO resigns from Whirlpool. Also, we do not have employment agreements with any of our U.S.-based NEOs that would provide benefits in the event that we terminate the NEO’s employment involuntarily for cause. As is customary for executives in Brazil, Mr. Drummond would be entitled to a special severance payment equal to 12 months of his base salary upon contract termination by Whirlpool or his retirement, under the terms of his employment agreement. Upon resignation and involuntary termination for cause, and in accordance with the terms of the long-term incentive awards granted under our incentive programs, our NEOs forfeit all unvested performance-based restricted stock units and performance cash units, as well as all unvested, and vested, but unexercised options. Certain time-based restricted stock units accelerate upon an involuntary termination without cause. Generally, in the event we terminate the employment of an NEO involuntarily without cause, the payment of the value of these unvested time-based restricted stock units is the only benefit to which the NEO is entitled. The amounts reflected in the table below do not include amounts payable under the severance policy generally applicable to all U.S. salaried employees. The Committee may, in its discretion, approve additional severance benefits designed to mitigate economic injury to the NEO as a direct result of the termination.

Retirement

None of the NEOs was retirement-eligible as of the last day of our 2010 fiscal year. If these NEOs chose to “retire” as of the last day of our 2010 fiscal year, the effect of that

“retirement” would be the same as if the NEO had resigned, as described immediately above. The following quantification of estimated compensation and benefits payable at retirement, as well as the accompanying narrative disclosure, assumes that each of our NEOs was retirement-eligible as of the end of our 2010 fiscal year.

In the event of retirement, our NEOs would be entitled to a mix of short- and long-term incentives. The possible short-term incentive payout would consist of a prorated cash payout under PEP for the fiscal year in which the NEO retires, provided that the objective performance goal for that year is met. Proration is based on the ratio of the number of days worked during the performance period to the total number of days in the performance period. The Committee met on February 14, 2011 and determined the PEP awards earned for 2010. An NEO who retired during 2010 would receive a payout based on the amounts approved by the Committee.

For the purposes of the table below and consistent with our assumption that each of our NEOs is retirement-eligible, we include a value showing the full vesting of certain unvested long-term incentive awards for the completed 2008 and 2009 performance periods. Vesting of performance cash units is accelerated at retirement. With respect to restricted stock unit awards, the benefit a retirement-eligible NEO would actually receive upon retirement would depend on whether the initial award is performance-based or time-based. For awards which are initially performance-based, but subject to vesting requirements, vesting accelerates upon retirement provided that the performance period is completed. For awards subject only to time-based vesting, the NEO forfeits any unvested restricted stock units upon retirement. Certain time-based awards fully vest upon retirement and attainment of age 60.

With respect to performance-based awards, a retirement-eligible NEO receives a prorated award if the NEO retires at least six months into the performance period, provided that the objective performance goal is met. The 2010 performance-based restricted stock unit and performance cash unit awards were granted for a one-year performance period. Proration is based on the ratio of the number of days worked during the performance period to the total number of days in the performance period. In the case of the 2010 awards, as of the last day of our 2010 fiscal year, each NEO had completed the full one-year performance period. The Committee met on February 14, 2011 and determined that our NEOs earned 113.4% of these 2010 awards. An NEO who retired during 2010 would receive a prorated payout based on this level of achievement.

A retirement-eligible NEO would receive accelerated vesting of all applicable unvested stock option awards upon retirement. Unvested stock options that are accelerated upon the retirement of a retirement-eligible NEO must be exercised within five years or the unexercised stock options will be cancelled.

Death and Disability

Upon the death or disability of one of our NEOs, with respect to the accelerated vesting of unvested, or partially unvested, performance cash unit awards, performance-based restricted stock unit awards, and stock options, the same analysis applies under these two scenarios as would apply in the case of the retirement of a retirement-eligible NEO, as described immediately above.

Certain time-based restricted stock units which provide for full vesting and distribution upon retirement accelerate upon death or disability. Other time-based units are forfeited in the event of death or disability prior to vesting.

The following table shows the possible payouts to each of our NEOs for the specified type of employment termination. As detailed above, the values for the retirement portion of the table assume that our NEOs were retirement-eligible as of the last day of the 2010 fiscal year and also assume that our NEOs were eligible for the full vesting of any restricted stock unit awards that provide for accelerated vesting upon either retirement, disability or death. As a result of these assumptions, the benefit conferred to Messrs. Fettig, Templin and Todman upon retirement is identical to the benefit conferred in the event of a disability or death. For Messrs. Bitzer and Drummond, certain restricted stock unit awards fully vest upon disability and death, but not upon retirement, and the incremental benefit of such awards are reflected in the amounts shown under “Disability” and “Death.” The designated beneficiaries of our NEOs would receive the same life insurance benefits generally available to all salaried employees and, thus, there is no additional incremental benefit paid out in the event that they die.

	INVOLUNTARY TERMINATION		RETIREMENT										DISABILITY	DEATH
Name	With Cause ($)	Without Cause (1) ($)	Short- Term Incentives	Long-Term Incentives
			2010 PEP ($)	2008 Performance RSUs ($)	2009 Perfor- mance RSUs ($)	2010 Perfor- mance RSUs ($)	2008 Perfor- mance Cash ($)	2009 Perfor- mance Cash ($)	2010 Perfor- mance Cash ($)	Stock Options ($)	RSUs ($)	TOTAL ($)	TOTAL(2) ($)	TOTAL(2) ($)
Jeff M. Fettig	–	1,300,471	1,802,250	977,130	12,809,819	9,526,307	–	–	–	11,301,523	1,300,471	37,717,500	37,717,500	37,717,500
Roy W. Templin	–	–	622,500	108,728	1,391,078	1,302,958	108,338	498,333	595,350	1,465,474	–	6,092,759	6,092,759	6,092,759
Michael A. Todman	–	4,494,886	742,500	238,686	3,049,800	2,559,459	–	–	–	3,212,994	4,494,886	14,298,325	14,298,325	14,298,325
Marc R. Bitzer	–	3,394,372	487,500	90,074	1,391,078	2,326,813	90,020	498,333	–	1,465,204	3,394,372	9,743,394	11,519,994	11,519,994
Jose A. Drummond	852,563	852,563	1,304,422	52,232	788,189	833,225	–	–	402,836	830,250	–	4,211,154	5,987,754	5,987,754

(1)	Represents the benefit of accelerated vesting of certain unvested time-based restricted stock units for Messrs. Fettig, Todman, and Bitzer and contractual severance payment for Mr. Drummond.

(2)	Represents the incremental benefit of certain time-based restricted stock units for Messrs. Bitzer and Drummond that provided for accelerated vesting in the event of disability or death.

Change in Control

Upon the occurrence of a change in control, our NEOs may receive accelerated vesting of previously unvested, performance cash units, restricted stock units, and stock options under the terms of those awards. Certain time-based restricted stock unit awards will be accelerated and paid out upon a change in control. In addition, we have agreements with each of the NEOs that take effect only in the event of a “change in control.” A “change in control” in accordance with these agreements is generally defined to include the acquisition by any person or group of 30% or more of Whirlpool’s voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of directors or their successors on the existing Board no longer constitute a majority, and consummation of a merger or consolidation of Whirlpool.

These agreements contain a “best net” approach to address the potential for any excise tax to be imposed for severance payments and benefits that would constitute an “excess parachute payment” under Section 4999 of the Internal Revenue Code. We will not provide a gross-up payment and will instead reduce payments to the NEO such that the aggregate amount equals the maximum amount that can be paid without triggering imposition of the excise tax, if the net amount received by the NEO on an after-tax basis would be greater than it would be absent such a reduction.

The following table shows the possible payouts to our NEOs triggered solely upon the occurrence of a change in control as of December 31, 2010.

	CHANGE IN CONTROL ONLY
Name	Long-Term Incentives
	Stock Options ($)	2008 Performance RSUs ($)	2009 Performance RSUs ($)	2010 Performance RSUs (1) ($)	2008 Performance Cash ($)	2009 Performance Cash ($)	2010 Performance Cash (1) ($)	RSUs ($)	Excise Tax Gross-Up ($)	TOTAL ($)
Jeff M. Fettig	11,301,523	977,130	12,809,819	8,400,653	–	–	–	3,299,146	–	36,788,271
Roy W. Templin	1,465,474	108,728	1,391,078	1,149,016	108,338	498,333	525,000	1,554,525	–	6,800,492
Michael A. Todman	3,212,994	238,686	3,049,800	2,257,081	–	–	–	5,827,337	–	14,585,898
Marc R. Bitzer	1,465,204	90,074	1,391,078	2,051,884	90,020	498,333	–	6,059,272	–	11,645,865
Jose A. Drummond	830,250	52,232	788,189	734,802	–	–	355,235	4,086,180	–	6,846,888

(1)	Values shown represent target awards.

Additional benefits are payable to our NEOs after a change in control, but only after a qualifying termination occurs. Qualifying terminations include: involuntary termination of the NEO by Whirlpool; voluntary termination by the NEO for good reason, as defined in the agreement; or a material breach of the change in control agreement by Whirlpool.

Cash severance arising from these change in control agreements is paid out in a lump sum payment equal to:

•	the NEO’s unpaid base salary;

•	unreimbursed business expenses; and

•	all other items earned by and owed to the NEO through and including the date of the termination.

These agreements also provide for the lump sum cash payment of:

•

for Messrs. Fettig, Todman and Bitzer, the greater of three times the NEO’s base salary on the date of the termination or the NEO’s base salary at any time during the 12 months prior to the change in control; for Messrs. Templin and Drummond, the greater of two times the NEO’s base salary on the date of the termination or the NEO’s base salary at any time during the 12 months prior to the change in control;

•

for Messrs. Fettig, Todman and Bitzer, the greater of three times current target bonus opportunity (in terms of a percentage of base salary) under PEP or the NEO’s highest target bonus opportunity at any time during the 12 months prior to the change in control; for Messrs. Templin and Drummond, the greater of two times current target bonus opportunity (in terms of a percentage of base salary) under PEP or the NEO’s highest target bonus opportunity at any time during the 12 months prior to the change in control; and

•

the greater of the NEO’s pro rata target bonus opportunity (in terms of a percentage of base salary) under PEP or the highest target bonus opportunity at any time during the 12 months prior to the change in control, or the actual bonus earned through the date of the termination under PEP based on the NEO’s current level of goal achievement.

Our NEOs are also entitled to receive continued health and life benefits for 18 months in connection with a termination after a change in control. The severance benefits provided to the NEOs in the event of a change in control include an amount, payable at the same time and in the same form as if paid from the non-qualified defined benefit pension plans, equal to the additional benefits to which the NEO would be entitled under our non-qualified defined benefit pension plans if the NEO’s benefits had fully vested.

The continuation of the NEO’s benefits will be calculated at the same cost and at the same level of coverage as in effect on the date of termination.

The amount of cash severance and benefits will be offset by any other severance-type payments the NEO may be eligible or entitled to receive from any other sources.

The following table shows possible payouts to our NEOs as of December 31, 2010, triggered upon the occurrence of a change in control and a subsequent qualifying termination. For Mr. Bitzer this amount reflects accelerated vesting under SERP.

Name	CHANGE IN CONTROL ONLY	QUALIFYING TERMINATION AFTER CHANGE IN CONTROL
		Cash Compensation
	TOTAL ($)	Severance Payments ($)	Annual Incentives ($)	Health, Welfare and Other Benefits ($)	Enhanced Pension Benefits ($)	Incremental Excise Tax Gross-Up ($)	TOTAL ($)
Jeff M. Fettig	36,788,271	10,012,500	1,802,250	15,580	–	–	48,618,601
Roy W. Templin	6,800,492	2,800,000	622,500	18,236	–	–	10,241,228
Michael A. Todman	14,585,898	4,950,000	742,500	18,776	–	–	20,297,174
Marc R. Bitzer	11,645,865	4,500,000	487,500	18,452	135,258	–	16,787,075
Jose A. Drummond	6,846,888	3,069,228	1,304,422	84,327	–	–	11,304,865

Item 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Item 2 – Advisory Vote on Executive Compensation

Recently enacted rules enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement.

As discussed in detail above under the caption “Compensation Discussion and Analysis,” we are dedicated to global leadership and to delivering superior stockholder value. Our executive compensation philosophy supports these objectives by attracting and retaining the best management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with Whirlpool’s focus on its enduring values.

To achieve our objectives, we implement a “pay-for-performance” philosophy using the following guiding principles:

•	compensation should be incentive-driven with both a short- and long-term focus;

•	a significant portion of pay should be performance-based, with the proportion varying with an executive’s level of responsibility;

•	components of compensation should be linked to increasing stockholder value; and

•

components of compensation should be tied to an evaluation of business and individual performance measured against financial, customer, quality and employee related objectives – a “balanced scorecard” approach.

The 2010 fiscal year demonstrated our commitment to these principles and illustrated how our program responds to business challenges and the marketplace.

•	Performance-based compensation in the form of annual and long-term incentives constituted over 75% of 2010 total target compensation for our CEO and other NEOs.

•	Whirlpool’s consolidated net sales grew to $18.4 billion, supporting achievement of revenue growth and earnings per share objectives under the Global Balanced Scorecard.

•

Responding to a cost take-out objective which served as a component of the short-term incentive compensation Global Balanced Scorecard in 2010, Whirlpool’s leadership exceeded the target objective and delivered significant net cost take-out results.

•	Whirlpool’s leadership focused on innovation, another 2010 Global Balanced Scorecard objective, yielding a significant number of new product launches and supporting branded share growth.

•

While other financial targets were exceeded, a highly competitive pricing environment negatively impacted price margin realization, a key component of the Global Balanced Scorecard. As a result, short-term incentive awards were slightly below target levels, despite impressive results on cost take-out, innovation and revenue growth.

•

Achieving cost take-out goals drove strong performance on operating profit and free cash flow objectives under the long-term incentive compensation program, resulting in slightly above target long-term incentive compensation.

•	Overall, short-term and long-term incentive compensation payouts versus targets were lower for NEOs in 2010 than 2009.

•

Equity compensation awards, which comprised either two thirds or 100% of NEO long-term compensation, continued to play an important role in rewarding NEOs for the achievement of long-term business objectives and providing incentives for the creation of stockholder value.

In keeping with current best practices, existing change in control severance agreements were replaced with new agreements that raise the stock acquisition threshold for a change in control, narrow the circumstances under which benefits are triggered, remove age and service credits that previously provided enhanced pension benefits, limit the severance multiplier to 2 times salary and bonus for executives other than the CEO and Presidents, and eliminate excise tax gross-ups. Other governance highlights of our compensation program include:

•	Significant stock ownership guideline levels to reinforce the link between the interests of our NEOs and those of stockholders.

•	Claw-back provisions in both our Performance Excellence Plan (PEP) and omnibus stock incentive plans under which the repayment of awards may be required in certain circumstances.

•	A fully independent Human Resources Committee of the Board of Directors advised by an independent compensation consultant that only provides services to the Human Resources Committee.

For the reasons discussed above, we are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Whirlpool Corporation’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory, and therefore not binding on Whirlpool, the Board, or the Human Resources Committee. The Board and the Human Resources Committee value the opinions of Whirlpool’s stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider such stockholders’ concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR Item 2 on the accompanying proxy or voting instruction card for the approval of the compensation of Whirlpool’s NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

ITEM 3 – ADVISORY VOTE ON FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Item 3 – Advisory Vote on Frequency of an Advisory Vote on Executive Compensation

Recently enacted rules also enable our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of Whirlpool’s NEOs, such as Item 2 above. By voting on this Item 3, stockholders may indicate whether they would prefer an advisory vote on NEO compensation once every one, two, or three years (or you may abstain).

After careful consideration of this Item, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Whirlpool at this time, and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow Whirlpool’s stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with Whirlpool’s policy of seeking input from, and engaging in discussions with, Whirlpool’s stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that Whirlpool’s stockholders may have different views as to what is the best approach for Whirlpool, and we look forward to hearing from such stockholders on this Item.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives a majority of votes cast for this resolution will be determined to be the preferred frequency with which Whirlpool Corporation is to hold an advisory stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”

The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board or Whirlpool in any way, the Board may decide that it is in the best interests of Whirlpool’s stockholders and Whirlpool to hold an advisory vote on executive compensation more or less frequently than the option selected by the stockholders.

The Board of Directors recommends a vote for 1 Year on Item 3 on the accompanying proxy or voting instruction card for the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation disclosure pursuant to the rules of the Securities and Exchange Commission.

RELATED PERSON TRANSACTIONS

Procedures for Evaluating Related Person Transactions

The Board has adopted written procedures relating to the Corporate Governance and Nominating Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by Securities and Exchange Commission regulations (“related person transactions”). A “related person” is defined under the applicable Securities and Exchange Commission regulation and includes our directors, executive officers, and owners of 5% or more of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Committee. In approving any related person transaction, the Committee must determine that the transaction is fair and reasonable to Whirlpool. The Committee periodically reports on its activities to the Board. The written procedures relating to the Committee’s review and approval of related person transactions is available on our website: www.whirlpoolcorp.com – scroll over the “Leadership” dropdown menu, then “Board of Directors,” then “Corporate Governance Guidelines and Policies,” then click on “Procedures for Evaluating Related Person Transactions.”

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Human Resources Committee was at any time during 2010 an officer or employee of Whirlpool and no member of the Committee has formerly been an officer of Whirlpool. In addition, no “compensation committee interlocks” existed during fiscal year 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2010 with respect to Whirlpool’s compensation plans under which equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	4,913,415	(2)	71.20	(3)	4,388,991
Equity compensation plans not approved by security holders	–		–		–
Total	4,913,415		71.20		4,388,991

(1)	Excluding securities in the “Number of securities to be issued upon exercise of outstanding options, warrants and rights” column. Represents shares available under Whirlpool’s 2010 Omnibus Stock and Incentive Plan.

(2)	This amount includes 3,427,653 shares subject to outstanding stock options with a weighted average remaining contractual term of 5.6 years and 1,485,762 shares subject to outstanding restricted stock units.

(3)	The weighted-average exercise price information does not include any outstanding restricted stock units.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

In the years indicated, Ernst & Young LLP billed Whirlpool the following fees (in millions):

	Year ended December 31
	2009	2010
Audit Fees	$10.8	$10.0
Audit Related Fees	0.9	0.4
Tax Fees	3.3	3.6
All Other Fees	0.1	0.1
Total	$15.1	$14.1

Audit-related fees are principally comprised of fees for services provided in connection with employee benefit plan audits and consultation with management as to the accounting or disclosure treatment of various transactions or events. Tax fees are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals. All other fees are principally comprised of fees for providing access to an online research tool and services provided to comply with local statutory, regulation and attestation requirements.

Advance Approval Policy for Independent Registered Public Accounting Firm Services

Pursuant to its written charter, the Audit Committee, or a subcommittee thereof, is responsible for approving in advance all audit, internal control-related, and permitted non-audit services the independent registered public accounting firm performs for us. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit, internal control-related, and permissible non-audit services the independent registered public accounting firm provides. Prior to engagement of the independent registered public accounting firm for the next year’s audit, management or the independent registered public accounting firm submits to the Audit Committee a request for approval of services expected to be rendered during that year. This request outlines each of the four categories listed above, and the Audit Committee approves these services by category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent registered public accounting firm. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting. A copy of the Audit Committee Pre-Approval Policy for Independent Registered Public Accounting Firm Services appears on Whirlpool’s website: www.whirlpoolcorp.com – scroll over the “Leadership” dropdown menu, then “Board of Directors,” then “Corporate Governance Guidelines and Policies,” then click on “Audit Committee Pre-Approval Policy.”

AUDIT COMMITTEE REPORT

The Audit Committee provides independent oversight of Whirlpool’s accounting functions and monitors the objectivity of the financial statements prepared under the direction of Whirlpool’s management. In addition, the Committee retains our independent registered public accounting firm; reviews major accounting policy changes by Whirlpool; reviews and approves the scope of the annual internal and independent audit processes; reviews and monitors our assessment of internal controls; approves in advance audit, permitted non-audit, and internal control-related services provided by the independent registered public accounting firm; approves all fees paid to the independent registered public accounting firm; and monitors our activities designed to assure compliance with legal and regulatory requirements as well as Whirlpool’s ethical standards. The Committee is composed of five directors who have been determined by the Board to be “independent” and “financially literate” pursuant to the NYSE listing requirements. The Committee operates under a written charter adopted by our Board.

The Committee has reviewed our audited consolidated financial statements for 2010 with management, and management has represented to the Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee discussed with management the quality and the sufficiency of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Committee also reviewed our consolidated financial statements for 2010 with Ernst & Young LLP, our independent registered public accounting firm for 2010 (“Ernst & Young”), which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Committee reviewed with Ernst & Young its judgment as to the quality, not just the acceptability, of Whirlpool’s accounting principles. In addition, the Committee met with Ernst & Young, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee met seven times during the fiscal year ended December 31, 2010.

The Committee has received the written disclosures and the Rule 3526 letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, as modified or supplemented, and has discussed with Ernst & Young its independence. The Committee considered the compatibility of non-audit services Ernst & Young provided to us with Ernst & Young’s independence. Finally, the Committee discussed with Ernst & Young the matters required to be discussed by AU Section 380 of the Public Company Oversight Board Auditing Standards, other professional standards, and regulatory requirements currently in effect.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Committee has selected Ernst & Young as our independent registered public accounting firm for 2011.

AUDIT COMMITTEE

Gary T. DiCamillo, Chair

Kathleen J. Hempel

Michael F. Johnston

John D. Liu

Miles L. Marsh

ITEM 4 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS WHIRLPOOL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RESOLVED, that the appointment of Ernst & Young LLP to audit the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2011, made by the Audit Committee with the concurrence of the Board, is hereby ratified.

The Audit Committee has appointed, and the Board has concurred subject to stockholder ratification, Ernst & Young LLP to audit and report on the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2011. Ernst & Young LLP served as Whirlpool’s independent registered public accounting firm for fiscal 2010.

Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Ernst & Young LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.

Representatives of Ernst & Young LLP will attend the annual meeting of stockholders and may make a statement if they wish. They will be available to answer appropriate questions at the annual meeting. To pass, this proposal requires the affirmative vote of a majority of the outstanding common stock present in person or by proxy at the annual meeting and entitled to vote. In the event that the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will take that event into account in connection with any future decisions as to the selection of a firm to serve as Whirlpool’s independent registered public accounting firm, although by law the Audit Committee has final authority over the determination of whether to retain Ernst & Young LLP or another firm at any time.

The Board of Directors recommends that stockholders vote FOR Item 4, which ratifies the selection of Ernst & Young LLP as the independent registered public accounting firm for Whirlpool and its subsidiaries for fiscal 2011.

ITEMS 5 AND 6 – STOCKHOLDER PROPOSALS

Item 5 – Stockholder Proposal Relating to the Adoption of Stockholder Action by Written Consent

We have been advised that the following non-binding stockholder proposal will be presented at the annual meeting. The proposal will be voted on at the annual meeting if the proponent (who owned 24 shares of our common stock, as of September 2010), or a qualified representative, is present at the meeting and submits the proposal for a vote. Following the stockholder proposal is our statement in opposition. We will provide to stockholders the name and address of the proponent upon receiving an oral or written request.

For the reasons set forth below in our Board’s statement in opposition to the stockholder proposal, our Board of Directors recommends a vote AGAINST Item 5.

The text of the stockholder proposal and supporting statement appear below as received by us and Whirlpool assumes no responsibility for its content or accuracy.

Resolution Proposed by Stockholder:

5 – Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

The Corporate Library (TCL) http://thecorporatelibrary.com, an independent investment research firm, rated our company “High Concern” in executive pay with $12 million for our CEO, Jeff Fettig. This was made more extreme since our company’s short-term and long-term incentives were based on return on equity targets as well as free cash flow. As a result, executives were potentially rewarded more than once for the same achievement.

In addition, the performance-restricted stock units and performance cash units granted for longterm incentives had one-year performance periods, minimizing the awards’ long-term aspect. Further, the granting of performance cash units as a form of long-term incentive pay diminished the objective of aligning the risks and interests of executives with those of shareholders.

Finally, the continued use of market-priced stock options, generous perks such as personal use of company jets and company properties plus excessive “golden-parachutes” related to change in control were additional concerns. CEO Jeff Fettig had the potential of more than $31 million in “golden-parachutes.”

Five of our directors were independence-challenged through their long-tenure of 13 to 23 years: Gary DiCamillo, Kathleen Hempel, Miles Marsh (our Lead Director no less), Paul Stern and Janice Stoney. These directors held 7 seats on our key board committees plus Michael Johnson held 2 seats on our key board committees to compounded this. Mr. Johnston was designated a “flagged (problem) director” by The Corporate Library due to his board service at Visteon, which filed for bankruptcy. Gary DiCamillo and Kathleen Hempel each received more than 13-times as many against-votes as some of our other directors.

We had no shareholder right to use cumulative voting, to call a special shareholder meeting or have an independent Board Chairman.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal to enable shareholder action by written consent – Yes on 5.

Whirlpool’s Board of Directors’ Statement OPPOSING This Proposal

The Board recommends that stockholders vote against this proposal for the following reasons:

•	Stockholder action by written consent can be used to circumvent the important deliberative process in which the informed views of all stockholders, management and the Board are considered.

➢	Stockholder meetings provide the opportunity for all stakeholders to be heard and educated action to be taken.

■

The written consent process increases the potential, particularly in light of the fluid nature of communications enabled through technology and social media, for holders of a majority of shares outstanding to take action without notifying or receiving the input of the Board or minority stockholders.

■

Stockholders acting by written consent only have to own their shares on the day that the consent is delivered to Whirlpool. These stockholders also could borrow shares for that day without making a longer-term economic investment in Whirlpool.

➢

The ability of the stockholders to act, without prior notice at any time, to replace the existing Board in the midst of a contest for control of the corporation could seriously affect the ability of the Board to achieve the best result for its stockholders. Even worse, the uncertain timetable created by the written consent procedure – the action is effective as soon as consents representing the requisite number of votes are received – could deter any potential higher bids, as potential bidders would not want to engage in the cost and effort of due diligence and negotiations given the possibility that at any time, without notice, the Board might be replaced.

•	Whirlpool already provides methods for appropriate stockholder access.

➢	Stockholders can vote on important matters during Whirlpool’s annual stockholders meetings.

➢	In the event that important matters arise between annual meetings, Whirlpool can call special meetings of stockholders to address such matters.

➢

Whirlpool welcomes dialogue with stockholders on governance matters and has several mechanisms in place to facilitate it. Methods for communicating with the Board are described under the heading “Board of Directors and Corporate Governance – Communications between Stockholders and the Board” earlier in this proxy statement. Communications are also welcome through the Whirlpool’s Investor Relations contact at (269) 923-2641 or via e-mail at investor_relations@whirlpool.com.

•

The Board believes that adoption of this proposal is unnecessary because Whirlpool is committed to high standards of corporate governance and has already taken a number of steps to achieve greater transparency and accountability to stockholders.

➢	Over the past several years:

■	Whirlpool eliminated its classified board structure (resulting in the annual election of the directors) and adopted majority voting in the election of directors in uncontested elections.

■	Whirlpool eliminated the supermajority voting provisions contained in its Certificate of Incorporation and By-laws.

■	Whirlpool did not renew its Shareholder Rights Plan (“poison pill”) in 2008, a common takeover defense.

■	The Board of Directors has elected an independent director to serve as a presiding director since December 2003.

■

Whirlpool believes it has eliminated all “problematic pay practices” (as defined by ISS) and structured its executive compensation program to produce consistent pay for performance results. Whirlpool has also voluntarily adopted various executive compensation clawback provisions.

➢

Whirlpool continues to review its governance practices and take action when appropriate to protect stockholder value and ensure director accountability, while permitting the Board and management to effectively run Whirlpool’s business. The proposal would not add significant value to Whirlpool’s growth or performance or to stockholders’ interests.

For these reasons, the Board believes that it is in the best interests of Whirlpool’s stockholders to maintain the current stockholder approval regime. The Board believes that adopting the stockholder’s proposal on action by written consent is not in the best interests of Whirlpool or its stockholders, and would have the detrimental effect of providing the means for short-term or individual stockholders to act on their own self interest by advocating proposals that neither enhance stockholder value nor advance the interests of stockholders as a whole.

The Board of Directors recommends a vote AGAINST the stockholder proposal advocating the adoption of stockholder action by written consent appearing at Item 5 on the accompanying proxy or voting instruction card.

Item 6 – Stockholder Proposal Relating to Stockholder Approval of Certain Future Severance Agreements with Senior Executives

We have been advised that the following non-binding stockholder proposal will be presented at the annual meeting. The proposal will be voted on at the annual meeting if the proponent (who owned 57 shares of our common stock, as of November 2010), or a qualified representative, is present at the meeting and submits the proposal for a vote. Following the stockholder proposal is our statement in opposition. We will provide to stockholders the name and address of the proponent upon receiving an oral or written request.

For the reasons set forth below in our Board’s statement in opposition to the stockholder proposal, our Board of Directors recommends a vote AGAINST Item 6.

The text of the stockholder proposal and supporting statement appear below as received by us and Whirlpool assumes no responsibility for its content or accuracy.

Resolution Proposed by Stockholder:

RESOLVED: The shareholders of Whirlpool Corporation (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of future severance agreements with senior executives that provide total benefits exceeding 2.99 times the sum of the executive’s base salary plus bonus. After the material terms of a severance agreement exceeding this threshold are agreed upon, the Company should submit the severance agreement for approval as a separate ballot item at the subsequent meeting of shareholders.

“Future severance benefits” include employment agreements containing severance provisions, consulting agreements, special retirement provisions, and agreements renewing, modifying or extending such existing agreements. “Benefits” include lump-sum cash payments, including payments in lieu of medical and other benefits; tax liability “gross-ups;” the estimated present value of special retirement provisions; stock or option awards that are awarded under any severance agreement; the acceleration of any prior stock or stock option awards, perquisites and consulting fees – including the reimbursement of expenses – to be paid to the executive.

SUPPORTING STATEMENT

In our opinion, senior executive severance benefits, commonly known as “golden parachutes,” are excessive at the Company. As of December 31, 2009, our Company’s Chairman and CEO Jeff Fettig was entitled to $31.2 million in accelerated vesting of equity awards after a change in control. After a qualifying termination following a change in control, he would have also received a $9.2 million cash severance payment, a $3.5 million cash annual incentive payment, and a $10.5 million tax gross-up, for a total amount of $54.7 million.

We believe that requiring shareholder approval of severance agreements may have the beneficial effect of insulating the Board from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

This proposal requests that after severance agreements are negotiated, the Company submit them for shareholder approval as a separate vote at the next shareholders’ meeting. Compared with an advisory vote on executive compensation or a vote on golden parachutes during a change in control, we believe this approach is preferable because it will provide the Board with timely and focused feedback from shareholders on the issue of severance benefits.

For those reasons, we urge shareholders to vote for this proposal.

Whirlpool’s Board of Directors’ Statement OPPOSING This Proposal

The Board recommends that stockholders vote against this proposal for the following reasons:

•

Recently enacted SEC rules already enable our stockholders to vote to approve, on an advisory basis, the compensation of our NEOs (including severance arrangements) as disclosed in this proxy statement. See Item 2 above. In addition, such new rules require a separate approval of golden parachute compensation agreements or understandings payable to NEOs in connection with a sale, merger or related transaction. As such, the policy being requested by the proponent has been substantially implemented and requiring an additional and separate vote would be meaningless and confusing to stockholders.

•

The proposal is so broad in scope that it has the potential to include payments under various benefit plans and agreements not commonly understood to be covered by a severance agreement, which could have a disruptive effect on Whirlpool’s recruiting practices as well as on its current senior executives.

•

The Board believes that adoption of this proposal could have a significant adverse effect on Whirlpool’s ability to recruit and retain leadership talent and could put Whirlpool at a competitive disadvantage.

•

The proposal could prevent Whirlpool from being able to make binding offers and commitments of employment more than once a year without incurring significant expense to convene a special stockholders meeting for the sole purpose of voting on a proposed agreement.

•	Such a delay could place Whirlpool at a significant competitive disadvantage in recruiting and retaining leadership talent because severance agreements offered by Whirlpool would be subject to uncertainty and, therefore, less valuable than competing offers with final terms provided by Whirlpool’s competitors for leadership talent.

•

The Human Resources Committee, which is composed entirely of independent directors, oversees the compensation of Whirlpool’s senior executives, and exercises its fiduciary duties and oversight responsibilities in implementing compensation and severance arrangements for Whirlpool’s senior executives that it determines are appropriate based on the facts and circumstances, including current market conditions.

•

With the assistance of an independent compensation consultant, the Human Resources Committee performs an analysis of Whirlpool’s executive compensation program at least once a year and is in the best position to determine the terms of any future severance arrangements for Whirlpool’s executive officers.

•

The proponent’s supporting statement fails to recognize that Whirlpool voluntarily took action in 2010 to materially reduce and limit golden parachute payments and excise tax gross-ups, including the amounts that would be payable to Whirlpool’s Chairman and Chief Executive Officer. Whirlpool believes that the new severance agreements are consistent with emerging trends and best practices.

The Board of Directors recommends a vote AGAINST the stockholder proposal advocating the adoption of a stockholder approval policy of future severance agreements with senior executives appearing at Item 6 on the accompanying proxy or voting instruction card.

WHIRLPOOL CORPORATION

Financial Supplement

to 2010 Annual Report on Form 10-K and

to 2011 Proxy Statement

FIVE-YEAR SELECTED FINANCIAL DATA

(Millions of dollars, except share and employee data)	2010	2009	2008	2007	2006
CONSOLIDATED OPERATIONS
Net sales	$18,366	$17,099	$18,907	$19,408	$18,080
Restructuring costs	74	126	149	61	55
Depreciation and amortization(1)	555	525	597	593	550
Operating profit	1,008	688	549	1,063	823
Earnings from continuing operations before income taxes and other items	586	294	246	804	619
Earnings from continuing operations before noncontrolling interest	650	354	447	669	494
Loss from discontinued operations(2)	—	—	—	(7)	(53)
Net earnings available to Whirlpool	619	328	418	640	433
Capital expenditures	593	541	547	536	576
Dividends	132	128	128	134	130

CONSOLIDATED FINANCIAL POSITION
Current assets	$7,315	$7,025	$6,044	$6,555	$6,517
Current liabilities	6,149	5,941	5,563	5,893	6,043
Accounts receivable, inventories and accounts payable, net	1,410	1,389	1,889	2,009	2,079
Property, net	3,134	3,117	2,985	3,212	3,157
Total assets	15,584	15,094	13,532	14,009	13,759
Long-term debt	2,195	2,502	2,002	1,668	1,798
Whirlpool stockholders’ equity	4,226	3,664	3,006	3,911	3,283

PER SHARE DATA
Basic net earnings from continuing operations	$8.12	$4.39	$5.57	$8.24	$6.47
Diluted net earnings from continuing operations	7.97	4.34	5.50	8.10	6.35
Diluted net earnings	7.97	4.34	5.50	8.01	5.67
Dividends	1.72	1.72	1.72	1.72	1.72
Book value(3)	54.48	48.48	39.54	48.96	42.93
Closing Stock Price—NYSE	88.83	80.66	41.35	81.63	83.02

KEY RATIOS
Operating profit margin	5.5%	4.0%	2.9%	5.5%	4.6%
Pre-tax margin(4)	3.2%	1.7%	1.3%	4.1%	3.4%
Net margin(5)	3.4%	1.9%	2.2%	3.3%	2.7%
Return on average Whirlpool stockholders’ equity(6)	15.7%	9.8%	10.7%	18.1%	15.7%
Return on average total assets(7)	4.0%	2.3%	3.0%	4.6%	3.9%
Current assets to current liabilities	1.2	1.2	1.1	1.1	1.1
Total debt as a percent of invested capital(8)	36.7%	43.6%	46.0%	34.5%	41.2%
Price earnings ratio	11.2	18.6	7.5	10.2	14.6

OTHER DATA
Common shares outstanding (in thousands):
Average number—on a diluted basis	77,628	75,584	76,019	79,880	76,471
Year-end common shares outstanding	76,030	74,704	73,536	75,835	78,484
Year-end number of stockholders	14,080	14,930	14,515	15,011	15,311
Year-end number of employees	70,758	66,884	69,612	73,682	73,416
Five-year annualized total return to stockholders(9)	3.8%	5.8%	(8.5)%	11.8%	4.9%

(1)	Depreciation method changed prospectively from a straight-line method to a modified units of production method in 2009. See Notes 1 and 13 of the Notes to the Consolidated Financial Statements for additional information related to our depreciation method change.
(2)	Our earnings from continuing operations exclude certain dispositions adjacent to the Maytag acquisition.
(3)	Total Whirlpool stockholders’ equity divided by total outstanding shares.
(4)	Earnings from continuing operations before income taxes and other items, as a percent of net sales.
(5)	Net earnings available to Whirlpool, as a percent of net sales.
(6)	Net earnings (loss), divided by average Whirlpool stockholders’ equity.
(7)	Net earnings (loss), divided by average total assets.
(8)	Debt divided by debt, Whirlpool stockholders’ equity and noncontrolling interests.
(9)	Stock appreciation plus reinvested dividends, divided by share price at the beginning of the period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This Management Discussion and Analysis should be read in connection with the Consolidated Financial Statements, Notes to the Consolidated Financial Statements and Selected Financial Data included in this Form 10-K. Certain references to particular information in the Notes to the Consolidated Financial Statements are made to assist readers.

ABOUT WHIRLPOOL

Whirlpool Corporation (“Whirlpool”) is the world’s leading manufacturer of major home appliances with revenues over $18 billion and net earnings available to Whirlpool of $619 million in 2010. We are a leading producer of major home appliances in North America and Latin America and have a significant presence in markets throughout Europe and India. We have received worldwide recognition for accomplishments in a variety of business and social efforts, including leadership, diversity, innovative product design, business ethics, social responsibility and community involvement. We conduct our business through four reportable segments, which we define based on geography. Our reportable segments consist of North America, Latin America, Europe, and Asia. Our customer base is characterized by large, sophisticated trade customers who have many choices and demand competitive products, services and prices. The charts below summarize the balance of net sales by reportable segment for 2010, 2009 and 2008, respectively:

We monitor country-specific economic factors such as gross domestic product, unemployment, consumer confidence, retail trends, housing starts and completions, sales of existing homes and mortgage interest rates as key indicators of industry demand. In addition to profitability, we also focus on country, brand, product and channel sales when assessing and forecasting financial results.

Our leading portfolio of brands includes: Whirlpool, Maytag, KitchenAid, Brastemp and Consul, each of which have annual revenues in excess of $1 billion. Our global branded consumer products strategy is to introduce innovative new products, increase brand customer loyalty, expand our presence in foreign markets, enhance our trade management platform, improve total cost and quality by expanding and leveraging our global operating platform and where appropriate, make strategic acquisitions and investments.

In addition, as we grow revenues from our core products, our strategy is to extend our core business by offering products or services that are dependent on and related to our core business and expand beyond the core into adjacent products through stand-alone businesses that leverage our core competencies and core business infrastructure.

FACTORS AFFECTING COMPARABILITY

In 2009, we changed our method of depreciation prospectively for substantially all long-lived production machinery and equipment to the modified units of production depreciation method. Prior to 2009, all machinery and equipment was depreciated using the straight-line method. See Notes 1 and 13 of the Notes to the Consolidated Financial Statements for additional information regarding the impact on comparability.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

2010 OVERVIEW

Whirlpool and the appliance industry as a whole faced significant macroeconomic challenges across much of the world in 2010. We experienced strong signs of global economic recovery during the first six months of 2010 with higher than expected demand complemented by stable currencies, input costs and appliance pricing. However, during the second half of 2010 we experienced a significant slowing in sales growth, especially in North America, increased material costs and competitive global pricing pressure. Despite these challenging market conditions, we experienced volume increases in all geographic regions compared to 2009, especially in our Latin America region where unit volumes increased more than 16% compared to 2009, and our Asia region where unit volumes increased more than 22% compared to 2009.

Competition in the home appliance industry remained intense in all global markets we serve. In addition to our traditional competitors Electrolux, General Electric, and Kenmore in North America, the emerging global competitors: LG, Bosch Siemens, Samsung and Haier, have contributed to an increasingly competitive pricing environment. We believe that our productivity and cost controls and new innovative product introductions will enhance our ability to respond to these competitive conditions.

Despite these challenging business conditions, Whirlpool’s ongoing focus on cost reductions, productivity and innovative new product launches continues to enable Whirlpool to adapt to changes in the macroeconomic environment. We experienced branded share growth in most markets we serve fueled by our consumer-relevant innovations and our key new product launches, which continue to be well-received by consumers. Consolidated net sales increased 7.4% compared to 2009 and our consolidated gross margin increased to 14.8% of net sales, an improvement of 0.8 points compared to 2009.

During the year, Whirlpool remained focused on cost reduction and productivity initiatives to offset higher material costs and on continuing to bring consumer relevant innovation to reduce the impact of the unfavorable price/mix environment.

RESULTS OF OPERATIONS

In 2010, consolidated net sales were over $18 billion and consolidated net earnings available to Whirlpool were $619 million, or $7.97 per diluted share, increasing from $328 million or $4.34 per diluted share in 2009. These results include record levels of cost productivity and favorable foreign currency which more than offset unfavorable product price/mix and higher material and oil-related costs. In addition, net earnings in 2010 includes the benefit of $225 million of BEFIEX credits recognized, compared to $69 million in 2009, and the benefit of $225 million of energy tax credits generated in the United States from the production of certain energy efficient appliances, compared to $113 million in 2009. The increase of BEFIEX credits recognized in 2010 was the result of the expiration of a sales tax holiday declared in 2009 by the Brazilian government on certain appliances in our Latin America region. During this holiday, we monetized reduced amounts of BEFIEX credits because our BEFIEX credits are monetized through the offset of sales taxes due. The sales tax holiday expired on January 31, 2010.

In 2010, several significant items also affected earnings including $93 million in antitrust settlements, compared to $56 million in 2009, a total of $78 million in product recall charges, compared to $35 million in 2009, a $53 million charge related to a Brazilian collection dispute compared to $46 million in 2009, and $62 million in curtailment gains related to a retiree healthcare plan, compared to $89 million in 2009. Global industry sales growth slowed significantly in the second half compared to the first half of the year. The overall price/mix environment became unfavorable, particularly in North America where we took pricing actions to match some aggressive competitive pricing pressure. Also, material and oil-related cost increases escalated during the second half of the year. We have recently announced price increases in many markets to address the material and oil-related cost increases.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

Consolidated Net Sales

The table below summarizes units sold and consolidated net sales by region:

In thousands	2010	Change	2009	Change		2008
Units Sold
North America	26,095	5.9%	24,631	(9.5	) %	27,210
Latin America	11,661	16.1	10,047	14.5		8,777
Europe	12,351	4.7	11,798	(11.7)		13,365
Asia	3,996	22.4	3,264	20.8		2,703
Other/Eliminations	—	—	—	—		(1)

Consolidated	54,103	8.8	49,740	(4.4)		52,054

Millions of dollars	2010	Change	2009	Change		2008
Consolidated Net Sales
North America	$9,784	2.0%	$9,592	(11.0	) %	$10,781
Latin America	4,694	26.7	3,705	—		3,704
Europe	3,227	(3.3)	3,338	(16.9)		4,016
Asia	855	30.6	654	10.3		593
Other/Eliminations	(194)	—	(190)	—		(187)

Consolidated	$18,366	7.4	$17,099	(9.6)		$18,907

Consolidated net sales increased 7.4% compared to 2009 primarily due to higher unit shipments, higher BEFIEX credits recognized and the favorable impact of foreign currency partially offset by unfavorable product price/mix. Excluding the impact of foreign currency, consolidated net sales increased 5.3% compared to 2009. Consolidated net sales for 2009 decreased 9.6% compared to 2008 primarily due to lower unit shipments and the unfavorable impact of foreign currency. Excluding the impact of foreign currency, consolidated net sales for 2009 decreased 5.8% compared to 2008.

Significant regional trends were as follows:

•

North America net sales increased 2.0% compared to 2009 primarily due to a 5.9% increase in units sold. The increase in units sold was driven by strong industry growth in the first half which slowed significantly in the second half primarily in the United States. In addition, net sales were negatively impacted by unfavorable product price/mix, including pricing actions during the second half of 2010 taken to match aggressive competitive pricing pressure, partially offset by the favorable impact of foreign currency. Excluding the impact of foreign currency, North America net sales increased 0.7% in 2010. North America net sales for 2009 decreased 11.0% compared to 2008 primarily due to a 9.5% decrease in units sold. The decline in units sold was due to decreased industry demand resulting from continued weak economies in the United States, Mexico and Canada in 2009. Additionally, net sales was negatively impacted by the unfavorable impact of foreign currency, which was partially offset by favorable product price/mix. Excluding the impact of foreign currency, North America net sales for 2009 decreased 9.4% compared to 2008.

•

Latin America net sales increased 26.7% compared to 2009 primarily due to a 16.1% increase in units sold. The increase in units sold was driven by strong industry growth in the first half which moderated somewhat in the second half of the year. In addition, net sales increased due to the

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

favorable impact of foreign currency and higher BEFIEX credits recognized, partially offset by unfavorable product price/mix. Excluding the impact of foreign currency and higher BEFIEX credits, Latin America net sales increased 13.7% in 2010. Latin America net sales for 2009 were unchanged compared to 2008 as the unfavorable impact of foreign currency and lower BEFIEX credits recognized were fully offset by a 14.5% increase in units sold. The increase in units sold in 2009 was a result of favorable economic conditions and a sales tax holiday in Brazil. The sales tax holiday was the primary driver of the reduction of BEFIEX credits recognized. This sales tax holiday was declared by the Brazilian government on certain appliances beginning in the second quarter and extended through the remainder of 2009. During this holiday, we monetized reduced amounts of BEFIEX credits because our BEFIEX credits are monetized through the offset of sales taxes due. The sales tax holiday expired January 31, 2010. Excluding the impact of foreign currency, Latin America net sales for 2009 increased 7.1% compared to 2008.

We monetized $225 million, $69 million and $168 million of BEFIEX credits during 2010, 2009 and 2008, respectively. We expect to continue recognizing credits as they are monetized. At December 31, 2010, $540 million of these export credits remain. Future actions by the Brazilian government could limit our ability to monetize these export credits. See Notes 1 and 11 of the Notes to the Consolidated Financial Statements for additional information.

•

Europe net sales decreased 3.3% compared to 2009, primarily due to the unfavorable impact of foreign currency and unfavorable product price/mix driven by an increasingly competitive pricing environment, partially offset by a 4.7% increase in units sold due to higher industry demand which accelerated during the second half of 2010. Excluding the impact of foreign currency, Europe net sales increased 0.7%. Europe net sales for 2009 decreased 16.9% compared to 2008, primarily due to an 11.7% decrease in units sold due to lower appliance industry demand and the unfavorable impact of foreign currency. Excluding the impact of foreign currency, Europe net sales for 2009 decreased 11.2% compared to 2008.

•

Asia net sales increased 30.6%, led by results in India and China, compared to 2009 primarily due to a 22.4% increase in units sold. Excluding the impact of foreign currency, Asia net sales increased 23.8%. Asia net sales for 2009 increased 10.3% compared to 2008 primarily due to a 20.8% increase in units sold partially offset by the unfavorable impact of foreign currency. Excluding the impact of foreign currency, Asia net sales for 2009 increased 18.4% compared to 2008.

Gross Margin

The consolidated gross margin percentage increased 0.8 points to 14.8% compared to 2009, primarily due to cost reduction initiatives, productivity improvements and higher BEFIEX credits recognized, partially offset by unfavorable product price/mix and material cost increases.

The table below summarizes gross margin percentages by region:

	2010		Change		2009		Change		2008
North America	11.8	%	(1.1)	pts	12.9	%	2.9	pts	10.0	%
Latin America	21.2		4.0		17.2		(4.0)		21.2
Europe	13.1		1.6		11.5		(2.5)		14.0
Asia	17.2		(2.1)		19.3		1.1		18.2
Consolidated	14.8		0.8		14.0		0.7		13.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

Significant regional trends were as follows:

•

North America gross margin decreased compared to 2009 primarily due to unfavorable product price/mix, higher material costs, $43 million in higher product recall charges, a $45 million variance in LIFO adjustments from a $41 million reduction in 2009 due to productivity driven cost deflation to a $4 million increase in 2010 due to cost inflation, and $18 million lower postretirement curtailment gain, partially offset by continued cost reductions, improved productivity and higher volumes. North America gross margin for 2009 increased compared to 2008 primarily due to continued cost reductions and improved productivity, product price/mix and a postretirement curtailment gain totaling $80 million. Additionally, gross margin for 2009 was positively impacted by a $41 million reduction in LIFO reserves resulting from productivity driven cost deflation. These gross margin improvements were partially offset by the unfavorable impacts of lower volumes, foreign currency and $35 million in charges associated with a product recall. See Notes 4, 6 and 12 of the Notes to the Consolidated Financial Statements for additional information related to LIFO, product recalls and the postretirement curtailment gains, respectively.

•

Latin America gross margin increased compared to 2009 primarily due to $156 million higher BEFIEX credits recognized, cost reductions and improved productivity, partially offset by unfavorable product price/mix. Latin America gross margin for 2009 decreased compared to 2008 primarily due to lower BEFIEX credits recognized, higher material and oil-related costs, lower product price/mix and an operating tax settlement, offset by improved productivity and $11 million of credits related to refundable energy surcharges. See Note 6 of the Notes to the Consolidated Financial Statements for additional information related to the operating tax settlement.

•

Europe gross margin increased compared to 2009 primarily due to cost reductions and improved productivity, partially offset by unfavorable product price/mix. Europe gross margin for 2009 decreased compared to 2008 primarily due to lower volumes, the unfavorable impact of foreign currency, asset sale gains and insurance proceeds totaling $14 million recognized in 2008. These decreases were partially offset by cost reductions and productivity initiatives and lower material and oil-related costs.

•

Asia gross margin decreased compared to 2009 primarily due to higher material and oil-related costs and unfavorable product price/mix, partially offset by the favorable impact of foreign currency. Asia gross margin for 2009 increased compared to 2008 primarily due to continued cost reductions and improved productivity and a $3 million asset sale gain, which were partially offset by unfavorable product price/mix.

Selling, General and Administrative

The table below summarizes selling, general and administrative expenses as a percentage of net sales by region:

Millions of dollars	2010	As a % of Net Sales		2009	As a % of Net Sales		2008	As a % of Net Sales
North America	$662	6.8	%	$653	6.8	%	$851	7.9	%
Latin America	329	7.0		275	7.4		306	8.3
Europe	320	9.9		362	10.8		414	10.3
Asia	114	13.3		97	14.8		98	16.5
Corporate/Other	179	—		157	—		129	—

Consolidated	$1,604	8.7	%	$1,544	9.0	%	$1,798	9.5	%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

Selling, general and administrative expenses as a percent of consolidated net sales decreased compared to 2009, primarily due to favorable leverage on increased net sales. Selling, general and administrative expenses increased approximately $54 million compared to 2009 in Latin America, primarily due to the unfavorable impact of foreign currency and higher infrastructure spending to support higher sales volumes. Selling, general and administrative expenses as a percent of consolidated net sales for 2009 decreased compared to 2008, primarily as a result of infrastructure cost reductions and lower brand investments.

Research and Development Costs

Research and development costs increased $27 million or 5.5% compared to 2009 to $516 million or 2.8% of consolidated net sales. In 2009, research and development costs increased $26 million or 5.6% compared to 2008 to $489 million or 2.8% of consolidated net sales. The increases in 2010 and 2009 were primarily due to increased product innovation spending.

Restructuring Costs

Restructuring initiatives resulted in charges of $74 million, $126 million and $149 million in 2010, 2009, and 2008, respectively, due to ongoing efforts to optimize our global operating platform. These charges consist primarily of charges to shift refrigeration and laundry capacity within North America and dishwasher capacity within Europe and reorganize the salaried workforce throughout Europe.

In 2008, management committed to a workforce reduction plan to reduce our employee base worldwide. In 2009 management announced changes to our North American manufacturing operations which resulted in the closure of a manufacturing facility in Evansville, Indiana in June 2010.

For additional information about restructuring initiatives and the costs by operating segment, see Notes 10 and 13 of the Notes to the Consolidated Financial Statements.

Interest and Sundry Income (Expense)

Interest and sundry expense increased $22 million compared to 2009 to $197 million, primarily due to higher charges relating to the compressor plea and settlement agreements of approximately $40 million, partially offset by the favorable impacts of foreign currency and higher interest income. In 2009, interest and sundry expense increased by $75 million compared to 2008 to $175 million. The increase in 2009 was primarily due to charges incurred for a Brazilian collection dispute and the compressor settlement agreement, partially offset by the favorable impacts of foreign currency. For additional information about legal matters, see Note 6 of the Notes to the Consolidated Financial Statements.

Interest Expense

Interest expense increased $6 million compared to 2009 to $225 million, as 2009 benefited from an $8 million reduction in accrued interest as a result of an operating tax settlement. The current year also includes higher amortization of debt issuance costs, partially offset by a reduction in interest expense due to lower average debt levels and interest rates in 2010. In 2009, interest expense increased compared to 2008 primarily due to the combination of higher interest rates and higher average debt levels, partially offset by a reduction in accrued interest of $8 million as a result of entering into a special program in Brazil to settle tax liabilities.

Income Taxes

The effective income tax rate was a benefit of 10.9%, a benefit of 20.6% and a benefit of 81.7% in 2010, 2009 and 2008, respectively. The reduction in tax benefit from 2009 is primarily due to an increase in profitability, partially offset by higher energy tax credits generated in the United States in 2010 from the production of certain eligible energy efficient appliances and higher BEFIEX credits recognized in Brazil.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

The reduction in tax benefit from 2008 to 2009 was primarily due to an increase in profitability, changes in dispersion of global income and the unfavorable impact of audits and settlements in 2009. For additional information about our consolidated tax provision, see Note 11 of the Notes to the Consolidated Financial Statements.

Net Earnings Available to Whirlpool

Net earnings available to Whirlpool increased $291 million compared to 2009 to $619 million or $7.97 per diluted share. The increase was primarily due to cost reductions and improved productivity, $156 million higher BEFIEX credits recognized, higher energy tax credits and higher volumes, partially offset by unfavorable product price/mix and higher material and oil-related costs. Net earnings and diluted earnings per share available to Whirlpool for 2010, 2009 and 2008, respectively, were as follows:

Millions of dollars, except per share data	2010	2009	2008
Net earnings available to Whirlpool	$619	$328	$418
Diluted net earnings per share available to Whirlpool	7.97	4.34	5.50

FORWARD-LOOKING PERSPECTIVE

For 2011, we currently estimate earnings per diluted share to be in the range of $12.00 to $13.00, and free cash flow to be in the range of $400 million to $500 million. This outlook includes $200 million, or approximately $2.60 per diluted share, of BEFIEX credits and $300 million, or approximately $4.00 per diluted share, of United States energy tax credits, that we expect to earn during 2011. Our estimate of free cash flow includes contributions to our United States pension plans of approximately $300 million. The energy tax credits are not expected to be monetized during 2011. In North America we expect industry demand to increase 2-3% and in Latin America we expect industry demand to increase 5-10%. In Europe and Asia we expect industry demand to increase 2-4% and 6-8%, respectively. Inflation is expected to increase material costs by approximately $250 million to $300 million, largely driven by increases in component parts, steel and base metals, such as copper, aluminum, zinc and nickel. We expect to offset these higher costs with productivity improvements and new product introductions. Our innovation product pipeline continues to grow, consumer and trade response to our new product offerings has been positive and we continue to accelerate our global branded consumer products strategy of delivering relevant innovation to markets worldwide.

The table below reconciles projected 2011 cash provided by operations determined in accordance with generally accepted accounting principles in the United States (GAAP) to free cash flow, a non-GAAP measure. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing Whirlpool’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from our calculations. We define free cash flow as cash provided by continuing operations after capital expenditures and proceeds from the sale of assets/businesses.

These projections are based on many estimates and are inherently subject to change based on future decisions made by management and the Board of Directors of Whirlpool, and significant economic, competitive and other uncertainties and contingencies.

Millions of dollars	2011 Outlook
Cash provided by operating activities	$1,000	$1,100
Capital expenditures	(600)	(650)
Proceeds from sale of assets/businesses	—	50

Free cash flow	$400	$500

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

FINANCIAL CONDITION AND LIQUIDITY

Our objective is to finance our business through operating cash flow and the appropriate mix of long-term and short-term debt. By diversifying the maturity structure, we avoid concentrations of debt, reducing liquidity risk. We have varying needs for short-term working capital financing as a result of the nature of our business. The volume and timing of refrigeration and air conditioning sales impacts our cash flows as we increase inventory to meet increased demand in the summer months.

We have experienced negative global economic trends in recent quarters. To succeed in this environment we have recently announced price increases and have aggressively taken steps to further reduce all areas of cost, production capacity and working capital. We believe that operating cash flow, together with access to sufficient sources of liquidity, will be adequate to meet our ongoing requirements to fund our operations.

Our cash flow priorities for the business in the near term are focused on returning our credit ratings to pre-recession levels. During 2010, we paid down approximately $400 million in debt while funding our capital expenditures, pension and maintaining our dividend. Over the next 15 months, we have $650 million in debt maturities and expect to make a cash pension contribution of approximately $300 million. We may begin to look at addressing a portion of our maturities over the next 15 months as part of our normal capital structure review.

Overall, however, our cash flow and credit rating priorities remain unchanged from our previous priorities and we will continue to prioritize our cash flow accordingly.

Sources and Uses of Cash

We expect to meet our cash needs for 2011 from cash flows from operations, cash and equivalents and financing arrangements. Our cash and equivalents were $1.4 billion at December 31, 2010 and 2009. The following table summarizes our cash flow:

Cash Flow Summary

Millions of dollars	2010	2009	2008

Cash provided by (used in):
Operating activities	$1,078	$1,550	$327
Investing activities	(606)	(499)	(433)
Financing activities	(495)	144	141
Effect of exchange rate changes on cash	11	39	(90)

Net increase (decrease) in cash and cash equivalents	$(12)	$1,234	$(55)

Cash Flows from Operating Activities

Cash provided by operating activities in 2010 was $1,078 million, a decrease of $472 million compared to 2009. The reduction in cash provided by operations primarily resulted from required increases in inventory to support product availability and product transitions, partially offset by higher net earnings and more favorable terms of collection of accounts receivable and of payment to suppliers. In addition, the significant slowing of sales growth in the second half resulted in higher than normal inventory levels of approximately three days. Cash provided by operating activities in 2009 was $1,550 million, an increase of $1,223 million compared to 2008. Cash provided by operations in 2009 included lower payments for inventory, lower cash payments for accounts payable and other operating accruals and lower employee compensation payments, partially offset by lower collections of accounts receivable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

Whirlpool offers our suppliers access to a payables presentment and settlement service (“PPS”) provided by a third party processor. This service allows our suppliers to view scheduled Whirlpool payments online, enabling them to better manage their cash flow and reduce payment processing costs. Independent of Whirlpool, the PPS provider also allows suppliers to sell their receivables to financial institutions at the sole discretion of both the supplier and the financial institution. We have no economic interest in the sale of these receivables and no direct relationship with financial institutions concerning this service. All of our obligations, including amounts due, remain to our suppliers as stated in our supplier agreements. At 2010, approximately $272 million has been sold by suppliers to participating financial institutions, compared to $145 million in 2009. If the PPS provider or participating financial institutions were no longer willing or able to purchase the receivables from our suppliers, the suppliers may seek to renegotiate supply terms with us, which may affect the timing of our cash flows.

In September 2009, we entered into a settlement agreement with the Brazilian competition commission that requires us to make payments totaling 100 million Brazilian reais. The payments are to be made in twelve equal semiannual installments of approximately $5 million through 2015, totaling approximately $56 million. As of December 31, 2010, approximately $15 million of this amount had been paid.

In September 2010, we entered into a plea agreement with the United States Department of Justice that requires us to pay a fine totaling $91.8 million to the United States government. The amount will be paid in one initial installment of $16.8 million plus accrued interest and five additional annual installments of $15 million each, plus accrued interest. The first installment of $16.8 million plus accrued interest was paid in January 2011.

Cash Flows from Investing Activities

Cash used in investing activities in 2010 was $606 million, an increased outflow of $107 compared to 2009. The increase in cash used in investing activities was primarily due to increased capital spending to support new products and innovation, the purchase of a brand and lower proceeds from the sale of assets. Cash used in investing activities in 2009 was $499 million compared to an outflow of $433 million in 2008. The increase in cash used in investing activities in 2009 was primarily due to lower proceeds from the sale of assets in 2009 and higher investments primarily associated with business acquisition activity in our international locations.

The goal of our global operating platform is to enhance our competitive position in the global home appliance industry by reducing costs, driving productivity and quality improvements, and accelerating our rate of innovation. We plan to continue our comprehensive worldwide effort to optimize our regional manufacturing facilities, supply base, product platforms and technology resources to better support our global products, brands and customers. We intend to make additional investments to improve our competitiveness in 2011, including capital spending of between $600 and $650 million.

Cash Flows from Financing Activities

Cash used in financing activities in 2010 was $495 million compared to a $144 million inflow in 2009. The decrease was primarily due to a decrease in proceeds from long-term borrowings and the repayment of long-term debt. During 2010, we repaid $379 million of long-term debt and reduced short-term debt by $20 million. In addition, we paid dividends to common stockholders totaling $132 million, and received proceeds from the issuance of common stock related to option exercises of $72 million.

Cash provided by financing activities in 2009 was an inflow of $144 million compared to an inflow of $141 million in 2008. Cash provided by financing activities in 2009 includes proceeds received related to two debt offerings totaling $850 million while 2008 includes proceeds received related to the issuance of $500 million of 5.5% notes due March 1, 2013. In addition, 2009 includes net repayments of short-term borrowings and long-term debt repayments totaling $572 million compared to net repayments of $30 million in 2008. During 2009, we paid dividends to common stockholders totaling $128 million, paid debt financing fees of $38 million

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

and received proceeds from the issuance of common stock related to option exercises of $21 million. During 2008, we repurchased stock totaling $247 million, paid dividends to common stockholders totaling $128 million and received proceeds from the issuance of common stock related to option exercises of $21 million. For additional information about our $850 million debt offerings, see Note 5 of the Notes to the Consolidated Financial Statements.

Financing Arrangements

We have a $1.35 billion committed credit facility maturing on August 13, 2012 which includes a $200 million letter of credit sub-facility. Borrowings under the credit facility are available to us and designated subsidiaries for general corporate purposes, including commercial paper support. Subsidiary borrowings under this facility, if any, are guaranteed by Whirlpool Corporation. Interest under the credit facility accrues at a variable annual rate based on LIBOR plus a margin or the prime rate plus a margin. The margin is dependent on our credit rating at that time. The credit facility requires us to meet certain leverage and interest coverage requirements. We will incur a commitment fee for any unused portion of the credit facility which is based on Whirlpool’s credit rating. At December 31, 2010 and 2009, we had no borrowings outstanding under this credit agreement and are in compliance with financial covenant requirements.

We also had a $522 million committed credit facility which expired on December 1, 2010. At the expiration date and at December 31, 2009, we had no borrowings outstanding under this credit agreement and were in compliance with financial covenant requirements.

In 2009, we completed a debt offering comprised of (1) $350 million aggregate principal amount of 8.0% notes due May 1, 2012 and (2) $500 million aggregate principal amount of 8.6% notes due May 1, 2014. If we experience a downgrade in our credit ratings, the notes are subject to an increase in the interest rate, resulting in higher interest payments. The notes contain customary covenants that limit our ability to incur certain liens or enter into certain sale and lease-back transactions. In addition, if we experience a specific kind of change of control, we are required to make an offer to purchase all of the notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest.

For additional information about our financing arrangements, see Note 5 of the Notes to the Consolidated Financial Statements.

Share Repurchase Program

In June 2004, our Board of Directors authorized a share repurchase program of up to $500 million. During 2007, we repurchased 3.8 million shares at an aggregate purchase price of $368 million and during the three months ended March 31, 2008, we repurchased 1.1 million shares at an aggregate purchase price of $97 million under this program. At March 31, 2008, there were no remaining repurchases authorized under this program.

On April 23, 2008, our Board of Directors authorized a new share repurchase program of up to $500 million. Share repurchases are made from time to time on the open market as conditions warrant. During 2008, we repurchased 1.9 million shares at an aggregate purchase price of $150 million under this program. There were no repurchases during 2009 or 2010. At December 31, 2010, there was $350 million remaining authorized under this program.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

CONTRACTUAL OBLIGATIONS AND FORWARD-LOOKING CASH REQUIREMENTS

The following table summarizes our expected cash outflows resulting from financial contracts and commitments:

	Payments due by period
Millions of dollars	Total	2011	2012 & 2013	2014 & 2015	Thereafter
Long-term debt obligations(1)	$3,027	$474	$1,109	$919	$525
Operating lease obligations	847	186	275	175	211
Purchase obligations(2)	1,059	344	417	158	140
United States pension plans(3)	1,257	155	510	390	202
Foreign pension plans(4)	9	9	—	—	—
Other postretirement benefits(5)	558	60	120	119	259
Legal settlements(6)	137	42	50	45	—

Total(7)	$6,894	$1,270	$2,481	$1,806	$1,337

(1)	Interest payments related to long-term debt are included in the table above. For additional information about our financing arrangements, see Note 5 of the Notes to the Consolidated Financial Statements.

(2)	Purchase obligations include our “take-or-pay” contracts with materials vendors and minimum payment obligations to other suppliers.

(3)	Represents the minimum contributions required by law estimated based on current interest rates, asset return assumptions, legislative requirements and other actuarial assumptions at December 31, 2010. Management may elect to contribute amounts in addition to those required by law and expects to contribute approximately $300 million, in total, to our United States pension plans during 2011. See Note 12 of the Notes to the Consolidated Financial Statements for additional information.

(4)	Represents required contributions to our foreign funded pension plans only. See Note 12 of the Notes to the Consolidated Financial Statements for additional information.

(5)	Represents our portion of expected benefit payments under our retiree healthcare plan.

(6)	For additional information regarding legal settlements, see Note 6 of the Notes to the Consolidated Financial Statements.

(7)	The table does not include short-term credit facility borrowings. For additional information about short-term borrowings, see Note 5 of the Notes to the Consolidated Financial Statements.

OFF-BALANCE SHEET ARRANGEMENTS

Whirlpool has guarantee arrangements in place in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks, supporting purchases from Whirlpool, following its normal credit policies. If a customer were to default on its line of credit with the bank, the subsidiary would be required to satisfy the obligation with the bank, and the receivable would revert back to the subsidiary. As of December 31, 2010 and 2009, these amounts totaled $386 million and $300 million, respectively. The increase of $86 million compared to 2009 was driven by significant increases in sales volume. Our only recourse related to these agreements would be legal or administrative collection efforts directed against the customer.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (GAAP) requires management to make certain estimates and assumptions. We periodically evaluate these estimates and assumptions, which are based on historical experience, changes in the business environment and other factors that management believes to be reasonable under the circumstances. Actual results may differ materially from these estimates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

Pension and Other Postretirement Benefits

Accounting for pensions and other postretirement benefits involves estimating the costs of future benefits and attributing the cost over the employee’s expected period of employment. The determination of our obligation and expense for these costs requires the use of certain assumptions. Those assumptions include, among other assumptions, the discount rate, expected long-term rate of return on plan assets and health care cost trend rates. These assumptions are subject to change based on interest rates on high quality bonds, stock and bond markets and medical cost inflation, respectively. As permitted by GAAP, actual results that differ from our assumptions are accumulated and amortized over future periods and therefore, generally affect our recognized expense and accrued liability in such future periods. While we believe that our assumptions are appropriate given current economic conditions and actual experience, significant differences in results or significant changes in our assumptions may materially affect our pension and other postretirement obligations and related future expense.

Our pension and other postretirement benefit obligations at December 31, 2010 and preliminary retirement benefit costs for 2011 were prepared using the assumptions that were determined at December 31, 2010. The following table summarizes the sensitivity of our December 31, 2010 retirement obligations and 2011 retirement benefit costs of our United States plans to changes in the key assumptions used to determine those results:

Estimated increase (decrease) in
Million of dollars	Percentage Change	2011 Expense	PBO/APBO* for 2010
United States Pension Plans
Discount rate	+/-.50%	$(1)/1	$(190)/201

Expected long-term rate of return on plan assets	+/-.50%	(13)/13	—

Other Postretirement Benefit Plan
Discount rate	+/-.50%	2/(2)	(20)/22

Expected long-term rate of return on plan assets	+/-.50%	—	—

Health care cost trend rate	+/-1.0%	2/(2)	29/(26)

*	Projected benefit obligation (PBO) for pension plans and accumulated postretirement benefit obligation (APBO) for other postretirement benefit plan.

These sensitivities may not be appropriate to use for other years’ financial results. Furthermore, the impact of assumption changes outside of the ranges shown above may not be approximated by using the above results. For additional information about our pension and other postretirement benefit obligations, see Note 12 of the Notes to the Consolidated Financial Statements.

Income Taxes

We estimate our income taxes in each of the taxing jurisdictions in which we operate. This involves estimating actual current tax expense together with assessing any temporary differences resulting from the different treatment of certain items, such as the timing for recognizing expenses, for tax and accounting purposes in accordance with GAAP guidance. These differences may result in deferred tax assets or liabilities, which are included in our Consolidated Balance Sheets. We are required to assess the likelihood that deferred tax assets, which include net operating loss carryforwards, tax credits and deductible temporary differences, are expected to be realizable in future years. Realization of our net operating loss and tax credit deferred tax assets is supported by specific tax planning strategies and where possible considers projections of future profitability. If recovery is not more likely than not, we provide a valuation allowance based on estimates of future taxable income in the various taxing jurisdictions, and the amount of deferred taxes that are ultimately realizable. If future taxable income is lower than expected or if tax planning strategies are not available as anticipated, we may record additional valuation allowances through income tax expense in the period such determination is made. Likewise,

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

if we determine that we are able to realize our deferred tax assets in the future in excess of net recorded amounts, an adjustment to the deferred tax asset will increase income in the period such determination is made.

As of December 31, 2010 and 2009, we had total deferred tax assets of $2,292 million and $2,275 million, respectively, net of valuation allowances of $193 million and $180 million, respectively. Our effective tax rate has ranged from a benefit of (81.7)% to an expense of 20.4% over the past five years and has been influenced by tax credits, audit settlements and adjustments, tax planning strategies, enacted legislation, and dispersion of global income. A 1.0% increase in our effective tax rate would have decreased 2010 earnings by approximately $5.9 million. Future changes in the effective tax rate will be subject to several factors, including enacted laws, tax planning strategies, business profitability, remaining BEFIEX credits and the expiration of energy tax credit legislation at December 31, 2011.

In addition, we operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. For additional information about income taxes, see Notes 1 and 11 of the Notes to the Consolidated Financial Statements.

BEFIEX Credits

Our Brazilian operations earned tax credits under the Brazilian government’s export incentive program. These credits reduce Brazilian federal excise taxes on domestic sales, resulting in an increase in the operations’ recorded net sales. Based on a recalculation of available credits and a favorable court decision in the December 2005 quarter, we were able to recognize approximately $225 million, $69 million and $168 million of export credits during 2010, 2009 and 2008, respectively. As of December 31, 2010, approximately $540 million of export credits remain. We recognize credits as they are monetized; however, future actions by the Brazilian government could limit our ability to monetize these export credits. BEFIEX credits recognized are not subject to income taxes.

Product Recalls

The establishment of a liability for product recalls is periodically required and is impacted by several factors such as customer response rate, consumer options, field repair costs, inventory repair costs, extended warranty costs, communication structure and other miscellaneous costs such as legal, logistics and consulting. The customer response rate, which represents an estimate of the total number of units to be serviced as a percentage of the total number of units affected by the recall, is the most significant factor in estimating the total cost of each recall. To determine a response rate, we consider the population of the affected appliances based on evaluating the design issue or defective part in the appliance and the respective years in which it was included in manufacturing the appliance to determine the affected population. We also consider the type and age of the affected appliance to determine the affected population and apply historical response rates based on current and past experience factors to derive an estimated liability which is revised, as necessary, depending on our actual response rate. Differences between our assumptions and actual experience could have a material impact on our product recall reserves. For additional information about product recalls, see Note 6 of the Notes to the Consolidated Financial Statements.

Warranty Obligations

The estimation of warranty obligations is determined in the same period that revenue from the sale of the related products is recognized. The warranty obligation is based on historical experience and represents our best estimate of expected costs at the time products are sold. Warranty accruals are adjusted for known or anticipated warranty claims as new information becomes available. New product launches require a greater use of judgment in developing estimates until historical experience becomes available. Future events and circumstances could materially change our estimates and require adjustments to the warranty obligations. For additional information about warranty obligations, see Note 6 of the Notes to the Consolidated Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

Goodwill and Intangibles

We sell products under a number of trademarks, many of which we developed. Trademark development costs are expensed as incurred. We also purchase trademark assets and certain business acquisitions have resulted in the recording of goodwill. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including trademark assets, based on estimated fair value, with any remaining purchase price recorded as goodwill. Trademarks and goodwill are considered indefinite lived intangible assets and as such are not amortized. We have two reporting units where goodwill is recorded which include North America and Embraco in our Latin America region with $1,727 million and $4 million of recorded goodwill, respectively. There have been no changes to our reporting units or allocations of goodwill by reporting units. We have trademark assets in our North America and Europe regions with $1,473 million and $62 million of recorded book value, respectively. We test indefinite lived intangibles for impairment as of November 30 each year and more frequently if indicators of impairment exist.

Goodwill Valuations

Goodwill is evaluated using a two-step impairment test at the reporting unit level. The first step of the goodwill impairment test compares the book value of a reporting unit, including goodwill, with its fair value. If the book value of a reporting unit exceeds its fair value, we perform the second step of the impairment test. In the second step, we estimate an implied fair value of the reporting unit’s goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill (including any unrecognized intangible assets). The difference between the total fair value of the reporting unit and the fair value of all the assets and liabilities other than goodwill is the implied fair value of that goodwill. The amount of impairment loss is equal to the excess of the book value of the goodwill over the implied fair value of that goodwill.

We estimate fair value using the best information available to us, including market information and discounted cash flow projections also referred to as the income approach. The income approach uses a reporting unit’s projection of estimated operating results and cash flows that is discounted using a weighted-average cost of capital that is determined based on current market conditions. The projection uses management’s best estimates of economic and market conditions over the projected period including growth rates in sales, costs and number of units, estimates of future expected changes in operating margins and cash expenditures. Other estimates and assumptions include terminal value growth rates, future estimates of capital expenditures and changes in future working capital requirements. We validate our estimates of fair value under the income approach by comparing the values to fair value estimates using a market approach. A market approach estimates fair value by applying cash flow multiples to the reporting unit’s operating performance. The multiples are derived from comparable publicly traded companies with similar operating and investment characteristics of the reporting units. Finally, we consider the implied control premium and conclude whether the implied control premium is reasonable based on other recent market transactions.

These assumptions could be adversely impacted by certain of the risks discussed in “Risk Factors” in Item 1A of this report.

Based on the results of the step one impairment test performed as of November 30, 2010, no impairment of goodwill was determined to exist. The estimated fair value of our North America operating segment exceeded its carrying value by approximately 14%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

Significant Assumptions in Evaluating Goodwill

•

Forecasted cash flows used in the discounted cash flow model are based on our long range plan for the next four years, which assumes a compound annual growth rate of 4.5% exiting the recessionary period, and a 2% residual growth rate thereafter. The residual growth rate was based on the compound average growth rate for the United States T-7 appliance industry (T-7 refers to the following appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors) over a 25 year period, and was also consistent with commercially available industry market value and volume forecasts. The undiscounted cash flows for the first four years used in the model declined approximately 5% compared to the projections used in 2009. The decrease in cash flows is the result of the short-term impact to our operating margins as a result of the increasing competitive pricing pressure and higher material and oil-related costs that we began to experience during 2010. We have recently announced price increases to address the material and oil-related cost increases. We are forecasting an improvement in our North America operating margins from approximately 5% of net sales in 2010 to in excess of 7% of net sales within our long range planning period. We performed sensitivity analysis on our estimated fair value using the income approach, noting that a reduction of 5% in each year of forecasted cash flows would result in a failure of the first step of the impairment test.

•

The discount rate of 10.5% used in our discounted cash flow model, as of the November 30, 2010 assessment, was developed using the capital asset pricing model through which a weighted average cost of capital was derived. The discount rate was estimated using the risk free rate, market risk premium, and cost of debt prevalent as of the valuation date. The Beta and capital structure were estimated based on an analysis of comparable guideline companies. In addition, a risk premium was included to account for the risks inherent in the cash flows and to reconcile the fair value indicated by the discounted cash flow model to Whirlpool’s public market equity value at November 30, 2010. We performed sensitivity analyses on our estimated fair value using the income approach, noting that an increase in the discount rate of approximately 50 basis points would result in failure of the first step of the impairment test.

Our methodology for evaluating goodwill for impairment has not changed since our impairment test performed as of November 30, 2009. We have updated our cash flow projections discussed above based on our current long range plan. Adverse changes in the operating environment for the appliance industry, an increase in the discount rate or our inability to meet the operating margins at the forecasted rates may result in future impairment charges.

Intangible Valuations

The fair value of our trademarks are estimated and compared to the carrying value. We estimate the fair value of these intangible assets using the relief-from-royalty method, which requires assumptions related to projected revenues from our annual long-range plan; assumed royalty rates that could be payable if we did not own the trademarks; and a discount rate. We recognize an impairment loss when the estimated fair value of the indefinite-lived intangible asset is less than its carrying value.

Based on the results of our impairment test performed as of November 30, 2010, no impairment of trademarks was determined to exist. The fair values for all of our trademarks tested exceed their carrying values by more than 10% with the exception of one trademark which has a carrying value of $14 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

Significant Assumptions in Evaluating Trademarks

In assessing trademarks for impairment, significant assumptions used in our relief from royalty model as of November 30, 2010 included revenue growth rates, assumed royalty rates and the discount rate. During 2010, we have not performed any interim impairment tests as none of the triggering events contained in guidance within ASC 350 “Intangibles—Goodwill and Other” have occurred.

•

Revenue growth rates relate to projected revenues from our annual long range plan and vary from brand to brand. Similar to our goodwill projections, adverse changes in the operating environment for the appliance industry or our inability to grow revenues at the forecasted rates may result in a future impairment charge. We performed sensitivity analysis on our estimated fair value noting that a 20% reduction of forecasted revenues would result in an impairment of approximately $140 million.

•

In determining royalty rates for the valuation of our trademarks, we considered factors that affect the intrinsic royalty rates that would hypothetically be paid for the use of the trademark. The most significant factors in determining the intrinsic royalty rates include the overall role and importance of the trademarks in the particular industry, the profitability of the products utilizing the trademarks, and the position of the trademarked products in a given market segment. Based on this analysis, we determined royalty rates of 2-3% for our value brands, 4% for our mass market brand and 6% for our super premium brand. We performed sensitivity analysis on our estimated fair value noting that a reduction of the royalty rates used for the valuation of 1 percentage point would result in an impairment of approximately $220 million.

•

In developing discount rates for the valuation of our trademarks, we used the industry average weighted average cost of capital as the base adjusted for the higher relative level of risks associated with doing business in other countries, as applicable, as well as the higher relative levels of risks associated with intangible assets. Based on this analysis, we determined discount rates ranging from 9.5% to 11%. We performed sensitivity analysis on our estimated fair value noting that an increase in the discount rates used for the valuation of 1 percentage point would result in an impairment of approximately $24 million.

Many of the factors used in assessing fair value are outside the control of management and it is reasonably likely that assumptions and estimates can change in future periods. These changes can result in future impairments.

For additional information about goodwill and intangible valuations, see Note 2 of the Notes to the Consolidated Financial Statements.

ISSUED BUT NOT YET EFFECTIVE ACCOUNTING PRONOUNCEMENTS

Issued but not yet effective accounting pronouncements are not expected to have a material impact on our Consolidated Financial Statements.

MARKET RISK

We have in place an enterprise risk management process that involves systematic risk identification and mitigation covering the categories of enterprise, strategic, financial, operation and compliance and reporting risk. The enterprise risk management process receives Board of Directors and Management oversight, drives risk mitigation decision-making and is fully integrated into our internal audit planning and execution cycle.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

We are exposed to market risk from changes in foreign currency exchange rates, domestic and foreign interest rates, and commodity prices, which can affect our operating results and overall financial condition. We manage exposure to these risks through our operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and are not used for speculation or for trading purposes. Derivative financial instruments are generally contracted with a diversified group of investment grade counterparties to reduce exposure to nonperformance on such instruments.

We use foreign currency forward contracts, currency options and currency swaps to hedge the price risk associated with firmly committed and forecasted cross-border payments and receipts related to ongoing business and operational financing activities. Foreign currency contracts are sensitive to changes in foreign currency exchange rates. At December 31, 2010, a 10% favorable or unfavorable exchange rate movement in each currency in our portfolio of foreign currency contracts would have resulted in an incremental unrealized gain or loss of approximately $175 million, respectively. Consistent with the use of these contracts to neutralize the effect of exchange rate fluctuations, such unrealized losses or gains would be offset by corresponding gains or losses, respectively, in the re-measurement of the underlying exposures.

We enter into commodity swap contracts to hedge the price risk associated with firmly committed and forecasted commodities purchases the prices of which are not fixed directly through supply contracts. As of December 31, 2010, a 10% favorable or unfavorable shift in commodity prices would have resulted in an incremental gain or loss of approximately $50 million, respectively, related to these contracts.

In January 2009, Standard & Poor’s and Fitch Ratings lowered our senior unsecured debt rating from “BBB” to “BBB-” and our short-term corporate credit and commercial paper ratings from “A-2” to “A-3” and “F-2” to “F-3”, respectively, based on weakened operating performance and the pullback in discretionary consumer spending. Also in January 2009, Moody’s Investor Services lowered our senior unsecured rating from “Baa2” to “Baa3” and our commercial paper ratings from “Prime-2” to “Prime-3” based on weakening appliance industry demand. These rating adjustments may result in higher interest costs if we were to seek additional financing in the capital markets. See Note 5 of the Notes to the Consolidated Financial Statements for additional information on financing arrangements.

OTHER MATTERS

Embraco Antitrust Matters

Government authorities in various jurisdictions are conducting antitrust investigations of the global compressor industry, including our compressor business headquartered in Brazil (“Embraco”). In 2010, Embraco sales represented approximately 8% of our global net sales.

In February 2009, competition authorities in Brazil, the United States and Europe began to seek documents from us in connection with their investigations. A grand jury subpoena from the United States Department of Justice (the “DOJ”) requested documents for the time period from 2003 to 2009. Competition authorities in other jurisdictions have sought similar information.

In September 2009, the Brazilian competition commission (CADE) agreed to terminate the administrative investigation of our compressor business. Under the terms of the settlement agreement, Whirlpool affiliates and certain executives located in Brazil acknowledged a violation of Brazilian antitrust law in the Brazilian compressor market by some Embraco employees. The settlement agreement provides for the affiliates to make contributions totaling 100 million Brazilian reais to a Brazilian government fund. The contributions translated to approximately $56 million, all of which was recorded within interest and sundry income (expense) in 2009. The payments are to be made in twelve equal semiannual installments of $5 million through 2015. As of December 31, 2010 approximately $15 million has been paid.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

In September 2010, the DOJ and Embraco entered into a plea agreement related to the DOJ’s investigation which was approved by the United States District Court for the Eastern District of Michigan in December 2010. Under the plea agreement, the DOJ recognized Embraco’s substantial assistance in the investigation and agreed not to bring further charges against Embraco or any related entities for any conspiracy involving compressor pricing during the investigation period. Pursuant to the plea agreement, Embraco (1) acknowledged that it violated U.S. antitrust law with respect to the sale of certain compressors from October 2004 through December 2007 and (2) agreed to pay a fine totaling $91.8 million to the United States government. The full amount of the fine was recorded within interest and sundry income (expense) in the third quarter of 2010. Embraco made the first of six annual installments payments in January 2011.

In October 2010, the Director of Public Prosecutions of Canada (the “DPP”) and Embraco entered into a plea agreement related to the investigation which has been approved by the Federal Court of Canada. Pursuant to the plea agreement, Embraco (1) acknowledged that it violated Canadian antitrust law with respect to the sale of certain compressors in Canada during 2005 and (2) agreed to pay a fine totaling approximately $1.5 million to the Canadian government. Under the plea agreement, DPP agreed not to bring further charges against Embraco or any related entities for any conspiracy involving pricing of the relevant products during the investigation period. The full amount of the fine was recorded within interest and sundry income (expense) in the third quarter of 2010 and paid in the fourth quarter of 2010.

Since the government investigations became public in February 2009, we have been named as a defendant in related antitrust lawsuits in various jurisdictions seeking damages in connection with the pricing of compressors from 1996 to 2009. Several other compressor manufacturers who are the subject of the government investigations have also been named as defendants in the litigation. United States federal lawsuits instituted on behalf of purported purchasers and containing class action allegations have been combined in one proceeding in the United States District Court for the Eastern District of Michigan. We continue to cooperate with ongoing government investigations in other jurisdictions, to defend the related antitrust lawsuits and to take other actions to minimize our potential exposure.

The final outcome and impact of these matters, and related claims and investigations that may be brought in the future are subject to many variables, and cannot be predicted. We establish accruals only for those matters where we determine that a loss is probable and the amount of loss can be reasonably estimated. As a result, we have not accrued for any liability with respect to the investigation by the European Commission or for any other matters related to these investigations, other than the Brazilian, United States and Canadian government actions discussed above. As of December 31, 2010, we have incurred, in the aggregate, charges of approximately $204 million related to these matters, consisting solely of the amounts described above related to the Brazilian, United States and Canadian government actions, defense costs and other expenses, of which $142 million remains accrued. While it is currently not possible to reasonably estimate the aggregate amount of costs which we may incur in connection with these matters, such costs could have a material adverse effect on our financial position, liquidity, or results of operations.

Brazilian Collection Dispute

In 1989, a Brazilian affiliate (now a subsidiary) brought an action against a financial institution in Brazil seeking a “Declaration of Non-Enforceability of Obligations” relating to documentation of a $25 million loan entered into without authority by a senior officer of the affiliate. In September 2000, an adverse decision in the declaratory action became final. In 2001, the financial institution began a collection action and we responded with a counterclaim. The lower court dismissed the counterclaim in 2002 and the Superior Court confirmed the lower court decision in 2005, and dismissed our counterclaim in 2007. The Federal Supreme Court denied any further appeal on our counterclaim in 2008. In late 2008, the lower court issued a decision in the collection action in favor of the financial institution in the amount of 283 million Brazilian reais (approximately $170 million

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

based on the exchange rate as of December 31, 2010), plus judicial adjustments as discussed below, which could be significant and materially increase the potential exposure. We appealed this decision in 2008 given the strength of our legal arguments; however, we can have no assurance of a favorable outcome of the appeal due to the uncertainty of many variables, including whether or not our legal arguments will prevail on the application of the judicial adjustments. We have accrued an aggregate liability of $156 million as of December 31, 2010, based on outside counsel’s assessment of the expected outcome of the matter with the proper application of Brazilian law (of which $5.6 million was accrued during the fourth quarter of fiscal 2010).

The amount of the final liability in any outcome of this matter may be materially different from the amount we have accrued based on: (A) the application of the following judicial adjustments that are the subject of our pending appeal (1) whether default interest is payable beginning from the date of the loan (1989) or the date of the collection action (2001) and whether or not default interest is capitalized annually, (2) the applicable percentage of default interest (1%/month, or 0.5%/month until 2003 and 1%/month thereafter due to a change in Brazilian law), (3) the percentage of any penalty under the loan documentation (2% vs. 10%) and what amounts, if any, are the subject of such penalty, and (4) the percentage of attorney fees that may be awarded to either party (an additional 3-20% of final judgment); and (B) a wide range of other factors, including (1) the length of the appeal process, (2) the uncertain legal and judicial environment, (3) monetary correction to adjust for inflation of approximately 5% per year, and (4) the continued volatility in the foreign currency exchange market. While we believe we have strong arguments on each of the disputed adjustments, if our appeal is unsuccessful and the court’s decision on the application of some or all of the judicial adjustments is unfavorable to us, our liability determined at December 31, 2010 could be two to seven times greater than the amount we have accrued and could have a material adverse effect on our financial position, liquidity, or results of operations.

While the decision of the appeals court was initially expected no later than fiscal 2010, the decision is now expected during fiscal 2011. If further appeals of any decision are allowed, final resolution of the matter may take an estimated additional 18 to 36 months. We continue to aggressively defend the matter and seek to take other actions to minimize our potential exposure.

Operating Tax Matter

The Brazilian Constitution provides a general basis for recognizing tax credits on the purchase of raw materials used in production (“IPI tax credit”). Certain raw materials that are exempt or have a zero tax basis in the production process qualify for these IPI tax credits. Based on legal precedent, in 2003 and 2004, we recognized tax credits in an aggregate amount of $26 million adjusted for currency. The Brazilian tax authority subsequently challenged the recording of IPI tax credits. No credits were recognized in 2005 through 2009. In 2009, we entered into an agreement under a special Brazilian government program providing for extended payment terms and reductions in penalties and interest to encourage taxpayers to resolve disputed IPI tax credit amounts. Charges recorded related to this program for the year ended December 31, 2009 include $27 million in tax that was recorded in cost of products sold, $16 million in interest expense and $4 million in penalties recorded in interest and sundry income (expense) in our Consolidated Statements of Income. During the December 2009 quarter, based on newly issued regulations, we settled with the Brazilian tax authority to resolve these and other disputed tax amounts. As a result of this settlement agreement, we recorded an increase in value added taxes owed of approximately $4 million in cost of goods sold, a reduction in interest expense totaling $18 million related to interest abatement, a reduction in interest and sundry income (expense) of $4 million related to penalty abatement and related income tax expense of $5 million under this special program. The settlement is in the process of being ratified by the Brazilian tax authority.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Certain statements contained in this annual report, including those within

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – (CONTINUED)

the forward-looking perspective section within this Management’s Discussion and Analysis, and other written and oral statements made from time to time by us or on our behalf do not relate strictly to historical or current facts and may contain forward-looking statements that reflect our current views with respect to future events and financial performance. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as “may,” “could,” “will,” “should,” “possible,” “plan,” “predict,” “forecast,” “potential,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “may impact,” “on track,” and similar words or expressions. Our forward-looking statements generally relate to our growth strategies, financial results, product development, and sales efforts. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) product liability and product recall costs; (5) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (6) the effects and costs of governmental investigations or related actions by third parties; (7) the ability of Whirlpool to manage foreign currency fluctuations; (8) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (9) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (10) inventory and other asset risk; (11) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (12) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (13) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (14) Whirlpool’s ability to obtain and protect intellectual property rights; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; and (18) changes in the legal and regulatory environment including environmental and health and safety regulations.

We undertake no obligation to update any forward-looking statement, and investors are advised to review disclosures in our filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. Therefore, investors should not consider the foregoing factors to be an exhaustive statement of all risks, uncertainties, or factors that could potentially cause actual results to differ from forward-looking statements. Additional information concerning these and other factors can be found in “Risk Factors” in Item 1A of this report.

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31

(Millions of dollars, except per share data)

	2010	2009	2008
Net sales	$18,366	$17,099	$18,907

Expenses
Cost of products sold	15,652	14,713	16,383

Gross Margin	2,714	2,386	2,524

Selling, general and administrative	1,604	1,544	1,798
Intangible amortization	28	28	28
Restructuring costs	74	126	149

Operating profit	1,008	688	549

Other income (expense)
Interest and sundry income (expense)	(197)	(175)	(100)
Interest expense	(225)	(219)	(203)

Earnings before income taxes and other items	586	294	246
Income tax benefit	(64)	(61)	(201)

Earnings before equity earnings	650	355	447
Equity in loss of affiliated companies	—	(1)	—

Net earnings	650	354	447
Less: Net earnings available to noncontrolling interests	(31)	(26)	(29)

Net earnings available to Whirlpool	$619	$328	$418

Per share of common stock
Basic net earnings available to Whirlpool	$8.12	$4.39	$5.57

Diluted net earnings available to Whirlpool	$7.97	$4.34	$5.50

Dividends	$1.72	$1.72	$1.72

Weighted-average shares outstanding (in millions)
Basic	76.2	74.6	75.1
Diluted	77.6	75.6	76.0

The accompanying notes are an integral part of these Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED BALANCE SHEETS

At December 31,

(Millions of dollars, except share data)

	2010	2009
Assets

Current assets
Cash and equivalents	$1,368	$1,380
Accounts receivable, net of allowance of $66 in 2010 and $76 in 2009	2,278	2,500
Inventories	2,792	2,197
Deferred income taxes	204	295
Prepaid and other current assets	673	653

Total current assets	7,315	7,025

Property, net of accumulated depreciation of $6,660 in 2010 and $6,360 in 2009	3,134	3,117
Goodwill	1,731	1,729
Other intangibles, net of accumulated amortization of $146 in 2010 and $132 in 2009	1,789	1,796
Deferred income taxes	1,305	1,104
Other noncurrent assets	310	323

Total assets	$15,584	$15,094

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$3,660	$3,308
Accrued expenses	671	632
Accrued advertising and promotions	426	475
Employee compensation	467	501
Notes payable	2	23
Current maturities of long-term debt	312	378
Other current liabilities	611	624

Total current liabilities	6,149	5,941

Noncurrent liabilities
Long-term debt	2,195	2,502
Pension benefits	1,519	1,557
Postretirement benefits	610	693
Other noncurrent liabilities	791	641

Total noncurrent liabilities	5,115	5,393

Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 106 million and 105 million shares issued in 2010 and 2009, 76 million and 75 million shares outstanding in 2010 and 2009	106	105
Additional paid-in capital	2,156	2,067
Retained earnings	4,680	4,193
Accumulated other comprehensive loss	(893)	(868)
Treasury stock, 30 million shares in 2010 and 2009	(1,823)	(1,833)

Total Whirlpool stockholders’ equity	4,226	3,664

Noncontrolling interests	94	96

Total stockholders’ equity	4,320	3,760

Total liabilities and stockholders’ equity	$15,584	$15,094

The accompanying notes are an integral part of these Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31

(Millions of dollars)

	2010	2009	2008
Operating activities
Net earnings	$650	$354	$447

Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	555	525	597
Curtailment gain	(62)	(92)	—
Loss (gain) on disposition of assets	2	(4)	(60)
Increase (decrease) in LIFO inventory reserve	4	(41)	42
Gain on sale of brand	(10)	—	—
Equity in losses of affiliated companies, less dividends received	—	1	—
Changes in assets and liabilities:
Accounts receivable	187	(286)	300
Inventories	(595)	578	(174)
Accounts payable	341	326	(250)
Taxes deferred and payable, net	(94)	(112)	(256)
Accrued pension	(16)	(84)	(123)
Employee compensation	(6)	213	(84)
Other	122	172	(112)

Cash provided by operating activities	1,078	1,550	327

Investing activities
Capital expenditures	(593)	(541)	(547)
Investment in related businesses	(18)	(35)	(5)
Proceeds from sale of assets	17	77	119
Proceeds from sale of brand	15	—	—
Acquisition of brand	(27)	—	—

Cash used in investing activities	(606)	(499)	(433)

Financing activities
Repayments of long-term debt	(379)	(210)	(131)
Dividends paid	(132)	(128)	(128)
Common stock issued	72	21	21
Net (repayments) proceeds from short-term borrowings	(20)	(362)	101
Purchase of noncontrolling interest shares	(12)	—	—
Proceeds from borrowings of long-term debt	2	872	545
Purchase of treasury stock	—	—	(247)
Other	(26)	(49)	(20)

Cash (used in) provided by financing activities	(495)	144	141

Effect of exchange rate changes on cash and equivalents	11	39	(90)

(Decrease) increase in cash and equivalents	(12)	1,234	(55)
Cash and equivalents at beginning of year	1,380	146	201

Cash and equivalents at end of year	$1,368	$1,380	$146

Supplemental disclosure of cash flow information
Cash paid for interest	$218	$209	$200
Cash paid for income taxes	31	51	76

The accompanying notes are an integral part of these Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Year ended December 31

(Millions of dollars)

		Whirlpool Stockholders’ Equity
	Total	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock/ Additional Paid- in-Capital	Common Stock	Non- Controlling Interests
Balances, December 31, 2007	$3,980	$3,703	$(270)	$375	$103	$69
Comprehensive income (loss)
Net earnings	447	418	—	—	—	29
Other comprehensive income (loss)	(1,003)	—	(989)	—	—	(14)

Comprehensive income (loss)	(556)

Stock repurchased	(247)	—	—	(247)	—	—
Stock issued	41	—	—	40	1	—
Dividends declared	(145)	(128)	—	—	—	(17)

Balances, December 31, 2008	3,073	3,993	(1,259)	168	104	67
Comprehensive income (loss)
Net earnings	354	328	—	—	—	26
Other comprehensive income	409	—	391	—	—	18

Comprehensive income	763

Stock issued	67	—	—	66	1	—
Dividends declared	(143)	(128)	—	—	—	(15)

Balances, December 31, 2009	3,760	4,193	(868)	234	105	96
Comprehensive income (loss)
Net earnings	650	619	—	—	—	31
Other comprehensive income (loss)	(22)	—	(25)	—	—	3

Comprehensive income (loss)	628

Purchase of noncontrolling interest	(12)	—	—	(3)	—	(9)
Stock issued	103	—	—	102	1	—
Dividends declared	(159)	(132)	—	—	—	(27)

Balances, December 31, 2010	$4,320	$4,680	$(893)	$333	$106	$94

The accompanying notes are an integral part of these Consolidated Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

General Information

Whirlpool Corporation, a Delaware corporation, is the world’s leading manufacturer and marketer of major home appliances. We manufacture appliances in 12 countries under 13 principal brand names in four geographic operating segments and market products in nearly every country around the world. Our Consolidated Financial Statements include all majority-owned subsidiaries. All intercompany transactions have been eliminated upon consolidation.

Use of Estimates

We are required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ materially from those estimates.

Revenue Recognition

Sales are recorded when title passes to the customer as determined by the shipping terms. For the majority of our sales, title is transferred to the customer as soon as products are shipped. For a portion of our sales, title is transferred to the customer upon receipt of products at the customer’s location. Allowances for estimated returns are made on sales of certain products based on historical return rates for the products involved.

Accounts Receivable and Allowance for Doubtful Accounts

We carry accounts receivable at sales value less an allowance for doubtful accounts. We periodically evaluate accounts receivable and establish an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions and the history of write-offs and collections. We evaluate items on an individual basis when determining accounts receivable write-offs. Our policy is to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payment has not been received within agreed upon invoice terms.

Freight and Warehousing Costs

We classify freight and warehousing costs within cost of products sold in our Consolidated Statements of Income.

Cash and Equivalents

All highly liquid debt instruments purchased with an initial maturity of three months or less are considered cash equivalents.

Inventories

Inventories are stated at first-in, first-out (“FIFO”) cost, except United States production inventories, which are stated at last-in, first-out (“LIFO”) cost, and Latin America and Asia inventories, which are stated at average cost. Costs do not exceed net realizable values. See Note 4 for additional information about inventories.

Property

Property, plant and equipment is stated at cost, net of accumulated depreciation. In 2009, we changed our method of depreciation prospectively for substantially all long-lived production machinery and equipment to a modified units of production depreciation method. Under this method, we record depreciation based on units produced, unless units produced drop below a minimum threshold at which point depreciation is recorded using the straight-line method. Prior to 2009, all machinery and equipment was depreciated using the straight-line

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

method. We believe depreciating machinery and equipment based on units of production is a preferable method as it best matches the usage of assets with the revenues derived from those assets. For nonproduction assets, we depreciate costs based on the straight-line method. Depreciation expense for property, plant and equipment was $527 million, $497 million and $569 million in 2010, 2009 and 2008, respectively.

As a result of this change in method and lower overall production levels, depreciation expense in 2009 decreased by $83 million from what would have been recorded using the straight-line method. Net of amounts capitalized into ending inventories and income taxes, net earnings increased $48 million for 2009, or $0.64 per diluted share. In addition, the estimated useful lives of our machinery and equipment was increased from 3 to 10 years to 3 to 25 years.

The following table summarizes our property, plant and equipment as of December 31, 2010 and 2009:

Millions of dollars	2010	2009	Estimated Useful Life

Land	$74	$77
Buildings	1,218	1,207	25 to 50 years
Machinery and equipment	8,502	8,193	3 to 25 years
Accumulated depreciation	(6,660)	(6,360)

Property, plant and equipment, net	$3,134	$3,117

We classify gains and losses associated with asset dispositions in the same line item as the underlying depreciation of the disposed asset in the Consolidated Statements of Income. Net gains and losses recognized in cost of products sold include a loss of $3 million for 2010, a loss of $3 million for 2009 and a gain of $16 million for 2008. Net gains recognized in selling, general, and administrative expenses include $1 million, $1 million and $19 million for 2010, 2009 and 2008, respectively.

We record impairment losses on long-lived assets when events and circumstances indicate the assets may be impaired and the estimated future cash flows generated by those assets are less than their carrying amounts.

Goodwill and Other Intangibles

Goodwill and indefinite lived intangible assets are required to be evaluated for impairment annually, which occurs as of November 30th of each year or whenever events occur which may indicate possible impairment. Goodwill is evaluated using a two-step impairment test at the reporting unit level. The first step of the goodwill impairment test compares the book value of a reporting unit, including goodwill, with its fair value. If the book value of a reporting unit exceeds its fair value, we perform the second step of the impairment test. In the second step, we estimate an implied fair value of the reporting unit’s goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill (including any unrecognized intangible assets). The difference between the total fair value of the reporting unit and the fair value of all the assets and liabilities other than goodwill is the implied fair value of that goodwill. The amount of impairment loss is equal to the excess of the book value of the goodwill over the implied fair value of that goodwill.

In assessing the fair value of trademarks, we utilize a relief from royalty method. If the carrying amount of a trademark exceeds its fair value, an impairment loss is recognized in an amount equal to the excess. Considerable judgment is necessary to estimate key assumptions involved in valuing our trademarks, including projected revenues, royalty rates and applicable discount rates.

Definite lived intangible assets are amortized over their estimated useful life ranging from 3 to 18 years. See Note 2 for additional information about goodwill and intangible assets.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Accounts Payable Outsourcing

We offer our suppliers access to a payables presentment and settlement service (“PPS”) provided by a third party processor. This service allows our suppliers to view scheduled Whirlpool payments online, enabling them to better manage their cash flow and reduce payment processing costs. Independent of Whirlpool, the PPS provider also allows suppliers to sell their receivables to financial institutions at the sole discretion of both the supplier and the financial institution. We have no economic interest in the sale of these receivables and no direct relationship with financial institutions concerning this service. All of our obligations, including amounts due, remain to our suppliers as stated in our supplier agreements. Based on information provided by the PPS provider, as of December 31, 2010 and 2009, approximately $387 million and $246 million, respectively, of our total accounts payable is available for this purpose and approximately $272 million and $145 million, respectively, has been sold by suppliers to participating financial institutions.

Derivative Financial Instruments

We use derivative instruments designated as cash flow and fair value hedges to manage our exposure to the volatility in material costs, foreign currency and interest rates on certain debt instruments. Changes in the fair value of derivative assets or liabilities (i.e., gains or losses) are recognized depending upon the type of hedging relationship and whether a hedge has been designated. For those derivative instruments that qualify for hedge accounting, we designate the hedging instrument, based upon the exposure being hedged, as a cash flow hedge, fair value hedge, or a hedge of a net investment in a foreign operation. For a derivative instrument designated as a fair value hedge, the gain or loss on the derivative is recognized in earnings in the period of change in fair value together with the offsetting gain or loss on the hedged item. For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of Other Comprehensive Income and is subsequently recognized in earnings when the hedged exposure affects earnings. For a derivative instrument designated as a hedge of a net investment in a foreign operation, the effective portion of the derivative’s gain or loss is reported in Other Comprehensive Income as part of the cumulative translation adjustment. Changes in fair value of derivative instruments that do not qualify for hedge accounting are recognized immediately in current net earnings. See Note 7 for additional information about hedges and derivative financial instruments.

Foreign Currency Translation

Foreign currency denominated assets and liabilities are translated into United States dollars at exchange rates existing at the respective balance sheet dates. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of Other Comprehensive Income (loss) within stockholders’ equity. The results of operations of foreign subsidiaries are translated at the average exchange rates during the respective periods. Gains and losses resulting from foreign currency transactions are included in net earnings.

Research and Development Costs

Research and development costs are charged to expense as incurred and totaled $516 million, $489 million and $463 million in 2010, 2009 and 2008, respectively.

Advertising Costs

Advertising costs are charged to expense when the advertisement is first communicated and totaled $235 million, $211 million and $336 million in 2010, 2009 and 2008, respectively.

Income Taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred tax assets is recognized in income in the period of enactment date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

We recognize the financial statement effects of an uncertain income tax position when it is more likely than not, based on technical merits, that the position will be sustained upon examination. We accrue for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. The current portion of uncertain income tax positions is included in “Other current liabilities” and the long-term portion is included in “Other noncurrent liabilities” in the Consolidated Balance Sheets.

Provision is made for taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be permanently invested. See Note 11 for additional information about income taxes.

Stock Based Compensation

We recognize stock based compensation expense based on the grant date fair value of the award over the period during which an employee is required to provide service in exchange for the award (generally the vesting period). The fair value of stock options is determined using the Black-Scholes option-pricing model, which incorporates assumptions regarding the risk-free interest rate, expected volatility, expected option life and dividend yield. Stock options are granted with an exercise price equal to the stock price on the date of grant. The fair value of restricted stock units and performance stock units is based on the closing market price of Whirlpool common stock on the grant date. See Note 9 for additional information about stock based compensation.

BEFIEX Credits

Our Brazilian operations earned tax credits under the Brazilian government’s export incentive program. These credits reduce Brazilian federal excise taxes on domestic sales, resulting in an increase in the operations’ recorded net sales. Based on a recalculation of available credits and a favorable court decision in the fourth quarter of 2005, we were able to recognize approximately $225 million, $69 million and $168 million of export credits during 2010, 2009 and 2008, respectively. As of December 31, 2010, approximately $540 million of export credits remain. We recognize credits as they are monetized; however, future actions by the Brazilian government could limit our ability to monetize these export credits. See Note 11 for additional information about how these credits impact our effective tax rate, included in “Foreign government tax incentive” in the rate reconciliation of our effective tax rate.

Issued but Not Yet Effective Accounting Pronouncements

Issued but not yet effective accounting pronouncements are not expected to have a material impact on our Consolidated Financial Statements.

(2) GOODWILL AND OTHER INTANGIBLES

We evaluated our goodwill and indefinite lived trademarks for impairment as of November 30, 2010. Based on the results of our test, no impairment of goodwill or our trademarks was determined to exist.

Goodwill

The following table summarizes the net carrying amount of goodwill:

Millions of dollars	North America	Latin America	Total

December 31, 2008	$1,724	$4	$1,728

Revision of estimated Maytag operations exit and employee termination costs	(6)	—	(6)
Foreign currency exchange rates	6	1	7

December 31, 2009	1,724	5	1,729

Revision of estimated Maytag operations exit costs	(1)	—	(1)
Foreign currency exchange rates	4	(1)	3

December 31, 2010	$1,727	$4	$1,731

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Other Intangible Assets

The following table summarizes our net carrying value of intangible assets by operating segment at December 31, 2010 and 2009:

Millions of dollars	North America		Latin America		Europe		Total		Estimated Useful Life
	2010	2009	2010	2009	2010	2009	2010	2009
Trademarks	$1,473	$1,478	$—	$—	$62	$34	$1,535	$1,512	Indefinite life

Customer relationships	210	226	—	—	—	—	210	226	18 years

Patents and non-compete agreements	29	42	6	6	9	10	44	58	3 to 10 years

Total other intangibles assets, net	$1,712	$1,746	$6	$6	$71	$44	$1,789	$1,796

The following table summarizes our future estimated amortization expense by year:

Millions of dollars
2011	$28
2012	28
2013	20
2014	16
2015	16

(3) FAIR VALUE MEASUREMENTS

Fair value is measured based on an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy is established, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of three valuation techniques. The three valuation techniques are identified in the table below and are as follows:

(a)	Market approach—prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

(b)	Cost approach—amount that would be required to replace the service capacity of an asset (replacement cost)

(c)	Income approach—techniques to convert future amounts to a single present amount based on market expectations (including present value techniques, option-pricing and excess earnings models)

Assets and liabilities measured at fair value on a recurring basis at December 31, 2010 and 2009 were as follows:

Millions of dollars	Total		Quoted Prices In Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Valuation Technique
	2010	2009	2010	2009	2010	2009	2010	2009
Money market funds(1)	$414	$355	$414	$355	$—	$—	$—	$—	(a)
Net derivative contracts	125	97	—	—	125	97	—	—	(a)
Available for sale investments	25	25	25	25	—	—	—	—	(a)

(1)	Money market funds are primarily comprised of U.S. government obligations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

(4) INVENTORIES

The following table summarizes our inventory at December 31, 2010 and 2009:

Millions of dollars	2010	2009
Finished products	$2,314	$1,853
Work in process	37	50
Raw materials	590	439

	2,941	2,342
Less excess of FIFO cost over LIFO cost	(149)	(145)

Total inventories	$2,792	$2,197

LIFO inventories represent approximately 43% and 40% of total inventories at December 31, 2010 and 2009, respectively.

(5) FINANCING ARRANGEMENTS

Debt

The following table summarizes our debt at December 31, 2010 and 2009:

Millions of dollars	2010	2009
Senior note—8.6%, maturing 2010	$—	$325
Senior note—6.125%, maturing 2011	300	300
Senior note—8.0%, maturing 2012	350	350
Medium-term note—5.5%, maturing 2013	500	499
Maytag medium-term note—6.5% maturing 2014	101	102
Senior note—8.6%, maturing 2014	500	500
Maytag medium-term note—5.0% maturing 2015	193	192
Senior note—6.5%, maturing 2016	249	249
Debentures—7.75%, maturing 2016	244	244
Other (various maturing through 2019)	70	119

	2,507	2,880
Less current maturities	312	378

Total long-term debt, net of current maturities	$2,195	$2,502

The following table summarizes the contractual maturities of our debt, including current maturities, at December 31, 2010:

Millions of dollars
2011	$312
2012	363
2013	512
2014	611
2015	203
Thereafter	506

Total debt	$2,507

We are in compliance with debt covenant requirements at December 31, 2010.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

The fair value of long-term debt (including current maturities) at December 31, 2010 and 2009 was $2,716 million and $3,060 million, respectively, and was estimated using discounted cash flow analysis based on incremental borrowing rates for similar types of borrowing arrangements.

On May 4, 2009, we completed a debt offering comprised of (1) $350 million aggregate principal amount of 8.0% notes due May 1, 2012 and (2) $500 million aggregate principal amount of 8.6% notes due May 1, 2014. The proceeds from the notes were used for general corporate purposes. If we experience a downgrade in our credit ratings, the notes are subject to an increase in the interest rate, resulting in higher interest payments. The notes contain customary covenants that limit our ability to incur certain liens or enter into certain sale and lease-back transactions. In addition, if we experience a specific kind of change of control, we are required to make an offer to purchase all of the notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest. The notes are registered under the Securities Act of 1933, as amended, pursuant to our Registration Statement on Form S-3 (File No. 333-157392) filed with the Securities and Exchange Commission on February 19, 2009.

During 2009, we incurred and paid a total of $5.3 million in debt financing related fees. These amounts have been capitalized and are being amortized over the term of the respective agreements.

We have a $1.35 billion committed credit facility maturing on August 13, 2012 which includes a $200 million letter of credit subfacility. Borrowings under the credit facility are available to us and designated subsidiaries for general corporate purposes, including commercial paper support. Subsidiary borrowings under this facility, if any, are guaranteed by Whirlpool Corporation. Interest under the credit facility accrues at a variable annual rate based on LIBOR plus a margin or the prime rate plus a margin. The margin is dependent on our credit rating at that time. The credit facility requires us to meet certain leverage and interest coverage requirements. We will incur a commitment fee for any unused portion of the credit facility which is based on Whirlpool’s credit rating. At December 31, 2010 and 2009, we had no borrowings outstanding under this credit agreement and are in compliance with financial covenant requirements.

The credit facility requires us to meet certain financial tests. Whirlpool’s maximum rolling twelve month Leverage Ratio (defined as Total Indebtedness to EBITDA) is limited to 3.5 to 1.0 for each fiscal quarter ended on or prior to December 31, 2010, and 3.25 to 1.0 for each fiscal quarter ended thereafter. The rolling twelve month Interest Coverage Ratio (defined as EBITDA to Interest Expense) is required to be greater than or equal to 2.5 to 1.0 for each fiscal quarter ended on or prior to December 31, 2010 and 3.0 to 1.0 for each fiscal quarter ended thereafter.

We also had a $522 million committed credit facility which expired on December 1, 2010. At the expiration date and at December 31, 2009, we had no borrowings outstanding under this credit agreement and were in compliance with financial covenant requirements.

Notes Payable

Notes payable consist of short-term borrowings payable to banks. The fair value of our notes payable approximates the carrying amount due to the short maturity of these obligations. The weighted-average interest rate on notes payable was 2.5% and 4.3% for the years ended December 31, 2010 and 2009, respectively.

During 2009, we incurred and paid a total of $32.8 million in notes payable financing related fees. These amounts have been capitalized and are being amortized over the term of the respective agreements.

(6) COMMITMENTS AND CONTINGENCIES

Embraco Antitrust Matters

Government authorities in various jurisdictions are conducting antitrust investigations of the global compressor industry, including our compressor business headquartered in Brazil (“Embraco”). In 2010, Embraco sales represented approximately 8% of our global net sales.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

In February 2009, competition authorities in Brazil, the United States and Europe began to seek documents from us in connection with their investigations. A grand jury subpoena from the United States Department of Justice (the “DOJ”) requested documents for the time period from 2003 to 2009. Competition authorities in other jurisdictions have sought similar information.

In September 2009, the Brazilian competition commission (CADE) agreed to terminate the administrative investigation of our compressor business. Under the terms of the settlement agreement, Whirlpool affiliates and certain executives located in Brazil acknowledged a violation of Brazilian antitrust law in the Brazilian compressor market by some Embraco employees. The settlement agreement provides for the affiliates to make contributions totaling 100 million Brazilian reais to a Brazilian government fund. The contributions translated to approximately $56 million, all of which was recorded within interest and sundry income (expense) in 2009. The payments are to be made in twelve equal semiannual installments of $5 million through 2015. As of December 31, 2010 approximately $15 million had been paid.

In September 2010, the DOJ and Embraco entered into a plea agreement related to the DOJ’s investigation which was approved by the United States District Court for the Eastern District of Michigan in December 2010. Under the plea agreement, the DOJ recognized Embraco’s substantial assistance in the investigation and agreed not to bring further charges against Embraco or any related entities for any conspiracy involving compressor pricing during the investigation period. Pursuant to the plea agreement, Embraco (1) acknowledged that it violated U.S. antitrust law with respect to the sale of certain compressors from October 2004 through December 2007 and (2) agreed to pay a fine totaling $91.8 million to the United States government. The full amount of the fine was recorded within interest and sundry income (expense) in the third quarter of 2010. Embraco made the first of six annual installment payments in January 2011.

In October 2010, the Director of Public Prosecutions of Canada (the “DPP”) and Embraco entered into a plea agreement related to the investigation which has been approved by the Federal Court of Canada. Pursuant to the plea agreement, Embraco (1) acknowledged that it violated Canadian antitrust law with respect to the sale of certain compressors in Canada during 2005 and (2) agreed to pay a fine totaling approximately $1.5 million to the Canadian government. Under the plea agreement, DPP agreed not to bring further charges against Embraco or any related entities for any conspiracy involving pricing of the relevant products during the investigation period. The full amount of the fine was recorded within interest and sundry income (expense) in the third quarter of 2010 and paid in the fourth quarter of 2010.

Since the government investigations became public in February 2009, we have been named as a defendant in related antitrust lawsuits in various jurisdictions seeking damages in connection with the pricing of compressors from 1996 to 2009. Several other compressor manufacturers who are the subject of the government investigations have also been named as defendants in the litigation. United States federal lawsuits instituted on behalf of purported purchasers and containing class action allegations have been combined in one proceeding in the United States District Court for the Eastern District of Michigan. We continue to cooperate with ongoing government investigations in other jurisdictions, to defend the related antitrust lawsuits and to take other actions to minimize our potential exposure.

The final outcome and impact of these matters, and related claims and investigations that may be brought in the future are subject to many variables, and cannot be predicted. We establish accruals only for those matters where we determine that a loss is probable and the amount of loss can be reasonably estimated. As a result, we have not accrued for any liability with respect to the investigation by the European Commission or for any other matters related to these investigations, other than the Brazilian, United States and Canadian government actions discussed above. As of December 31, 2010, we have incurred, in the aggregate, charges of approximately $204 million related to these matters, consisting solely of the amounts described above related to the Brazilian, United States and Canadian government actions, defense costs and other expenses, of which $142 million remains accrued. While it is currently not possible to reasonably estimate the aggregate amount of costs which we may

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

incur in connection with these matters, such costs could have a material adverse effect on our financial position, liquidity, or results of operations.

Brazilian Collection Dispute

In 1989, a Brazilian affiliate (now a subsidiary) brought an action against a financial institution in Brazil seeking a “Declaration of Non-Enforceability of Obligations” relating to documentation of a $25 million loan entered into without authority by a senior officer of the affiliate. In September 2000, an adverse decision in the declaratory action became final. In 2001, the financial institution began a collection action and we responded with a counterclaim. The lower court dismissed the counterclaim in 2002 and the Superior Court confirmed the lower court decision in 2005, and dismissed our counterclaim in 2007. The Federal Supreme Court denied any further appeal on our counterclaim in 2008. In late 2008, the lower court issued a decision in the collection action in favor of the financial institution in the amount of 283 million Brazilian reais (approximately $170 million based on the exchange rate as of December 31, 2010), plus judicial adjustments as discussed below, which could be significant and materially increase the potential exposure. We appealed this decision in 2008 given the strength of our legal arguments; however, we can have no assurance of a favorable outcome of the appeal due to the uncertainty of many variables, including whether or not our legal arguments will prevail on the application of the judicial adjustments. We have accrued an aggregate liability of $156 million as of December 31, 2010, based on outside counsel’s assessment of the expected outcome of the matter with the proper application of Brazilian law (of which $5.6 million was accrued during the fourth quarter of fiscal 2010).

The amount of the final liability in any outcome of this matter may be materially different from the amount we have accrued based on: (A) the application of the following judicial adjustments that are the subject of our pending appeal (1) whether default interest is payable beginning from the date of the loan (1989) or the date of the collection action (2001) and whether or not default interest is capitalized annually, (2) the applicable percentage of default interest (1%/month, or 0.5%/month until 2003 and 1%/month thereafter due to a change in Brazilian law), (3) the percentage of any penalty under the loan documentation (2% vs. 10%) and what amounts, if any, are the subject of such penalty, and (4) the percentage of attorney fees that may be awarded to either party (an additional 3-20% of final judgment); and (B) a wide range of other factors, including (1) the length of the appeal process, (2) the uncertain legal and judicial environment, (3) monetary correction to adjust for inflation of approximately 5% per year, and (4) the continued volatility in the foreign currency exchange market. While we believe we have strong arguments on each of the disputed adjustments, if our appeal is unsuccessful and the court’s decision on the application of some or all of the judicial adjustments is unfavorable to us, our liability determined at December 31, 2010 could be two to seven times greater than the amount we have accrued and could have a material adverse effect on our financial position, liquidity, or results of operations.

While the decision of the appeals court was initially expected no later than fiscal 2010, the decision is now expected during fiscal 2011. If further appeals of any decision are allowed, final resolution of the matter may take an estimated additional 18 to 36 months. We continue to aggressively defend the matter and seek to take other actions to minimize our potential exposure.

Operating Tax Matter

The Brazilian Constitution provides a general basis for recognizing tax credits on the purchase of raw materials used in production (“IPI tax credit”). Certain raw materials that are exempt or have a zero tax basis in the production process qualify for these IPI tax credits. Based on legal precedent, in 2003 and 2004, we recognized tax credits in an aggregate amount of $26 million adjusted for currency. The Brazilian tax authority subsequently challenged the recording of IPI tax credits. No credits were recognized in 2005 through 2009. In 2009, we entered into an agreement under a special Brazilian government program providing for extended payment terms and reductions in penalties and interest to encourage taxpayers to resolve disputed IPI tax credit amounts. Charges recorded related to this program for the year ended December 31, 2009 include $27 million in tax that was recorded in cost of products sold, $16 million in interest expense and $4 million in penalties recorded in interest and sundry income (expense) in our Consolidated Statements of Income. During the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

December 2009 quarter, based on newly issued regulations, we settled with the Brazilian tax authority to resolve these and other disputed tax amounts. As a result of this settlement agreement, we recorded an increase in value added taxes owed of approximately $4 million in cost of goods sold, a reduction in interest expense totaling $18 million related to interest abatement, a reduction in interest and a sundry income (expense) of $4 million related to penalty abatement and related income tax expense of $5 million under this special program. The settlement is in the process of being ratified by the Brazilian tax authority.

Other Litigation

We are currently defending a number of class action suits in federal and state courts related to the manufacturing and sale of our products and alleging claims which include breach of warranty, fraud, violation of state consumer protection acts and negligence. We believe these suits are without merit. We intend to vigorously defend these actions.

We are also involved in various other legal actions arising in the normal course of business. Management, after taking into consideration legal counsel’s evaluation of such actions and the class action suits discussed in the previous paragraph, is of the opinion that the outcome of these matters will not have a material adverse effect, if any, on our Consolidated Financial Statements.

Product Warranty and Recall Reserves

Product warranty reserves are generally established in the same period that revenue from the sale of the related products is recognized. The amounts of those reserves are based on established terms and our best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date.

The following table represents a reconciliation of the changes in product warranty and recall reserves for the periods presented:

	Product Warranty		Product Recall		Total
Millions of dollars	2010	2009	2010	2009	2010	2009
Balance at January 1	$187	$176	$2	$39	$189	$215
Issuances/accruals during the period	349	361	78	35	427	396
Settlements made during the period	(343)	(361)	(65)	(72)	(408)	(433)
Other changes	9	11	—	—	9	11

Balance at December 31	$202	$187	$15	$2	$217	$189

Current portion	$159	$157	$15	$2	$174	$159
Non-current portion	43	30	—	—	43	30

Total	$202	$187	$15	$2	$217	$189

Product warranty and recall reserves are included within other current liabilities and other noncurrent liabilities in our Consolidated Balance Sheets at December 31, 2010 and 2009.

On June 3, 2010, we announced, in a joint press release issued with the United States Consumer Product Safety Commission, a voluntary recall of 1.8 million dishwashers sold in the United States and Canada between 2006 and 2010. The recall is due to an electrical failure in the dishwasher’s heating element. As a result, we have accrued $75 million as the estimated cost of this recall, all of which was recorded as a charge to cost of products sold during the March 2010 quarter. As of December 31, 2010, there was $15 million remaining in this accrual.

On March 10, 2009, we announced, in a joint press release issued with the United States Consumer Product Safety Commission, a voluntary recall of 1.8 million refrigerators sold in the United States and Canada between 2001 and 2004. The recall is due to a defect in an electrical relay component purchased from a supplier. In 2009, we increased the estimate of the affected population by 0.8 million due to a determination that the defective part

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

which caused the product recall also resulted in similar failures in another type of refrigerator. There have been no other significant changes in assumptions other than increasing the affected population. As a result, we have accrued $70 million, in the aggregate, as the estimated cost of this recall all of which was charged to cost of products sold. There are no remaining expected expenses related to this recall and therefore there were no remaining amounts accrued as of December 31, 2010.

Actual costs related to these recalls will depend on several factors, including the number of consumers who respond to the recall, the costs of repair and administration, and whether costs will be recovered from the supplier.

We regularly engage in investigations of potential quality and safety issues as part of our ongoing effort to deliver quality products to customers. We are currently investigating a limited number of potential quality and safety issues. As necessary, we undertake to effect repair or replacement of appliances in the event that an investigation leads to the conclusion that such action is warranted.

Guarantees

We have guarantee arrangements in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks to support purchases following its normal credit policies. If a customer were to default on its line of credit with the bank, our subsidiary would be required to satisfy the obligation with the bank, and the receivable would revert back to the subsidiary. At December 31, 2010 and 2009, the guaranteed amounts totaled $386 million and $300 million, respectively. Our only recourse with respect to these arrangements would be legal or administrative collection efforts directed against the customer.

We provide guarantees of indebtedness and lines of credit for various consolidated subsidiaries. The maximum amount of credit facilities available under these lines for consolidated subsidiaries totaled $1.2 billion and $1.4 billion at December 31, 2010 and 2009, respectively. Our total outstanding bank indebtedness under guarantees totaled $2 million and $18 million at December 31, 2010 and 2009, respectively.

On May 16, 2008, we guaranteed a $50 million five year revolving credit facility between certain financial institutions and a not-for-profit entity in connection with a community and economic development project (“Harbor Shores”). The fair value of the guarantee is nominal. The purpose of Harbor Shores is to stimulate employment and growth in the areas of Benton Harbor and St. Joseph, Michigan. In the event of default, we must satisfy the guarantee of the credit facility up to the amount borrowed at the date of default.

Operating Lease Commitments

At December 31, 2010, we had noncancelable operating lease commitments totaling $847 million. The annual future minimum lease payments are summarized by year in the table below:

Millions of dollars
2011	$186
2012	153
2013	122
2014	91
2015	84
Thereafter	211

Total noncancelable operating lease commitments	$847

Rent expense was $214 million, $208 million and $201 million for 2010, 2009 and 2008, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Purchase Obligations

Our expected cash outflows resulting from purchase obligations are summarized by year in the table below:

Millions of dollars
2011	$344
2012	267
2013	150
2014	97
2015	61
Thereafter	140

Total purchase obligations	$1,059

(7) HEDGES AND DERIVATIVE FINANCIAL INSTRUMENTS

Derivative instruments are accounted for at fair value based on market rates. Derivatives where we elect hedge accounting are designated as either cash flow or fair value hedges. Derivatives that are not accounted for based on hedge accounting are marked to market through earnings. The accounting for changes in the fair value of a derivative depends on the intended use and designation of the derivative instrument. For a derivative instrument designated as a fair value hedge, the gain or loss on the derivative is recognized in earnings in the period of change in fair value together with the offsetting gain or loss on the hedged item. For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of Other Comprehensive Income (“OCI”) and is subsequently recognized in earnings when the hedged exposure affects earnings. Hedging ineffectiveness and a net earnings impact occur when the change in the fair value of the hedge does not offset the change in the fair value of the hedged item. The ineffective portion of the gain or loss is recognized in earnings.

Using derivative instruments means assuming counterparty credit risk. Counterparty credit risk relates to the loss we could incur if a counterparty were to default on a derivative contract. We generally deal with investment grade counterparties and monitor the overall credit risk and exposure to individual counterparties. We do not anticipate nonperformance by any counterparties. The amount of counterparty credit exposure is the unrealized gains, if any, on such derivative contracts. We do not require, nor do we post, collateral or security on derivative contracts.

Hedging Strategy

In the normal course of business, we manage risks relating to our ongoing business operations including those arising from changes in foreign exchange rates, interest rates and commodity prices. Fluctuations in these rates and prices can affect our operating results and financial condition. We use a variety of strategies, including the use of derivative instruments. We do not enter into derivative financial instruments for trading or speculative purposes.

Foreign currency exchange rate risk

We incur expenses associated with the procurement and production of products in a limited number of countries, while we sell in the local currencies of a large number of countries. Our primary foreign currency exchange exposures result from cross-currency sales of products. As a result, we enter into foreign exchange contracts to hedge certain firm commitments and forecasted transactions to acquire products and services that are denominated in foreign currencies.

We enter into certain undesignated non-functional currency asset and liability hedges that relate primarily to short-term payables, receivables, inventory and intercompany loans. These forecasted cross-currency cash flows relate primarily to foreign currency denominated expenditures and intercompany financing agreements, royalty agreements and dividends. When we hedge a foreign currency denominated payable or receivable with a

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

derivative, the effect of changes in the foreign exchange rates are reflected currently in earnings for both the payable/receivable and the derivative. Therefore, as a result of the economic hedge, we do not elect hedge accounting.

Commodity price risk

We enter into forward contracts on various commodities to manage the price risk associated with forecasted purchases of materials used in our manufacturing process. The objective of these hedges is to reduce the variability of cash flows associated with the forecasted purchase of commodities.

Interest rate risk

We may enter into interest rate swap agreements to manage interest rate risk exposure. Our interest rate swap agreements effectively modify our exposure to interest rate risk, primarily through converting certain of our floating rate debt to a fixed rate basis, and certain fixed rate debt to a floating rate basis, thus reducing the impact of interest rate changes on future interest expense. These agreements involve either the receipt or payment of floating rate amounts in exchange for fixed rate interest payments or receipts, respectively, over the life of the agreements without an exchange of the underlying principal amounts. We also may utilize a cross-currency interest rate swap agreement to manage our exposure relating to certain intercompany debt denominated in one foreign currency that will be repaid in another foreign currency. As of December 31, 2010 there were no outstanding swap agreements.

The following table summarizes our outstanding derivative contracts and their effects on our Consolidated Balance Sheets at December 31, 2010 and 2009:

			Fair Value of				Type of Hedge(1)	Maximum Term (Months)
Millions of dollars	Notional Amount		Hedge Assets		Hedge Liabilities
	2010	2009	2010	2009	2010	2009		2010	2009
Derivatives accounted for as hedges
Foreign exchange forwards/options	$909	$1,090	$13	$40	$31	$54	(CF)/(FV)	15	15
Commodity swaps/options	539	486	129	109	2	2	(CF)/(FV)	24	29

Total derivatives accounted for as hedges			$142	$149	$33	$56

Derivatives not accounted for as hedges
Foreign exchange forwards/options	$990	$801	$11	$6	$3	$4		10	5
Commodity swaps/options	13	24	11	4	3	2		12	24

Total derivatives not accounted for as hedges			22	10	6	6

Total derivatives			$164	$159	$39	$62

(1)	Derivatives accounted for as hedges are either considered cash flow (CF) or fair value hedges (FV).

The following table summarizes the classification of derivative assets and liabilities in our Consolidated Balance Sheets at December 31, 2010 and 2009:

	Hedge Assets		Hedge Liabilities
	2010	2009	2010	2009
Current	$135	$119	$39	$61
Noncurrent	29	40	—	1

Total derivatives	$164	$159	$39	$62

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

The effects of derivative instruments on our Consolidated Statements of Income for the year ended December 31, 2010 and 2009 were as follows:

Cash Flow Hedges - Millions of dollars	Gain (Loss) Recognized in OCI (Effective Portion)		Gain (Loss) Reclassified from OCI into Income (Effective Portion)(1)			Gain (Loss) Recognized in Income (Ineffective Portion)(2)
	2010	2009	2010	2009		2010	2009
Foreign exchange forwards/options	$(34)	$(23)	$(32)	$8	(a)(b)	$2	$1
Commodity swaps/options	104	196	79	(101)	(b)	1	2
Interest rate swaps	—	1	—	1	(c)	—	—

Total	$70	$174	$47	$(92)		$3	$3

(1)	Gains and losses reclassified from accumulated OCI and recognized in income are recorded in (a) interest and sundry income (expense), (b) cost of products sold or (c) interest expense.
(2)	Gains and losses recognized in income related to the ineffective portion of hedges are recorded in interest and sundry income (expense).

Fair Value Hedges - Millions of dollars	Gain (Loss) Recognized on Derivative(3)		Gain (Loss) Recognized on Related Hedged Items(3)		Hedged Item
	2010	2009	2010	2009
Foreign exchange forwards/options	$(12)	$(7)	$12	$7	Non-functional currency assets and liabilities

(3)	Gains and losses recognized in income are recorded in interest and sundry income (expense).

Derivatives not Accounted for as Hedges - Millions of dollars	Gain (Loss) Recognized on Derivatives not Accounted for as Hedges(4)
	2010	2009
Foreign exchange forwards/options	$37	$70
Commodity swaps	1	(6)

Total	$38	$64

(4)	Mark to market gains and losses recognized in income are recorded in interest and sundry income (expense).

The net amount of unrealized gain or loss on derivative instruments included in accumulated OCI related to contracts maturing and expected to be realized during the next twelve months is a gain of $90 million at December 31, 2010.

Early Hedge Settlement

In 2008, we cash settled certain foreign currency derivative contracts prior to their scheduled settlement dates. As a result of these transactions, we received $82 million in cash, which represented the fair value of these contracts at the date of settlement. Effective gains of $82 million were initially recorded in accumulated OCI until the hedged forecasted transactions affected earnings, then the gains were recorded as a reduction in cost of products sold on our Consolidated Statements of Income. Approximately $10 million of these gains were recorded in earnings during 2008 and the remainder was recorded in earnings in 2009. There was no ineffectiveness related to these settled foreign currency derivative contracts.

(8) STOCKHOLDERS’ EQUITY

Comprehensive Income

Comprehensive income primarily includes (1) our reported net earnings, (2) foreign currency translation, (3) changes in the effective portion of our open derivative contracts designated as cash flow hedges, (4) changes

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

in our unrecognized pension and other postretirement benefits and (5) changes in fair value of our available for sale securities.

The following table shows the components of accumulated other comprehensive income (loss) available to Whirlpool at December 31, 2008, 2009, and 2010, and the activity for the years then ended:

Millions of dollars	Foreign Currency	Derivative Instruments	Unrecognized Pension and Postretirement Liability	Marketable Securities	Total
December 31, 2007	$(101)	$(17)	$(169)	$17	$(270)

Unrealized loss	(461)	(161)	—	(10)	(632)
Unrealized actuarial loss and prior service credit (cost)	—	—	(726)	—	(726)
Tax effect	34	47	274	—	355

Other comprehensive loss, net of tax	(427)	(114)	(452)	(10)	(1,003)
Less: Other comprehensive loss available to noncontrolling interests	(3)	(11)	—	—	(14)

Other comprehensive loss available to Whirlpool	(424)	(103)	(452)	(10)	(989)

December 31, 2008	(525)	(120)	(621)	7	(1,259)

Unrealized gain	333	266	—	1	600
Unrealized actuarial loss and prior service credit (cost)	—	—	(109)	—	(109)
Tax effect	(23)	(86)	27	—	(82)

Other comprehensive income (loss), net of tax	310	180	(82)	1	409
Less: Other comprehensive income available to noncontrolling interests	11	7	—	—	18

Other comprehensive income (loss) available to Whirlpool	299	173	(82)	1	391

December 31, 2009	(226)	53	(703)	8	(868)

Unrealized gain (loss)	(59)	23	—	(10)	(46)
Unrealized actuarial gain (loss) and prior service credit (cost)	—	—	24	—	24
Tax effect	36	(7)	(29)	—	—

Other comprehensive income (loss), net of tax	(23)	16	(5)	(10)	(22)
Less: Other comprehensive income (loss) available to noncontrolling interests	3	—	—	—	3

Other comprehensive income (loss) available to Whirlpool	(26)	16	(5)	(10)	(25)

December 31, 2010	$(252)	$69	$(708)	$(2)	$(893)

Net Earnings per Share

Diluted net earnings per share of common stock include the dilutive effect of stock options and other share-based compensation plans. For 2010, 2009 and 2008, a total of approximately 1.6 million options, 3.0 million options and 2.7 million options, respectively, were excluded from the calculation of diluted earnings per share because their exercise prices would render them anti-dilutive.

Basic and diluted earnings per share for the years ended December 31 were calculated as follows:

Millions of dollars / shares	2010	2009	2008
Numerator for basic and diluted earnings per share - net earnings available to Whirlpool	$619	$328	$418

Denominator for basic earnings per share - weighted-average shares	76.2	74.6	75.1
Effect of dilutive securities - stock-based compensation	1.4	1.0	0.9

Denominator for diluted earnings per share - adjusted weighted-average shares	77.6	75.6	76.0

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Noncontrolling Interests

During the December 2009 quarter, our Latin America region entered into a definitive agreement to purchase 1.8% of the outstanding noncontrolling interest in Brasmotor S.A. for $12 million. This transaction closed on January 15, 2010 and raised our ownership interest in Brasmotor S.A. to 95.6%.

Repurchase Program

In June 2004, our Board of Directors authorized a share repurchase program of up to $500 million. During the March 2008 quarter, we repurchased 1.1 million shares at an aggregate purchase price of $97 million under this program. At March 31, 2008, there were no remaining purchases authorized under this program.

On April 23, 2008, our Board of Directors authorized a share repurchase program of up to $500 million. Share repurchases are made from time to time on the open market as conditions warrant. During 2008, we repurchased 1.9 million shares at an aggregate purchase price of $150 million under this program. We made no share repurchases during 2009 or 2010. At December 31, 2010, there was $350 million remaining authorized under this program.

(9) STOCK OPTION AND INCENTIVE PLANS

We sponsor several share-based employee incentive plans. Share-based compensation expense for grants awarded under these plans was $29 million, $27 million and $30 million in 2010, 2009, and 2008, respectively. Related income tax benefits recognized in earnings were $10 million, $10 million and $11 million in 2010, 2009, and 2008, respectively.

At December 31, 2010, unrecognized compensation cost related to non-vested stock option and stock unit awards totaled $44 million. The cost of these non-vested awards is expected to be recognized over a weighted-average remaining vesting period of 27 months.

Share-Based Employee Incentive Plans

On April 17, 2007, our shareholders approved the 2007 Omnibus Stock and Incentive Plan (“2007 OSIP”). This plan was previously adopted by our Board of Directors on February 20, 2007 and provides for the issuance of stock options, performance stock units, performance shares, restricted stock and restricted stock units with terms of no more than 10 years. At December 31, 2010, no shares remain available for issuance under the 2007 OSIP.

On April 20, 2010, our shareholders approved the 2010 Omnibus Stock and Incentive Plan (“2010 OSIP”). This plan was previously adopted by our Board of Directors on February 16, 2010 and provides for the issuance of stock options, performance stock units, performance shares, restricted stock and restricted stock units. No new awards may be granted under the 2010 OSIP after the tenth anniversary of the date that the shareholders approved the plan. However, the term and exercise of awards granted before then may extend beyond that date. At December 31, 2010, approximately 4.4 million shares remain available for issuance under the 2010 OSIP.

Stock Options

Eligible employees may receive stock options as a portion of their total compensation. Such options generally become exercisable over a three-year period, expire 10 years from the date of grant and are subject to forfeiture upon termination of employment, other than by death, disability or retirement. We use the Black-

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Scholes option-pricing model to measure the fair value of stock options granted to employees. Granted options have exercise prices equal to the market price of Whirlpool common stock on the grant date. The principal assumptions used in valuing options include: (1) risk-free interest rate—an estimate based on the yield of United States zero coupon securities with a maturity equal to the expected life of the option; (2) expected volatility—an estimate based on the historical volatility of Whirlpool common stock for a period equal to the expected life of the option; and (3) expected option life—an estimate based on historical experience. Based on the results of the model, the weighted-average fair values of stock options granted for 2010, 2009, and 2008 were $36.84, $6.42 and $21.03, respectively, using the following assumptions:

Weighted Average Black-Scholes Assumptions	2010	2009	2008
Risk-free interest rate	3.3%	1.9%	3.0%
Expected volatility	40.3%	37.5%	28.1%
Expected dividend yield	1.8%	5.5%	2.0%
Expected option life	7 years	5 years	5 years

Stock Option Activity

There were insufficient shares remaining in the 2007 OSIP to grant the target level of annual stock options to executives and key employees during 2010. As a result, we elected to grant only performance-based restricted stock unit awards which have a higher value on the grant date and therefore, require fewer shares than stock options to convey the same value. The following table summarizes stock option activity during 2010:

Thousands of shares, except per share data	Number of Options	Weighted- Average Exercise Price
Outstanding at January 1	4,697	$71.32
Granted	14	96.09
Exercised	(958)	63.50
Canceled or expired	(325)	96.16

Outstanding at December 31	3,428	$71.20

Exercisable at December 31	2,443	$83.56

The total intrinsic value of stock options exercised was $40 million, $9 million and $10 million for 2010, 2009 and 2008, respectively. The related tax benefits were $14 million, $3 million and $3 million for 2010, 2009 and 2008, respectively. Cash received from the exercise of stock options was $72 million, $21 million, and $21 million for 2010, 2009 and 2008, respectively.

The table below summarizes additional information related to stock options outstanding at December 31, 2010:

Options in thousands / dollars in millions, except share data	Outstanding Net of Expected Forfeitures	Options Exercisable
Number of options	3,385	2,443
Weighted-average exercise price	$71.42	$83.56
Aggregate intrinsic value	$80	$34
Weighted-average remaining contractual term, in years	5.5	4.6

Stock Units

Eligible employees may receive restricted stock units or performance stock units as a portion of their total compensation.

Restricted stock units are typically granted to selected management employees on an annual basis and vest over three years. Periodically, restricted stock units may be granted to selected executives based on special

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

recognition or retention circumstances and generally vest from three years to seven years. Some of these awards accrue dividend equivalents on outstanding units (in the form of additional stock units) based on dividends declared on Whirlpool common stock. These awards convert to unrestricted common stock at the conclusion of the vesting period.

Performance stock units are granted to executives on an annual basis. The final award may equal 0 – 200% of a target based on pre-established Whirlpool financial performance measures related to the current year. The awards vest two years following the end of the performance period and convert to unrestricted common stock at the conclusion of the vesting period. The total fair value of shares vested during 2010, 2009 and 2008 was $17 million, $15 million and $47 million, respectively.

We measure compensation cost for stock units based on the closing market price of Whirlpool common stock at the grant date. The weighted average grant date fair values of awards granted during 2010, 2009 and 2008 were $87.17, $26.51 and $55.83, respectively.

The following table summarizes stock unit activity during 2010:

Stock units in thousands, except per-share data	Number of Stock Units	Weighted- Average Grant Date Fair Value
Non-vested, December 31, 2009	1,216	$52.87
Granted	556	87.17
Canceled	(87)	60.81
Vested and transferred to unrestricted	(199)	88.56

Non-vested, December 31, 2010	1,486	$60.60

Nonemployee Director Equity Awards

We grant equity awards to our nonemployee Directors as follows: (1) a one time grant of 1,000 shares of Whirlpool common stock made at the time a director first joins the Board; (2) an annual grant of stock options, with the number of options to be determined by dividing $50,000 by the fair value of the stock option granted, as calculated using the Black-Scholes valuation model; and (3) an annual grant of stock, with the number of shares to be issued to the director determined by dividing $50,000 by the closing price of Whirlpool common stock on the date of the annual meeting of our shareholders. The exercise price under each option granted is the closing price of Whirlpool common stock on the day of Whirlpool’s annual meeting of shareholders.

(10) RESTRUCTURING COSTS

Under our ongoing global operating platform initiatives, we implemented certain restructuring initiatives to strengthen our leadership position in the global appliance industry. We plan to continue a comprehensive worldwide effort to optimize our regional manufacturing facilities, supply base, product platforms and technology resources to support our global brands and customers. We incurred total restructuring charges of $74 million, $126 million and $149 million during 2010, 2009 and 2008 respectively. These charges are included in restructuring costs in our Consolidated Statements of Income and primarily consist of charges to shift refrigeration and laundry capacity within North America and dishwasher capacity within Europe and reorganize the salaried workforce throughout Europe. Significant restructuring initiatives are discussed below.

On October 27, 2008, management committed to a workforce reduction plan to reduce our employee base by approximately 5,000 employees and contractors worldwide. We have incurred approximately $96 million in employee termination costs, $14 million in asset impairment costs and $3 million in other associated costs for a total of $113 million as a result of this workforce reduction. We incurred $10 million, $39 million and $64 million of charges associated with this workforce reduction during 2010, 2009 and 2008, respectively. As of

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

December 31, 2010, we anticipate future cash impacts of approximately $11 million in 2011. For additional information about restructuring charges by operating segment, see Note 13 to the Consolidated Financial Statements.

On August 28, 2009, we announced changes to our North America manufacturing operations which resulted in the closure of our manufacturing facility in Evansville, Indiana in June 2010. We eliminated approximately 1,100 full-time positions as a result of the closure. We estimate that we will incur approximately $62 million in total costs in connection with the exit of this facility comprised of $18 million in employee termination costs, $13 million in equipment relocation costs, $13 million in asset impairment costs, and $18 million in other associated costs. We incurred $35 million and $20 million associated with this closure during 2010 and 2009, respectively. We expect to recognize approximately $7 million of these costs in 2011, all of which will result in future cash expenditures. We estimate that approximately $42 million of the estimated $62 million in total cost will result in cash expenditures.

A summary of our restructuring liability balance and full year restructuring activity for 2008, 2009 and 2010 is as follows:

Millions of dollars	January 1, Balance	Charge to Earnings	Cash Paid	Non-Cash	Revision of Estimate	Translation	December 31, Balance
2008
Termination costs	$56	$134	$(86)	$—	$(21)	$(1)	$82
Non-employee exit costs	44	15	(12)	(18)	(7)	—	22

Total	$100	$149	$(98)	$(18)	$(28)	$(1)	$104

2009
Termination costs	$82	$86	$(93)	$(3)	$(2)	$(2)	$68
Non-employee exit costs	22	40	(15)	(29)	(4)	1	15

Total	$104	$126	$(108)	$(32)	$(6)	$(1)	$83

2010
Termination costs	$68	$43	$(71)	$—	$—	$(4)	$36
Non-employee exit costs	15	31	(18)	(13)	(1)	—	14

Total	$83	$74	$(89)	$(13)	$(1)	$(4)	$50

For 2010, 2009 and 2008, the revisions of estimates related to the Maytag operations exit, relocation and employee termination accruals were approximately $1 million, $6 million and $25 million, respectively, which were recorded with a corresponding offset to goodwill.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

(11) INCOME TAXES

The effective income tax rate was a benefit of 10.9%, a benefit of 20.6% and a benefit of 81.7% in 2010, 2009 and 2008, respectively. The following table summarizes the difference between income tax expense at the United States statutory rate of 35% and the income tax benefit at effective worldwide tax rates for 2010, 2009 and 2008:

Millions of dollars	2010		2009		2008
Earnings / (loss) before income taxes and other items
United States	$(256)	(44% )	$(110)	(37% )	$(433)	(176% )
Foreign	842	144%	404	137%	679	276%

Earnings before income taxes and other items	$586	100%	$294	100%	$246	100%

Income tax rate computed at United States statutory rate	$205	35.0%	$103	35.0%	$86	35.0%
U.S. government tax incentives, including Energy Tax Credits	(230)	(39.3)	(125)	(42.5)	(105)	(42.6)
Foreign government tax incentives, including BEFIEX	(103)	(17.5)	(44)	(15.1)	(85)	(34.5)
Foreign tax rate differential	(46)	(7.8)	(31)	(10.6)	(23)	(9.4)
U.S. foreign tax credits	(28)	(4.8)	(19)	(6.3)	(182)	(73.9)
Valuation allowances	(9)	(1.6)	10	3.3	5	2.1
Deductible interest on capital	(7)	(1.2)	(15)	(5.1)	(33)	(13.4)
State and local taxes, net of federal tax benefit	(2)	(0.3)	1	0.3	(16)	(6.7)
Medicare Part D subsidy	—	—	12	4.0	—	—
Foreign withholding taxes	12	2.1	15	5.1	12	4.7
Non-deductible government settlements	33	5.6	—	—	—	—
U.S. tax on foreign dividends and subpart F income	49	8.4	10	3.6	164	66.6
Settlement of global tax audits	56	9.6	22	7.6	(21)	(8.6)
Other items, net	6	0.9	—	0.1	(3)	(1.0)

Income tax rate computed at effective worldwide tax rates	$(64)	(10.9)%	$(61)	(20.6)%	$(201)	(81.7)%

Current and deferred tax (benefits) / provisions

The following table summarizes our income tax (benefits) provision for 2010, 2009 and 2008:

	2010		2009		2008
Millions of dollars	Current	Deferred	Current	Deferred	Current	Deferred
United States	$(101)	$(204)	$11	$(182)	$5	$(309)
Foreign	204	41	115	(4)	66	50
State and local	(5)	1	(4)	3	12	(25)

	$98	$(162)	$122	$(183)	$83	$(284)

Total income tax benefit		$(64)		$(61)		$(201)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

United States government tax incentives

On December 17, 2010, The Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010 (the “Tax Relief Act”) was signed into law. The Tax Relief Act renews the Research Tax Credit that expired at the end of 2009 to apply to 2010 and 2011. A Research Tax Credit benefit of approximately $8 million was recognized in 2010. The Tax Relief Act also extends the Energy Tax Credit for 2011. As a result, we expect to earn approximately $300 million of these Energy Tax Credits during 2011.

On October 3, 2008, The Emergency Economic Stabilization Act of 2008 (the “Act”) was signed into law. The Act includes a wide-range of provisions that are intended to ensure that conservation and efficiency are a central component to the United States energy strategy. Among the many provisions of this legislation are manufacturers’ tax credits for the accelerated United States production of super-efficient clothes washers, refrigerators and dishwashers that meet or exceed certain Energy Star thresholds for energy and water conservation levels as set by the United States Department of Energy (“Energy Credit”). The tax credits apply to eligible production during the 2008 to 2010 calendar years provided the production of qualifying product in any individual year exceeds a rolling two year baseline of production. We have historically, and will continue to, invest over 2% of our annual sales in research and development to provide innovative and energy efficient products that meet these standards for our customers. As a result, during 2010, 2009 and 2008 we recognized a tax credit benefit under the provisions of the Act related to the production of qualifying appliances. Including the Energy Credit, total general business tax credits recognized during 2010 reduced our effective tax rate by 39.3%.

Foreign government tax incentives

Our Brazilian operations earned tax credits under a Brazilian government’s export incentive program. These credits reduce Brazilian federal excise taxes on domestic sales, resulting in an increase in the operations’ recorded net sales. Based on a recalculation of available credits and a favorable court decision in December 2005, we were able to recognize approximately $225 million, $69 million and $168 million of export credits during 2010, 2009 and 2008, respectively. As of December 31, 2010, approximately $540 million of export credits remain. We recognize credits as they are monetized; however, future actions by the Brazilian government could limit our ability to monetize these export credits. BEFIEX credits are not subject to income taxes.

Settlement of global tax audits

We are in various stages of audits by certain governmental tax authorities. We establish liabilities for the difference between tax return provisions and the benefits recognized in our financial statements. Such amounts represent a reasonable provision for taxes ultimately expected to be paid, and may need to be adjusted over time as more information becomes known. We are no longer subject to any significant United States federal, state, local or foreign income tax examinations by tax authorities for years before 2005.

United States tax on foreign dividends

We have historically reinvested all unremitted earnings of our foreign subsidiaries and affiliates. We plan to distribute approximately $165 million of foreign earnings over the next several years. This distribution is forecasted to result in tax benefits which have not been recorded because of their contingent nature. There has been no deferred tax liability provided on the remaining amount of unremitted earnings of $2.4 billion at December 31, 2010. Should we make a distribution out of the $2.4 billion of unremitted earnings, we would be subject to additional United States taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. It is not practicable to estimate the amount of the deferred tax liability associated with these unremitted earnings.

Valuation allowances

At December 31, 2010, we had net operating loss carryforwards of $2,002 million, $1,146 million of which were United States state net operating loss carryforwards. Of the total net operating loss carryforwards, $611 million do not expire, with substantially all of the remaining carryforwards expiring in various years

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

through 2030. As of December 31, 2010, we had $175 million of foreign tax credit carryforwards and $555 million of United States general business credit carryforwards available to offset future payments of federal income taxes, expiring between 2015 and 2030.

We routinely review the future realization of deferred tax assets based on projected future reversal of taxable temporary differences, available tax planning strategies and projected future taxable income. We have recorded a valuation allowance to reflect the net estimated amount of certain deferred tax assets associated with net operating loss and other deferred tax assets we believe will be realized. Our recorded valuation allowance of $193 million at December 31, 2010 consists of $173 million of net operating loss carryforward deferred tax assets and $20 million of other deferred tax assets. We believe that it is more likely than not that we will realize the benefit of existing deferred tax assets, net of valuation allowances mentioned above.

Deferred tax liabilities and assets

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes. The following table summarizes the significant components of our deferred tax liabilities and assets at December 31, 2010 and 2009:

Millions of dollars	2010	2009
Deferred tax liabilities
Intangibles	$577	$622
Property, plant and equipment	103	185
LIFO inventory	54	55
Other	256	233

Total deferred tax liabilities	990	1,095

Deferred tax assets
U.S. general business credit carryforwards, including Energy Tax Credits	555	317
Pensions	455	514
Loss carryforwards	351	595
Postretirement obligations	252	302
Foreign tax credit carryforwards	175	47
Research and development capitalization	153	77
Employee payroll and benefits	139	150
Accrued expenses	77	66
Product warranty accrual	68	56
Receivable and inventory allowances	48	57
Other	212	274

Total deferred tax assets	2,485	2,455

Valuation allowances for deferred tax assets	(193)	(180)

Deferred tax assets, net of valuation allowances	2,292	2,275

Net deferred tax assets	$1,302	$1,180

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Unrecognized tax benefits

The following table represents a reconciliation of the beginning and ending amount of unrecognized tax benefits that if recognized would impact the effective tax rate, excluding federal benefits of state and local tax positions, and interest and penalties:

Millions of dollars	2010	2009	2008
Balance, January 1	$157	$119	$189
Additions for tax positions of the current year	2	41	4
Additions for tax positions of prior years	83	25	19
Reductions for tax positions of prior years	(50)	(16)	(56)
Settlements during the period	(1)	(2)	(37)
Lapses of applicable statute of limitation	(1)	(10)	—

Balance, December 31	$190	$157	$119

Additions for tax positions of prior years in 2010 includes $43 million of unrecognized tax positions related to United States transfer pricing and Brazilian income tax on export profits.

Additions for tax positions in 2009 include $7 million of unrecognized tax benefits related to our 2009 settlement with the Brazilian competition commission. See Note 6 of the Notes to the Consolidated Financial Statements for additional information.

It is reasonably possible that certain unrecognized tax benefits of $23 million could be settled with various related jurisdictions during the next 12 months.

We recognize charges related to interest and penalties for unrecognized tax benefits as a component of income tax expense, which totaled $62 million, $32 million and $25 million in 2010, 2009 and 2008, respectively.

(12) PENSION AND POSTRETIREMENT MEDICAL BENEFITS PLANS

We have funded and unfunded defined benefit pension plans that cover substantially all of our North American employees and certain European, Asian and Brazilian employees. The formula for United States salaried employees covered under the qualified defined benefit plan sponsored by Whirlpool was based on years of service and final average salary, while the formula for United States hourly employees covered under the defined benefit plans sponsored by Whirlpool was based on specific dollar amounts for each year of service. There were multiple formulas for employees covered under the qualified and nonqualified defined benefit plans sponsored by Maytag, including a cash balance formula. The United States plans are frozen for the majority of participants. In addition, we sponsor an unfunded Supplemental Executive Retirement Plan. This plan is nonqualified and provides certain key employees defined pension benefits that supplement those provided by the company’s other retirement plans.

A defined contribution plan is being provided to all United States employees subsequent to the pension plan freezes and is not classified within the net periodic benefit cost. Employer matching contributions to our defined contribution plan were suspended during the March 2009 quarter and were re-instated during the March 2010 quarter. Our contributions during 2010, 2009 and 2008 were $65 million, $40 million and $70 million, respectively.

We provide postretirement health care benefits for eligible retired United States employees. Eligible retirees include those who were full-time employees with 10 years of service who attained age 55 while in service with us and those union retirees who met the eligibility requirements of their collective bargaining agreements. In general, the postretirement health care plans are contributory with participants’ contributions

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

adjusted annually and generally include cost-sharing provisions that limit our exposure for recent and future retirees. The plans are unfunded. We reserve the right to modify the benefits in the future. We provide no significant postretirement medical benefits to non-United States employees.

Pensions and Postretirement Medical Benefit Plans

Obligations and Funded Status at End of Year

	United States Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
Millions of dollars	2010	2009	2010	2009	2010	2009
Funded status
Fair value of plan assets	$2,288	$2,273	$172	$179	$—	$—
Benefit obligations	3,605	3,637	389	383	671	761

Funded status	$(1,317)	$(1,364)	$(217)	$(204)	$(671)	$(761)

Amounts recognized in the statement of financial position
Noncurrent asset	$—	$—	$5	$7	$—	$—
Current liability	(7)	(6)	(13)	(12)	(61)	(68)
Noncurrent liability	(1,310)	(1,358)	(209)	(199)	(610)	(693)

Amount recognized	$(1,317)	$(1,364)	$(217)	$(204)	$(671)	$(761)

Amounts recognized in accumulated other comprehensive income (pre-tax)
Net actuarial loss	$1,255	$1,305	$68	$54	$2	$45
Prior service (credit)/cost	(27)	(29)	5	4	(224)	(276)
Transition (asset)/obligation	—	—	(1)	(1)	1	1

Amount recognized	$1,228	$1,276	$72	$57	$(221)	$(230)

Change in Benefit Obligation

	United States Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
Millions of dollars	2010	2009	2010	2009	2010	2009
Benefit obligation, beginning of year	$3,637	$3,547	$383	$342	$761	$904
Service cost	3	11	6	6	9	11
Interest cost	200	206	20	20	38	48
Plan participants’ contributions	—	—	2	2	17	18
Actuarial loss/(gain)	57	190	20	20	(40)	(2)
Gross benefits paid	(292)	(307)	(45)	(30)	(74)	(88)
less: federal subsidy on benefits paid	—	—	—	—	1	2
Plan amendments	—	—	2	1	(43)	(113)
New plans	—	2	10	—	—	—
Special termination benefits	—	1	—	—	—	—
Curtailment loss (gain)	—	—	(1)	2	—	(25)
Settlements	—	(13)	(1)	(4)	—	—
Foreign currency exchange rates	—	—	(7)	24	2	6

Benefit obligation, end of year	$3,605	$3,637	$389	$383	$671	$761

Accumulated benefit obligation, end of year	$3,594	$3,633	$359	$367	$—	$—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Change in Plan Assets

	United States Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
Millions of dollars	2010	2009	2010	2009	2010	2009
Fair value of plan assets, beginning of year	$2,273	$2,212	$179	$156	$—	$—
Actual return on plan assets	266	229	10	17	—	—
Employer contribution	41	152	26	24	57	70
Plan participants’ contributions	—	—	2	2	17	18
Gross benefits paid	(292)	(307)	(45)	(30)	(74)	(88)
Settlements	—	(13)	(1)	(4)	—	—
Foreign currency exchange rates	—	—	1	14	—	—

Fair value of plan assets, end of year	$2,288	$2,273	$172	$179	$—	$—

Components of Net Periodic Benefit Cost

	United States Pension Benefits			Foreign Pension Benefits			Other Postretirement Benefits
Millions of dollars	2010	2009	2008	2010	2009	2008	2010	2009	2008
Service cost	$3	$11	$14	$6	$6	$7	$9	$11	$21
Interest cost	200	206	211	20	20	22	38	48	66
Expected return on plan assets	(190)	(198)	(240)	(11)	(11)	(11)	—	—	—
Amortization:
Actuarial loss	30	35	12	2	3	1	1	1	1
Prior service cost/(credit)	(3)	—	—	1	1	1	(33)	(32)	(25)
Special termination benefit	—	1	—	—	—	—	—	—	—
Curtailment loss/(gain)	—	7	1	—	—	(7)	(62)	(95)	(17)
Settlement loss/(gain)	—	4	2	3	(1)	—	—	—	—

Net periodic benefit cost	$40	$66	$—	$21	$18	$13	$(47)	$(67)	$46

On August 28, 2009, we announced the closure of our manufacturing facility in Evansville, Indiana, which triggered a curtailment gain in our United States retiree healthcare plan to be recognized as the employees terminate. During the March and June 2010 quarters, we recognized curtailment gains of $29 million and $33 million, respectively. The announcement also triggered a curtailment loss of $7 million within our pension plan for Evansville hourly employees, which was recognized during the September 2009 quarter. The curtailment gains and loss were recognized in our Consolidated Statement of Income as a component of cost of products sold with an offset in our Consolidated Balance Sheet to other comprehensive income, net of tax.

On February 9, 2009, we announced the suspension of the annual credit to retiree health savings accounts “RHSA” for the majority of active participants. The result of the indefinite suspension was a one-time curtailment gain of $89 million included in net periodic cost with an offset to other comprehensive income, net of tax. During the March 2009 quarter, we recorded $80 million of this gain in our Consolidated Statement of Income as a component of cost of products sold and $9 million was recorded as a component of selling, general and administrative expenses.

During 2008, we recognized a curtailment gain of $7 million related to the conversion of our Mexico defined benefit plan to a defined contribution plan. Additionally, we recognized a curtailment gain of $17 million in our United States postretirement health care plan as a result of the reduction in force announced on October 27, 2008. See Note 10 for additional information regarding our restructuring initiatives.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income (Pre-Tax) in 2010

Millions of dollars	United States Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
Current year actuarial (gain)/loss	$(20)	$18	$(42)
Actuarial (loss)/gain recognized during the year	(30)	(5)	(1)
Current year prior service cost/(credit)	—	2	(43)
Prior service credit/(cost) recognized during the year	3	(1)	95

Total recognized in other comprehensive income (pre-tax)	$(47)	$14	$9

Total recognized in net periodic benefit costs and other comprehensive income (pre-tax)	$(7)	$35	$(38)

Estimated Pre-Tax Amounts that will be amortized from Accumulated Other Comprehensive Income into Net Periodic Pension Cost in 2011

Millions of dollars	United States Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
Actuarial loss	$31	$3	$1
Prior service (credit)/cost	(3)	1	(30)

Total	$28	$4	$(29)

Assumptions

Weighted-average assumptions used to determine benefit obligation at end of year

	United States Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009	2010	2009
Discount rate	5.60%	5.75%	2.3% -10.8%	2.5-11.9%	5.25%	5.30%
Rate of compensation increase	4.50%	4.50%	2.0% - 6.6%	2.0-7.1%	—	—
Health care cost trend rate
Initial rate	—	—	—	—	8.00%	8.00%
Ultimate rate	—	—	—	—	5.00%	5.00%
Years to ultimate	—	—	—	—	4	5

Weighted-average assumptions used to determine net periodic cost

	United States Pension Benefits			Foreign Pension Benefits			Other Postretirement Benefits
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Discount rate	5.75%	6.05%	6.15%	2.5% - 11.9%	1.5-13.2%	3.5-11.3%	5.30/ 5.20/ 4.60%	5.10/5.95/6.20%	6.05/6.55%
Expected long-term rate of return on plan assets	7.75%	7.75%	8.25%	4.5% - 11.3%	4.0-11.3%	4.5-11.3%	—	—	—
Rate of compensation increase	4.50%	4.50%	4.50/3.00%	2.0% - 7.1%	2.0-7.1%	2.0-7.1%	—	—	—
Health care cost trend rate
Initial rate	—	—	—	—	—	—	8.00%	8.00%	8.50%
Ultimate rate	—	—	—	—	—	—	5.00%	5.00%	5.00%
Years to ultimate	—	—	—	—	—	—	5	6	7

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Discount rate

For our United States pension plans, the discount rate for 2010 was selected using a hypothetical portfolio of high quality bonds at December 31 that would provide the necessary cash flows to match our projected benefit payments. Prior to 2009, the discount rate was selected using a cash flow matching technique where projected benefit payments were matched to a yield curve based on high quality bond yields as of the measurement date. For our foreign pension plans, the discount rate was selected using high quality bond yields for the respective country or region covered by the plan.

Expected return on plan assets

In the United States, the expected rate of return on plan assets was determined by using the historical asset returns for publicly traded equity and fixed income securities tracked from 1927 through 2010 and the historical returns for private equity. The historical equity returns were adjusted downward to reflect future expectations. This adjustment was based on published academic research. The expected returns are weighted by the targeted asset allocations. The resulting weighted-average return was rounded to the nearest quarter of one percent.

For foreign pension plans, the expected rate of return on plan assets was determined by observing historical returns in the local fixed income and equity markets and computing the weighted average returns with the weights being the asset allocation of each plan.

Estimated impact of one percentage-point change in assumed health care cost trend rate

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

Millions of dollars	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost	$2	$(2)
Effect on postretirement benefit obligations	33	(30)

Cash Flows

Funding Policy

Our funding policy is to contribute to our United States pension plans amounts sufficient to meet the minimum funding requirement as defined by employee benefit and tax laws, plus additional amounts which we may determine to be appropriate. In certain countries other than the United States, the funding of pension plans is not common practice. Contributions to our United States pension plans may be made in the form of cash or company stock. We have several unfunded non-United States pension plans. We pay for retiree medical benefits as they are incurred.

Expected Employer Contributions to Funded Plans

Millions of dollars	United States Pension Benefits(1)	Foreign Pension Benefits
2011	$300	$9

[1]	Contributions include $155 million of minimum contributions required by law.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Expected Benefit Payments

Millions of dollars	United States Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
2011	$272	$24	$60
2012	259	25	60
2013	260	26	60
2014	260	32	60
2015	258	24	59
2016-2020	1,287	150	259

Plan Assets

Our overall investment strategy is to achieve an appropriate mix of investments for long-term growth and for near-term benefit payments with a wide diversification of asset types, fund strategies, and investment fund managers. The target allocation for plan assets is generally 60% equity and 40% fixed income, with exceptions for certain foreign pension plans. Of the target allocation for equity securities, approximately 50% is allocated to United States large-cap, 30% to international equity, 13% to United States mid and small-cap companies and 7% in venture capital). The target allocation for fixed income is allocated evenly with 50% to corporate bonds and 50% to United States treasury and other government securities. The fixed income securities duration is intended to match that of our United States pension liabilities.

The fair values of our pension plan assets at December 31, 2010 and 2009, by asset category were as follows:

	December 31,
Millions of dollars	Quoted prices (Level 1)		Other significant observable inputs (Level 2)		Significant unobservable inputs (Level 3)		Total
	2010	2009	2010	2009	2010	2009	2010	2009
Cash and cash equivalents	$6	$105	$—	$—	$—	$—	$6	$105
Government and government agency securities (a)
U.S. securities	—	—	394	333	—	—	394	333
International securities	—	—	17	51	—	—	17	51
Corporate bonds and notes (a)
U.S. companies	—	—	387	404	—	—	387	404
International companies	—	—	131	110	—	—	131	110
Equity securities (b)
U.S. companies	215	187	—	—	—	—	215	187
International companies	79	45	—	216	—	—	79	261
Mutual funds (c)	118	104	—	—	—	—	118	104
Common and collective funds (d)
U.S. equity securities	—	—	555	583	—	—	555	583
International equity securities	—	—	319	129	—	—	319	129
Short-term investment fund	—		34		—		34
Limited partnerships (e)
U.S. private equity investments	—	—	—	—	116	93	116	93
Diversified fund of funds	—	—	—	—	41	34	41	34
Emerging growth	—	—	—	—	17	26	17	26
Real estate (f)	—	—	9	7	—	—	9	7
All other investments	—	—	22	25	—	—	22	25

	$418	$441	$1,868	$1,858	$174	$153	$2,460	$2,452

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

(a)	Valued by pricing vendors, who use proprietary models to estimate the price a dealer would pay to buy a security using significant observable inputs, such as interest rates, yield curves, and credit risk.

(b)	Valued using the closing stock price on a national securities exchange, which reflects the last reported sales price on the last business day of the year.

(c)	Valued using the net asset value (NAV) of the fund, which is based on the fair value of underlying securities. The fund primarily invests in a diversified portfolio of equity securities issued by non-U.S. companies.

(d)	Valued using the NAV of the fund, which is based on the fair value of underlying securities.

(e)	Valued at estimated fair value based on the proportionate share of the limited partnerships fair value, as determined by the general partner.

(f)	Valued using the NAV of the fund, which is based on the fair value of underlying securities.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

Millions of dollars	Limited Partnerships
Balance, December 31, 2009	$153
Realized losses	(19)
Unrealized gains	28
Purchases, sales, issuances	12

Balance, December 31, 2010	$174

Additional Information

The projected benefit obligation and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets at December 31, 2010 and 2009 were as follows:

	United States Pension Benefits		Foreign Pension Benefits
Millions of dollars	2010	2009	2010	2009
Projected benefit obligation	$3,605	$3,637	$276	$307
Fair value of plan assets	2,288	2,273	53	96

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2010 and 2009 were as follows:

	United States Pension Benefits		Foreign Pension Benefits
Millions of dollars	2010	2009	2010	2009
Projected benefit obligation	$3,605	$3,637	$253	$299
Accumulated benefit obligation	3,594	3,633	244	288
Fair value of plan assets	2,288	2,273	45	89

(13) OPERATING SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance.

We identify such segments based upon geographical regions of operations because each operating segment manufactures home appliances and related components, but serves strategically different markets. The chief operating decision maker evaluates performance based upon each segment’s operating income, which is defined as income before interest and sundry income (expense), interest expense, income taxes, noncontrolling interests

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

and restructuring costs. Total assets by segment are those assets directly associated with the respective operating activities. The “Other/Eliminations” column primarily includes corporate expenses, assets and eliminations, as well as all other restructuring expenses. Intersegment sales are eliminated within each region except compressor sales out of Latin America, which are included in Other/Eliminations.

Sales activity with Lowe’s, a North American major home appliance retailer, represented 10%, 9% and 8% of consolidated net sales in 2010, 2009, and 2008, respectively. Related receivables were 14% of consolidated trade receivables as of December 31, 2010 and 2009. Sales activity with Sears, a North American major home appliance retailer, represented 8%, 10% and 11% of consolidated net sales in 2010, 2009, and 2008, respectively. Related receivables were 9% and 11% of consolidated trade receivables as of December 31, 2010 and 2009, respectively.

We conduct business in two countries, the United States and Brazil, that individually comprised over 10% of consolidated net sales within the last three years. The following table summarizes net sales and property by country:

Millions of dollars	United States	Brazil	All Other Countries	Total
2010:

Sales to external customers	$8,221	$3,290	$6,855	$18,366
Property	1,122	453	1,559	3,134

2009:

Sales to external customers	$8,174	$2,530	$6,395	$17,099
Property	1,100	431	1,586	3,117

2008:

Sales to external customers	$9,127	$2,415	$7,365	$18,907
Property	1,101	322	1,562	2,985

As disclosed in Note 1, during the March 2009 quarter we changed our method of depreciation prospectively for substantially all long-lived production machinery and equipment to a modified units of production depreciation method. Under this method, we record depreciation based on units produced, unless units produced drop below a minimum threshold at which point depreciation is recorded using the straight-line method. Prior to 2009, all machinery and equipment was depreciated using the straight-line method. We believe depreciating machinery and equipment based on units of production is a preferable method as it best matches the usage of assets with the revenues derived from those assets. As a result, our depreciation expense by operating segment decreased for 2009 as follows: North America - $46 million, Europe - $25 million, Latin America - $11 million and Asia - $1 million, for a total of $83 million. Net of amounts capitalized into ending inventories, operating profit increased for 2009 as follows: North America - $41 million, Europe - $19 million, Latin America - $11 million and Asia - $1 million, for a total of $72 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

As described above, our chief operating decision maker reviews each operating segment’s performance based upon operating income which excludes restructuring costs. These restructuring costs are included in operating profit on a consolidated basis and included in the Other/Eliminations column in the tables below.

	OPERATING SEGMENTS
Millions of dollars	North America	Latin America	Europe	Asia	Other/ Eliminations	Total Whirlpool
Net sales
2010	$9,784	$4,694	$3,227	$855	$(194)	$18,366
2009	9,592	3,705	3,338	654	(190)	17,099
2008	10,781	3,704	4,016	593	(187)	18,907
Intersegment sales
2010	$201	$233	$257	$197	$(888)	$—
2009	142	237	339	169	(887)	—
2008	148	219	336	161	(864)	—
Depreciation and amortization
2010	$297	$92	$107	$20	$39	$555
2009	280	77	107	18	43	525
2008	329	96	131	22	19	597
Restructuring costs (see Note 10)
2010	$42	$2	$28	$—	$2	$74
2009	35	5	74	10	2	126
2008	56	7	78	2	6	149
Operating profit (loss)
2010	$461	$668	$102	$34	$(257)	$1,008
2009	560	363	21	30	(286)	688
2008	199	478	149	10	(287)	549
Total assets
2010	$8,163	$3,618	$3,144	$775	$(116)	$15,584
2009	8,123	2,887	3,216	690	178	15,094
2008	8,038	2,094	3,592	639	(831)	13,532
Capital expenditures
2010	$330	$108	$98	$22	$35	$593
2009	276	78	116	13	58	541
2008	253	100	156	21	17	547

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (CONCLUDED)

(14) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	Three months ended
Millions of dollars, except per share data	Dec. 31		Sept. 30		Jun. 30		Mar. 31
	2010	2009	2010	2009	2010	2009	2010	2009
Net sales	$5,041	$4,864	$4,519	$4,497	$4,534	$4,169	$4,272	$3,569
Cost of products sold	4,375	4,176	3,871	3,877	3,773	3,615	3,633	3,045
Net earnings	178	102	83	93	215	86	174	73
Net earnings available to Whirlpool	171	95	79	87	205	78	164	68

Per share of common stock: (1)
Basic net earnings	2.23	1.26	1.04	1.17	2.69	1.05	2.17	0.92
Diluted net earnings	2.19	1.24	1.02	1.15	2.64	1.04	2.13	0.91
Dividends	0.43	0.43	0.43	0.43	0.43	0.43	0.43	0.43

Market price range of common stock: [2]
High	$91.28	$85.01	$96.90	$73.84	$118.44	$49.96	$91.11	$49.08
Low	72.95	65.37	71.00	41.34	86.86	28.44	73.30	19.19
Close	88.83	80.66	80.96	69.96	87.82	42.56	87.25	29.59

[1]	The quarterly earnings per share amounts will not necessarily add to the earnings per share computed for the year due to the method used in calculating per share data.
[2]	Composite price as reported by the New York Stock Exchange.

Report by Management on the Consolidated Financial Statements

The management of Whirlpool Corporation has prepared the accompanying financial statements. The financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm, whose report, based upon their audits, expresses the opinion that these financial statements present fairly the consolidated financial position, statements of income and cash flows of Whirlpool and its subsidiaries in accordance with accounting principles generally accepted in the United States. Their audits are conducted in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States).

The financial statements were prepared from the Company’s accounting records, books and accounts which, in reasonable detail, accurately and fairly reflect all material transactions. The Company maintains a system of internal controls designed to provide reasonable assurance that the Company’s books and records, and the Company’s assets are maintained and accounted for, in accordance with management’s authorizations. The Company’s accounting records, policies and internal controls are regularly reviewed by an internal audit staff.

The audit committee of the Board of Directors of the Company is composed of five independent directors who, in the opinion of the board, meet the relevant financial experience, literacy, and expertise requirements. The audit committee provides independent and objective oversight of the Company’s accounting functions and internal controls and monitors (1) the objectivity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent registered public accounting firm. In performing these functions, the committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent registered public accounting firm, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure. The committee also has the responsibility to retain and terminate the Company’s independent registered public accounting firm and exercise the committee’s sole authority to review and approve all audit engagement fees and terms and pre-approve the nature, extent, and cost of all non-audit services provided by the independent registered public accounting firm.

/S/ ROY W. TEMPLIN
Roy W. Templin
Executive Vice President and Chief Financial Officer
February 14, 2011

Management’s Report on Internal Control Over Financial Reporting

The management of Whirlpool Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a – 15(f) and 15d – 15(f) under the Securities Exchange Act of 1934. Whirlpool’s internal control system is designed to provide reasonable assurance to Whirlpool’s management and board of directors regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The management of Whirlpool assessed the effectiveness of Whirlpool’s internal control over financial reporting as of December 31, 2010. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on our assessment and those criteria, management believes that Whirlpool maintained effective internal control over financial reporting as of December 31, 2010.

Whirlpool’s independent registered public accounting firm has issued an audit report on its assessment of Whirlpool’s internal control over financial reporting. This report appears on page F-62.

/S/ JEFF M. FETTIG	/S/ ROY W. TEMPLIN
Jeff M. Fettig	Roy W. Templin
Chairman of the Board and Chief Executive Officer	Executive Vice President and Chief Financial Officer

February 14, 2011	February 14, 2011

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Whirlpool Corporation

We have audited the accompanying consolidated balance sheets of Whirlpool Corporation as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whirlpool Corporation at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As described in Notes 1 and 13 of the notes to the consolidated financial statements, effective January 1, 2009, the Company changed its method of depreciation for machinery and equipment from straight-line to modified units of production.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Whirlpool Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 14, 2011 expressed an unqualified opinion thereon.

/s/     ERNST & YOUNG LLP

Chicago, Illinois

February 14, 2011

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Whirlpool Corporation

We have audited Whirlpool Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Whirlpool Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Whirlpool Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Whirlpool Corporation as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010, and our report dated February 14, 2011 expressed an unqualified opinion thereon.

/s/     ERNST & YOUNG LLP

Chicago, Illinois

February 14, 2011

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

WHIRLPOOL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2010, 2009 and 2008

(millions of dollars)

COL. A	COL. B	COL. C		COL. D	COL. E
		ADDITIONS
Description	Balance at Beginning of Period	(1) Charged to Costs and Expenses	(2) Charged to Other Accounts / Other	Deductions —Describe	Balance at End of Period
Year Ended December 31, 2010:
Allowance for doubtful accounts— accounts receivable	$76	$17	$—	$(27)—A	$66

Year Ended December 31, 2009:
Allowance for doubtful accounts— accounts receivable	66	28	—	(18)—A	76

Year Ended December 31, 2008:
Allowance for doubtful accounts— accounts receivable	83	29	—	(46)—A	66

Note A—The amounts represent accounts charged off, less recoveries of $0 in 2010 through 2008, translation adjustments and transfers.

WHIRLPOOL CORPORATION 2000 NORTH M-63 BENTON HARBOR, MI 49022-2692

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M29818-P05587                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WHIRLPOOL CORPORATION

The Board of Directors recommends you vote FOR the following Items:

1.	Election of 8 Directors		For	Against	Abstain

	Nominees:

	1a.	Samuel R. Allen	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following Item:	1 Year	2 Years	3 Years	Abstain

	1b.	Jeff M. Fettig	☐	☐	☐	3.	Advisory vote on the frequency of holding an advisory vote on executive compensation. ☐	☐	☐	☐

	1c.	Michael F. Johnston	☐	☐	☐	The Board of Directors recommends you vote FOR the following Item:		For	Against	Abstain

	1d.	William T. Kerr	☐	☐	☐	4.	Ratification of the appointment of Ernst & Young LLP as Whirlpool’s independent registered public accounting firm for 2011.	☐	☐	☐

	1e.	John D. Liu	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following Items:		For	Against	Abstain

	1f.	Miles L. Marsh	☐	☐	☐	5.	Stockholder proposal, if properly presented at the meeting, to allow stockholder action by written consent.	☐	☐	☐

	1g.	William D. Perez	☐	☐	☐	6.	Stockholder proposal, if properly presented at the meeting, to require stockholder approval of certain future severance agreements with senior executives.	☐	☐	☐

	1h.	Michael D. White	☐	☐	☐	NOTE: I also authorize my proxies to vote FOR such other business as may properly come before the meeting or any adjournment thereof.

2.	Advisory vote on executive compensation.		☐	☐	☐

Please sign exactly as your name(s)
appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M29819-P05587

WHIRLPOOL CORPORATION

Annual Meeting of Stockholders

April 19, 2011 at 8:00 AM (Chicago time)

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint Jeff M. Fettig and Daniel F. Hopp, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WHIRLPOOL CORPORATION that the stockholder(s) is/are entitled to vote at the annual meeting of stockholders to be held at 8:00 AM, Chicago time, on April 19, 2011, at 120 E. Delaware Place, 8th Floor, Chicago, IL 60611, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side